Exhibit 10.1

RESTATED CREDIT AGREEMENT

AMONG:

NOVA CHEMICALS CORPORATION
AS BORROWER

- and -

THE TORONTO-DOMINION BANK
AS ADMINISTRATIVE AGENT

- and -

THE FINANCIAL INSTITUTIONS AND OTHER PERSONS
NAMED ON THE SIGNATURE PAGES HERETO
AS LENDERS

DATED AS OF NOVEMBER 17, 2009

TD SECURITIES

AS LEAD ARRANGER AND BOOKMANAGER

ROYAL BANK OF CANADA, HSBC BANK CANADA AND BARCLAYS BANK PLC AS DOCUMENTATION AGENTS

ARTICLE 1	INTERPRETATION	2

1.1	Definitions	2

1.2	Interpretation and Headings	33

1.3	Governing Law	34

1.4	Currency and Time References	34

1.5	Law References	34

1.6	Amendments and Waivers	35

1.7	Severability	35

1.8	Inconsistency	35

1.9	Accounting Terms and Principles	35

1.10	Amendment and Restatement	37

1.11	Schedules	38

ARTICLE 2	CREDIT FACILITY	38

2.1	Establishment of Credit Facility	38

2.2	Purpose of Credit Facility	39

2.3	Extension of Credit Facility	39

2.4	Drawdowns — Notices and Limitations	41

2.5	Rollovers and Conversions - Notices and Limitations	42

2.6	Optional Reduction of Credit Facility	44

2.7	Advances - General	44

2.8	Advances: Inter-Lender Arrangements	45

2.9	Designation of Restricted and Unrestricted Subsidiaries	45

2.10	Takeover Notification	45

2.11	Swing Line Advances	47

2.12	Increase in Total Commitment	49

ARTICLE 3	INTEREST AND FEES	50

3.1	Interest on Prime Loans	50

3.2	Interest on USBR Loans	50

3.3	Interest on LIBOR Loans	50

3.4	BA Stamping Fee	50

3.5	Fees Relating to Letters of Credit	51

3.6	Standby Fee	51

3.7	Utilization Fee	51

3.8	Agency Fees	52

3.9	Interest on Overdue Amounts	52

3.10	General Interest Provisions	52

ARTICLE 4	BANKERS’ ACCEPTANCES	53

4.1	Form of Bankers’ Acceptances	53

4.2	Purchase of Bankers’ Acceptances	53

4.3	Depository Bills and Notes Act	54

4.4	Terms of Acceptance by Lenders	54

4.5	Mechanics of Issuance	55

4.6	Escrow Funds	57

4.7	BA Equivalent Loans	57

ARTICLE 5	LETTERS OF CREDIT	58

5.1	Availability of Letters of Credit	58

5.2	Reimbursement Obligations	58

5.3	General Provisions Regarding Letters of Credit	60

ARTICLE 6	PAYMENTS	61

6.1	Repayment and Prepayment of Advances	61

6.2	Payments - General	62

6.3	Application of Payments After Default	63

ARTICLE 7	REPRESENTATIONS AND WARRANTIES	63

7.1	Representations and Warranties	63

7.2	Nature and Survival of Representations and Warranties	66

ARTICLE 8	COVENANTS	66

8.1	Affirmative Covenants	66

8.2	Negative Covenants	70

8.3	Financial Covenants	72

ARTICLE 9	CONDITIONS PRECEDENT	72

9.1	Conditions Precedent to Effectiveness	72

9.2	Conditions Precedent to Drawdown	73

9.3	Waiver of Conditions Precedent	74

9.4	Form and Substance of Documents	74

ARTICLE 10	SECURITY	74

10.1	Security	74

2

10.2	Registration	75

10.3	Sharing Security	76

10.4	Form and Amount of Security	77

10.5	After-Acquired Property	78

10.6	Continuing Security	78

10.7	Dealing with Security	78

10.8	Effectiveness	79

10.9	Release and Discharge of Security	79

10.10	Transfer of Security	79

ARTICLE 11	EVENTS OF DEFAULT	79

11.1	Events of Default	79

11.2	Effect of Events of Default	82

11.3	Right of Set-Off	83

ARTICLE 12	INCREASED COSTS	83

12.1	Increased Costs Due to Changes in Law	83

12.2	Illegality	84

12.3	Market Disruption Respecting LIBOR Loans	84

12.4	Market Disruption Respecting Bankers’ Acceptances	85

12.5	Application of Sections 12.1, 12.2, 12.3 and 12.4	87

ARTICLE 13	COSTS, EXPENSES AND INDEMNIFICATION	87

13.1	Costs and Expenses	87

13.2	General Indemnity	87

13.3	Currency Indemnity	88

13.4	LC Issuer Indemnity	89

ARTICLE 14	AGENCY AND ADMINISTRATION PROVISIONS	89

14.1	Authorization and Action	89

14.2	Procedure for Making Drawdowns	92

14.3	Remittance of Payments	93

14.4	Redistribution of Payment	93

14.5	Duties and Obligations	95

14.6	Prompt Notice to Lenders	96

14.7	Agent’s and Lenders’ Authorities	96

14.8	Lender Credit Decision	97

3

14.9	Indemnification of Agent	97

14.10	Successor Agent	98

14.11	Taking and Enforcement of Remedies	98

14.12	Adjustments Among Lenders	99

14.13	Reliance Upon Agent	100

14.14	No Liability of Agent	100

14.15	Article for Benefit of Agent and Lenders	100

14.16	Cash Collateral and Withholding from a Defaulting Lender	100

14.17	Funding Where There is a Defaulting Lender	101

ARTICLE 15	ASSIGNMENT	103

15.1	Assignment and Participation Prior to Default	103

15.2	Assignment After Event of Default	105

15.3	Assignment by Borrower	105

15.4	Replacement of Dissenting Lenders	105

ARTICLE 16	GENERAL PROVISIONS	106

16.1	Exchange and Confidentiality of Information	106

16.2	Telephone Instructions	107

16.3	Further Assurances	107

16.4	Notice	107

16.5	Non-Performance of Covenants	108

16.6	Counterparts	108

16.7	Whole Agreement	109

16.8	Credit Agreement Governs	109

16.9	Anti-Money Laundering Legislation	109

4

RESTATED CREDIT AGREEMENT

THIS AGREEMENT dated as of November 17, 2009.

AMONG:

NOVA CHEMICALS CORPORATION, a corporation subsisting under the laws of the Province of New Brunswick, as Borrower

OF THE FIRST PART

- and -

THE TORONTO-DOMINION BANK, a Canadian chartered bank, as Agent

OF THE SECOND PART

- and -

THE FINANCIAL INSTITUTIONS AND OTHER PERSONS NAMED ON THE SIGNATURE PAGES HERETO, as Lenders

OF THE THIRD PART

WHEREAS the Borrower, the Agent and the Lenders entered into the Existing Credit Agreement which established a credit facility for lawful general corporate purposes of the Borrower;

AND WHEREAS the Borrower has requested and the Lenders have agreed to enter into this Agreement to amend and restate the Existing Credit Agreement on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereby agree as follows:

ARTICLE 1
INTERPRETATION

1.1                               Definitions

In this Agreement, the following terms shall have the meanings set forth below (unless something in the subject matter or context is inconsistent therewith):

“Advance” means the extension of credit hereunder by the Lenders to the Borrower by way of the making of a Prime Loan, a USBR Loan, a LIBOR Loan, a BA Equivalent Loan or an Overdraft, the acceptance of Bankers’ Acceptances as part of a BA Issue or the issuance of Letters of Credit as part of an LC Issue; and shall include each Drawdown, Rollover and Conversion thereof.

“Affiliate” means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by or is under common control with such Person; and a Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, (i) the power to vote greater than 50% of the securities (on a fully-diluted basis) having ordinary voting power for the election of directors or managing general partners, or (ii) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent” means TD in its capacity as administrative agent for the Lenders hereunder and collateral agent for the Swap Lenders under Section 10.3, or any successor agent appointed pursuant to Section 14.10.

“Agent’s Account” means the following accounts maintained by the Agent, to which payments and transfers under this Agreement are to be effected as follows:

(i)                                     for Cdn. Dollars:

The Toronto-Dominion Bank, 66 Wellington Street West, 5th Floor,

Toronto, ON, Canada M5K 1A2

SWIFT: TDOMCATTTOR

Cdn. $ Account No.: 0360-01-2301253

Favour: TD Bank Toronto - Corporate Lending

Ref: NOVA Chemicals Corporation

(ii)                                  for U.S. Dollars:

Bank of America, 100 West 33rd Street, New York, New York

ABA: 026-009-593

SWIFT:  BOFAUS3N

U.S. $ Account No. 6550-826-336

Account with: TD Bank Toronto

SWIFT:  TDOMCATTTOR

Favour: TD Bank Toronto - Corporate Lending

U.S. $ Account No.: 0360-01-2301447

Ref: NOVA Chemicals Corporation

or such other account or accounts of the Agent as the Agent may at any time and from time to time advise the Borrower and the Lenders in writing.

“Agreement” means this restated credit agreement together with the Schedules (which form an integral part hereof) as originally executed by the Parties hereto, as the same may be amended, supplemented or replaced from time to time in accordance with the provisions hereof.

“Applicable Pricing Margin” means, as regards any Advance, the percentage rate per annum in the following table set forth below the applicable column and opposite the applicable Senior Debt to Cash Flow Ratio of the Borrower:

Level	Senior Debt to Cash Flow Ratio	BA Stamping Fee/LIBOR Loan/LC Fee	Prime Loans and USBR Loans
1	< 1.0	3.50%	2.50%
2	> 1.0 to <2.0	4.00%	3.00%
3	>2.0 to <3.0	4.75%	3.75%

provided that:

(i)                                     any change in the Applicable Pricing Margin shall become effective on the first day of the calendar month immediately following the date on which the Borrower delivers the Financial Statements (and accompanying Compliance Certificate) which reflects the applicable Senior Debt to Cash Flow Ratio; provided that if the Borrower fails to deliver the applicable Financial Statements and Compliance Certificate within the applicable time permitted by Section 8.1(f)(i) or 8.1(f)(ii), then the Applicable Pricing Margin shall be based upon Level 3 for the period from the latest date permitted hereunder for delivery of such Financial Statements and Compliance Certificate until the date of delivery thereof; and

(ii)                                  upon any change in the Applicable Pricing Margin, payments on account of any required adjustment shall be made on (A) the next Interest Payment Date (in the case of outstanding Prime Loans, USBR Loans and LIBOR Loans), (B) the earlier of the next Rollover Date or Conversion Date or, if the relevant BA Period is longer than three months, the last Banking Day of each three month period during such BA Period (in the case of outstanding Bankers’ Acceptances) and (C) the next quarterly payment date (in the case of outstanding Letters of Credit).

“Attributable Debt” means, in respect of any operating lease entered into by the Borrower or a Restricted Subsidiary as lessee with a present value of lease payments in excess of U.S. $500,000 per lease, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with

GAAP) of the net lease payments of the lessee, including all rent and payments to be made by the lessee in connection with the return of the leased property, during the remaining term of the lease (including any period for which such lease has been extended or may be extended, at the option of the lessor or lessee, in accordance with the applicable agreement) but excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labour costs and similar charges and also excluding real property leases entered into in the ordinary course of business.

“BA Discount Proceeds” means:

(i)                                     in respect of a Bankers’ Acceptance, the net cash proceeds realized from the issuance and sale of such Bankers’ Acceptance pursuant to Section 4.5 before deduction or payment of the BA Stamping Fee; and

(ii)                                  in respect of a BA Issue, the sum of the BA Discount Proceeds from all Bankers’ Acceptances accepted by the Lenders in connection with such BA Issue.

“BA Discount Rate” means:

(i)                                     with respect to any Bankers’ Acceptances accepted by a Lender, the discount rate quoted to the Borrower by the purchaser thereof for the purchase of such Bankers’ Acceptance on the date of issuance and acceptance thereof;

(ii)                                  with respect to a BA Equivalent Loan in Cdn. Dollars:

(A)                              made by a Schedule I Lender, the CDOR Rate; and

(B)                                made by any other Lender, the lesser of:  (1) the CDOR Rate plus 0.10%; and (2) the annual rate, expressed as a percentage determined by the Agent, as being the arithmetic mean (rounded up to the nearest 0.01% of the actual discount rates) for bankers’ acceptances having a comparable face value and a comparable issue and maturity date to the face value and issue and maturity date of such issue of Bankers’ Acceptances, expressed on the basis of a year of 365 days quoted by each of the Schedule II Reference Lenders, for the purchase by such Lender of Bankers’ Acceptances accepted by it, at or about 10:00 a.m. (Toronto, Ontario local time) on the date of issue of such Bankers’ Acceptances; and

(iii)                               with respect to a BA Equivalent Loan in U.S. Dollars:

(A)                              made by a Schedule I Lender, the annual rate, expressed as a percentage determined by the Agent, as being the arithmetic mean (rounded up to the nearest 0.01% of the actual discount rates) for bankers’ acceptances having a comparable face value and a comparable issue and maturity date to the face value and issue and maturity date of such issue of Bankers’ Acceptances, expressed on the basis of a year of 360 days quoted by each of the Schedule I Reference Lenders, for the purchase by such Lender of Bankers’ Acceptances accepted by it, at or about 10:00 a.m. (Toronto, Ontario local time) on the date of issue of such Bankers’ Acceptances; and

(B)                                made by any other Lender, the lesser of:  (1) the rate determined in (iii)(A) above plus 0.10%; and (2) the annual rate, expressed as a percentage determined by the Agent, as being the arithmetic mean (rounded up to the nearest 0.01% of the actual discount rates) for bankers’ acceptances having a comparable face value and a comparable issue and maturity date to the face value and issue and maturity date of such issue of Bankers’ Acceptances, expressed on the basis of a year of 360 days quoted by each of the Schedule II Reference Lenders, for the purchase by such Lender of Bankers’ Acceptances accepted by it, at or about 10:00 a.m. (Toronto, Ontario local time) on the date of issue of such Bankers’ Acceptances.

“BA Equivalent Loan” means an Advance made by a Non-BA Lender and evidenced by a Discount Note.

“BA Issue” means a Drawdown or Rollover of or Conversion into Bankers’ Acceptances.

“BA Period” means, in relation to a BA Issue, the term to maturity selected by the Borrower hereunder, commencing on the date that the relevant Bankers’ Acceptances are issued in connection with such BA Issue; provided, however, that:

(i)                                     each BA Period shall have a term of not less than five days and not longer than six months (or such shorter or longer period as may be agreed to by the Majority Lenders acting reasonably);

(ii)                                  the last day of each BA Period shall be also the first day of the next BA Period in the case of a Rollover;

(iii)                               the last day of each BA Period shall be a Banking Day and if the last day of a BA Period selected by the Borrower is not a Banking Day the Borrower shall be deemed to have selected a BA Period the last day of which is the Banking Day next following the last day of the BA Period selected unless such next following Banking Day falls in the next calendar month in which event the Borrower shall be deemed to have selected a BA Period the last day of which is the Banking Day next preceding the last day of the BA Period selected by the Borrower; and

(iv)                              the last day of all BA Periods for all BA Issues shall expire on or prior to the Maturity Date.

“BA Stamping Fee” means the fee charged by the Lenders for endorsing a Bankers’ Acceptance which shall be calculated in accordance with Section 3.4.

“Bankers’ Acceptance” means a non-interest bearing draft drawn by the Borrower in Cdn. Dollars or U.S. Dollars, accepted by a Lender and issued for value pursuant to this Agreement and includes a depository bill under the DBNA and a bill of exchange under the Bills of Exchange Act (Canada), and includes a Discount Note.

“Banking Day” means a day on which banks are open for business in Calgary (Alberta), Toronto (Ontario) and New York (New York) and, in relation to a LIBOR Loan in U.S. Dollars, a day on which dealings in U.S. Dollars may be carried on by and between prime banks in the London Interbank Eurodollar Market; but does not in any event include Saturday, Sunday or any statutory or civic holiday in the above applicable cities.

“Borrower” means NOVA Chemicals Corporation, a corporation subsisting under the laws of the Province of New Brunswick.

“Borrower’s Accounts” means the accounts of the Borrower maintained at The Toronto-Dominion Bank at such branch or office in Canada as the Borrower may, from time to time, designate with the consent of the Agent, acting reasonably.

“Borrower’s Counsel” means the Senior Vice-President, Chief Legal Officer and Corporate Secretary of the Borrower (in respect of matters which are not governed by New Brunswick law), Stewart McKelvey (in respect of matters which are governed by New Brunswick law) or any other counsel selected by the Borrower from time to time and acceptable to the Majority Lenders, acting reasonably.

“Borrowing Percentage” means, at any time and from time to time, the ratio of the U.S. Equivalent of the Outstandings to the Total Commitment.

“Cdn. Dollars” and “Cdn. $” mean lawful money of Canada for the payment of public and private debts.

“CDOR Rate” means, on any day:

(i)                                     for Bankers’ Acceptances in Cdn. Dollars which have a term to maturity of 1, 2, 3 or 6 months, the annual rate of interest determined by the Agent which is equal to the average of the yield rates per annum applicable to Cdn. Dollar bankers’ acceptances having identical issue and comparable maturity dates as the Bankers’ Acceptances proposed to be issued by the Borrower, displayed and identified as such on the Reuters Screen Page CDOR at approximately 10:00 a.m. (Toronto, Ontario local time) on such day, or if such day is not a Banking Day, then on the immediately preceding Banking Day (as adjusted by the Agent after 10:00 a.m. (Toronto, Ontario local time) to reflect any error in a posted rate of interest or in the posted average annual rate of interest); provided, however if such rates do not appear on such Reuters Screen Page CDOR, then the “CDOR Rate” shall be the discount rate applicable to Cdn. Dollar bankers’ acceptances having identical issue and comparable maturity dates and in a comparable amount to the Bankers’ Acceptances proposed to be issued by the Borrower quoted by the Agent as of 10:00 a.m. (Toronto, Ontario local time) on such day for the purchase of bankers’ acceptances accepted by the Agent, or if such day is not a Banking Day, then on the immediately preceding Banking Day; and

(ii)                                  for Bankers’ Acceptances in Cdn. Dollars which do not have a term to maturity of 1, 2, 3 or 6 months, the discount rate calculated by the Agent by a linear interpolation between the rates determined in (i) above for the closest maturity dates ending before and after the maturity date of the Bankers’ Acceptances proposed to be issued; provided, however if such rates do not appear on the Reuters Screen Page CDOR, then the “CDOR Rate” shall be the discount rate applicable to Cdn. Dollar bankers’ acceptances having identical issue and comparable maturity dates and in a comparable amount to the Bankers’ Acceptance proposed to be issued by the Borrower quoted by the Agent as of 10:00 a.m. (Toronto, Ontario local time) on such day for bankers acceptances accepted by the Agent, or if such day is not a Banking Day, then on the immediately preceding Banking Day.

“Change of Control” means:

(i)                                     any circumstances in which IPIC ceases to own, directly or indirectly, at least 51% of the issued and outstanding shares of the capital stock of the Borrower having in each case the right to vote for the election of directors of the Borrower; or

(ii)                                  any change of control or similar event under any agreement governing Net Consolidated Debt in excess of U.S. $25,000,000.

“Commitment” means, in respect of a Lender, the maximum amount which such Lender has agreed to make available to the Borrower pursuant to the Credit Facility as set out in Schedule A, as same may be adjusted from time to time in accordance with this Agreement.

“Commodity Agreement” means any agreement for the physical purchase, sale or exchange of any commodity which is entered into by the Borrower or any Restricted Subsidiary.

“Compliance Certificate” means a certificate signed by an officer of the Borrower, in substantially the form attached as Schedule B.

“Consolidated Assets” means, at the end of any Fiscal Quarter, the consolidated assets of the Borrower, as determined in accordance with GAAP and by reference to the Financial Statements.

“Consolidated Capitalization” means, at the end of a Fiscal Quarter, and as determined in accordance with GAAP on a consolidated basis (without duplication), the aggregate of (i) Consolidated Shareholders’ Equity, (ii) Net Consolidated Debt and (iii) Subordinate Shareholder Debt.

“Consolidated Cash Flow” means, for any period and as determined in accordance with GAAP on a consolidated basis in respect of the Borrower and without duplication, (i) net income, plus (ii) those amounts deducted in determining such net income for Consolidated Interest Expense, plus (iii) the provision for income taxes (including future income taxes), plus (iv) all non-cash expenses, and depreciation and amortization expense deducted in determining such net income, less (v) all non-cash items added in determining such net income; provided, however, that (A) each of the foregoing amounts shall exclude (without duplication) the amount or the effect of any extraordinary gains or losses for such period (including, without limitation, gains and losses resulting from sales of assets) and (B) Consolidated Cash Flow shall exclude amounts which would otherwise be included therein and which are attributable to the income, expenses and other relevant amounts of any Unrestricted Subsidiary or Non-Recourse Assets, except to the extent of cash which would represent that Unrestricted Subsidiary’s or Non-Recourse Assets’ contribution to Consolidated Cash Flow and which is actually received, free and clear of any recourse or adverse claims of any creditors of such Unrestricted Subsidiary or holders of Non-Recourse Debt, by the Borrower or any Restricted Subsidiary.

“Consolidated Free Cash Flow” means, for any period and as determined in accordance with GAAP on a consolidated basis in respect of the Borrower, (i) Consolidated Cash Flow, less (ii) Consolidated Interest Expense, less (iii) capital expenditures incurred by the Borrower and the Restricted Subsidiaries.

“Consolidated Interest Expense” means, in respect of any period and as determined in accordance with GAAP on a consolidated basis in respect of the Borrower and without duplication, (i) capitalized interest expense for such period, plus (ii) the aggregate cost of obtaining short-term and long-term advances of credit, reported as interest expense on the income statement for such period, including interest charges, the interest component of capital leases, discounts and stamping fees payable in respect of bankers’ acceptances and commitment or standby fees, plus (iii) dividends declared on preferred shares for such period (other than dividends payable to the Borrower or a Restricted Subsidiary), less (iv) interest income (excluding interest income earned by any Unrestricted Subsidiary); provided, however, that (A) Consolidated Interest Expense shall exclude any amounts which are attributable to the Debt of any Unrestricted Subsidiary or any Non-Recourse Debt and (B) Consolidated Interest Expense shall be adjusted to include or exclude, as applicable, any Consolidated Interest Expense associated with any Debt incurred or repaid in connection with any acquisition or disposition (the net proceeds of which exceed 5% of Consolidated Assets as shown on the most recent Financial Statements) made within the applicable period, as if that acquisition or disposition had been made at the beginning of such period (as determined in a manner satisfactory to the Majority Lenders, acting reasonably).

“Consolidated Senior Debt” means the Outstandings plus the outstanding principal amount of all Pari Passu Debt, Permitted Securitization Programs and Permitted ABL Facilities.

“Consolidated Shareholders’ Equity” means, at the end of a Fiscal Quarter, the aggregate of (i) consolidated shareholders’ equity of the Borrower, as determined in accordance with GAAP and by reference to most recent Financial Statements and (ii) the Huntsman Preferred Stock to the extent shown as a liability on such Financial Statements, but excluding consolidated shareholders’ equity allocable to Unrestricted Subsidiaries or Non-Recourse Assets.

“Contaminants” means those substances, pollutants, wastes and special wastes which are defined as contaminants, hazardous, toxic or a threat to public health or to the Environment under any applicable Environmental Law, including any radioactive materials, urea formaldehyde foam insulation, asbestos or polychlorinated biphenyls (PCB’s).

“Conversion” means a conversion of one type of Advance under the Credit Facility into another type of Advance under the Credit Facility pursuant to this Agreement and includes a conversion or deemed conversion of a Swing Line Advance into an Advance pursuant to Section 2.11(d).

“Conversion Date” means the date on which a Conversion occurs.

“Credit Facility” means the credit facility established pursuant to Section 2.1.

“DBNA” means the Depository Bills and Notes Act (Canada).

“Debenture” means a demand debenture in the principal amount of U.S. $650,000,000 dated April 2, 2003 and issued by the Borrower in favour of the Agent, as amended by the debenture amending agreement dated as of June 30, 2005, as further supplemented, amended, restated or replaced from time to time.

“Debt” means, with respect to any Person, the following determined on a consolidated basis and without duplication:

(i)                                     indebtedness for borrowed money;

(ii)                                  obligations arising pursuant to bankers’ acceptances (including payment and reimbursement obligations in respect thereof) or letters of credit and letters of guarantee (including reimbursement obligations and indemnities in respect thereof) supporting obligations which would constitute Debt within the meaning of this definition;

(iii)                               obligations under guarantees, indemnities, assurances, legally binding comfort letters or other contingent obligations relating to the indebtedness for borrowed money of any other Person or the obligations of any other Person which would constitute Debt within the meaning of this definition and all other obligations incurred for the purpose of or having the effect of providing financial assistance to another Person in respect of indebtedness for borrowed money or such other Debt obligations, including, without limitation, endorsements of bills of exchange (other than for collection or deposit in the ordinary course of business);

(iv)                              the capitalized amount of all obligations created or arising under: (A) any conditional sales agreement or other title retention agreement or (B) any capital lease;

(v)                                 the outstanding amount of any receivables securitization program including any Permitted Securitization Program; and

(vi)                              Attributable Debt in excess of the maximum amount permitted by Section 8.2(g).

“Debt to Capitalization Ratio” means, as of the last day of a Fiscal Quarter, the ratio of Net Consolidated Debt to Consolidated Capitalization at such date.

“Debt Rating” means the rating that has been most recently announced by each Designated Rating Agency for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower or any Restricted Subsidiary, as applicable.

“Default” means any event or condition which, with the giving of notice, lapse of time or upon a declaration or determination being made (or any combination thereof), would constitute an Event of Default.

“Defaulting Lender” means any Lender, as reasonably determined by the Agent:

(i)                                     that has failed to fund any payment or its portion of any Advance required to be made by it hereunder or to purchase any participation required to be purchased by it hereunder in each case within one (1) Banking Day after the date that such funding was required hereunder (unless such failure is the subject of a good faith dispute);

(ii)                                  that has notified the Borrower, the Agent or any Lender (verbally or in writing) that it does not intend to or is unable to comply with any of its funding obligations under this Agreement (unless such notice is the subject of a good faith dispute) or has made a public statement to that effect or to the effect that it does not intend to or is unable to fund advances generally under credit arrangements to which it is a party (unless such statement is the subject of a good faith dispute);

(iii)                             that has failed, within three (3) Banking Days after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Advances and participations in then outstanding Letters of Credit;

(iv)                              that has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Banking Days of the date when due, unless the subject of a good faith dispute; or

(v)                                 in respect of which a Lender Insolvency Event or a Lender Distress Event has occurred in respect of such Lender or its Lender Parent.

“Deposit Instrument” means the restated deposit instrument dated June 30, 2005 given by the Borrower to the Agent in respect of the Debenture, as supplemented, amended and replaced from time to time.

“Designated Lending Branch” means, in relation to a Lender, the branch or office designated from time to time in writing to the Agent by such Lender as the branch or office from which such Lender funds its Pro Rata Share of the Advances and to which the Agent is to forward payments by the Borrower hereunder.

“Designated Rating Agencies” means S&P and Moody’s, and “Designated Rating Agency” means either of them.

“Discount Note” means a non-interest bearing promissory note of the Borrower, denominated in Cdn. Dollars or U.S. Dollars, issued by the Borrower to a Non-BA Lender substantially in the form of Schedule M and in a form satisfactory to the Agent, the Non-BA Lender and the Borrower, each acting reasonably.

“Distribution” means:

(i)                                     any declaration or payment of dividends, partnership or trust distributions or other capital distributions by the Borrower or any Restricted Subsidiary other than in favour of the Borrower or another Restricted Subsidiary;

(ii)                                  any redemption, retraction, purchase or other acquisition of shares, partnership interests or trust units, directly or indirectly, in the capital of the Borrower or any Restricted Subsidiary other than where the proceeds thereof are paid to the Borrower or another Restricted Subsidiary; or

(iii)                               any payment of principal or interest in respect of Subordinated Shareholder Debt;

whether any of the foregoing is made, paid or satisfied in or for cash, property or both.

“Drawdown” means any Advance which results in an increase in the Outstandings.

“Drawdown Date” means the date on which a Drawdown occurs.

“Effective Date” means November 20, 2009.

“Environment” means each and every component of the earth, including, without limitation, all layers of the atmosphere, air, land (including, without limitation, all underground spaces and cavities and all lands submerged under water), soil, water (including, without limitation, surface and underground water), organic and inorganic matter and living organisms, and the interacting natural systems that include the components referred to in this definition.

“Environmental Laws” means any Laws relating, in whole or in part, to the protection or enhancement of the Environment, including with respect to occupational safety, product liability, public health, public safety and transportation or handling of dangerous goods.

“Event of Default” means each of the events described in Section 11.1.

“Existing Credit Agreement” means the restated credit agreement dated March 12, 2008 among the Borrower, The Toronto-Dominion Bank as agent and the lenders party thereto, as amended by the first amending agreement dated January 28, 2009 and by a second amending agreement dated May 29, 2009.

“Existing Securitization Program” means the receivables purchase transactions effected pursuant to the following agreements and the documents executed in connection therewith:

(i)                                     the Second Amended and Restated Receivables Purchase Agreement dated as of May 7, 2007, as amended, among the Borrower and NOVA Chemicals (Canada) Ltd. as sellers, JPMorgan Chase Bank, NA, as agent, and various purchasers party thereto, having purchaser commitments of Cdn. $60,000,000 as at the date hereof;

(ii)                                  (A) the Second Amended and Restated Receivables Purchase Agreement dated as of November 8, 2006, as amended, among NOVA Chemicals Receivables Corporation, as seller, Citicorp North America, Inc., and The Bank of Nova Scotia as managing agents, JPMorgan Chase Bank, NA, as administrative agent and a managing agent, and various purchasers party thereto, having purchaser commitments of U.S. $70,000,000 as at the date hereof, and “Related Security” and “Collections” related thereto (as such terms are defined in the agreements referred to above) and (B) the Receivables Sale Agreement dated as of October 29, 1999 among NOVA Chemicals Receivables Corporation, as buyer, and NOVA Chemicals Inc., as seller;

in each case as amended, renewed, restated or otherwise modified from time to time, provided that the property that is the subject matter of such purchases, with limited exceptions, continues to be, “Receivables” and all “Collections”, each “Collection Account”, all “Related Security” and all other rights and payments relating to such “Receivables” (as each such term is defined in the applicable agreement identified above), consisting generally of accounts receivable arising in connection with the sale of goods or the rendering of services.

“Extension Request” means a written request from the Borrower to the Agent, in substantially the form attached as Schedule F, requesting an extension of the Maturity Date.

“Federal Funds Rate” means, for any day, the rate of interest per annum set forth in the weekly statistical release, or any successor publication, published by the Board of Governors of the Federal Reserve of the United States of America (including any such successor), designated as “H.15(519)” for such day opposite the caption “Federal Funds (Effective)”.

“Financial Statements” means the financial statements of the Borrower (including the notes thereto) which shall be consolidated unless expressly provided otherwise and shall include a balance sheet, a statement of earnings (or loss) and a statement of cash flows, together with comparative figures in each case (where a comparative period on an earlier statement exists), all prepared, maintained and stated in accordance with GAAP.

“Fiscal Quarter” means a three month period ending on March 31, June 30, September 30 or December 31 of a Fiscal Year.

“Fiscal Year” means a twelve month period ending on December 31.

“Fixed Charge Assets” means the rights and interests held by the Borrower in the real property assets described in Schedule “A” to the Debenture.

“GAAP” means generally accepted accounting principles which are in effect from time to time in Canada as recommended in the Handbook of the Canadian Institute of Chartered Accountants.

“Governmental Authority” means:

(i)                                     any government, parliament or legislature, any regulatory or administrative authority, agency, commission or board, judicial, administrative or arbitral court, authority, tribunal or commission and any other statute, rule or regulation making entity having jurisdiction, in each case under applicable Laws, in the relevant circumstances; and

(ii)                                  any person acting under the authority of any of the foregoing or under a statute, rule or regulation thereof.

“Governmental Authorization” means, in respect of any transaction, Person or event, any authorization, exemption, license, permit, franchise or approval from, or any filing or registration with, any Governmental Authority applicable to such transaction, Person or event or to any of such Person’s business, undertaking or property, including those required under any Environmental Law, and “Governmental Authorizations” means any and all of the foregoing.

“Hedging Agreement” means:

(i)                                     any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds or indexes based on any of the foregoing;

(ii)                                  any option, futures or forward contract traded on an exchange; or

(iii)                               any other derivative agreement or other similar agreement or arrangement.

“Huntsman Preferred Stock” means the Series A Preferred Stock of NOVA Chemicals Inc.

“Huntsman Preferred Stock Obligations” means the obligations of: (i) NOVA Chemicals Inc. under the total return swap transaction entered into with The Bank of Nova Scotia as evidenced by way of an amended and restated confirmation dated December 5, 2008 as amended by a first amendment thereto dated February 22, 2009 and a second amendment thereto dated May 29, 2009 and as further amended from time to time; and (ii) the Borrower under a guarantee dated June 15, 2001 granted by the Borrower in favour of The Bank of Nova Scotia in respect of the obligations of NOVA Chemicals Inc. under such total return swap transaction as amended from time to time; provided that no such amendment entered into after the date hereof shall increase the maximum amount of the Huntsman Preferred Stock Obligations secured by the Security.

“Interest Payment Date” means:

(i)                                     in relation to a Prime Loan or USBR Loan, the third Banking Day of each calendar month; and

(ii)                                  in relation to a LIBOR Loan, the last day of each applicable LIBOR Period and, if any LIBOR Period is longer than three months, the last Banking Day of each such three month period during such LIBOR Period.

“IPIC” means International Petroleum Investment Company, a corporation formed under the laws of the Emirate of Abu Dhabi.

“Laws” means all constitutions, treaties, laws (including principles of common law and equity), statutes, codes, ordinances, orders, decrees, rules, regulations and municipal by-laws, whether domestic, foreign or international, any and all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority, and any policies, directives, voluntary restraints, practices or guidelines of any Governmental Authority having the force of law and binding on the Borrower or any Subsidiary or any of their property and assets.

“LC Fee” means the fee charged by the Lenders for issuing a Letter of Credit which shall be calculated by the LC Issuer in accordance with its customary practice on the basis of the Applicable Pricing Margin in effect from time to time and the maximum amount and term of such Letter of Credit.

“LC Issue” means a Drawdown or Rollover of a Letter of Credit under the Credit Facility.

“LC Issuer” means any Lender or Lenders which is designated hereunder as the issuing bank for Letters of Credit (and shall be deemed to include the Affiliates of such Lender); provided that:

(i)                                     each such designation shall be made by the Borrower and shall require the consent of the applicable Lender and the Agent;

(ii)                                  the Borrower may at any time terminate the designation of a Lender as an LC Issuer, or any LC Issuer may at any time resign from being an LC Issuer, in each case by delivery to the Agent and the other Party of written notice to that effect; provided that such termination or resignation will not affect any outstanding Letters of Credit previously issued by such LC Issuer prior to such termination or resignation;

(iii)                               the Borrower may at any time alter the maximum amount of Letters of Credit issuable by any LC Issuer (subject to Section 5.1(b)) and/or designate another Lender as LC Issuer either in place of any existing LC Issuer or in addition to any existing LC Issuer, in each case by delivery to the Lenders of written notice to that effect executed by the Borrower (with the consent of the Agent in all cases and the consent of such existing LC Issuer, in the case of the alteration of such maximum amount, or the consent of such new LC Issuer in the case of the designation of a new LC Issuer); and

(iv)                              if an LC Issuer ceases to be a Lender hereunder, then such Person shall be replaced as LC Issuer.

“Lease Subordination Agreements” means the two lease subordination agreements dated April 2, 2003 and December 15, 2004, each among the

Borrower, NOVA Chemicals (Canada) Ltd. and the Agent on behalf of the Lenders, as supplemented, amended and replaced from time to time.

“Lender Assignment Agreement” means a lender assignment agreement substantially in the form of Schedule G.

“Lender Distress Event” means, in respect of a given Lender, such Lender or its Lender Parent is subject to a forced liquidation, merger, sale or other change of control supported in whole or in part by guarantees or other support (including, without limitation, the nationalization or assumption of ownership or operating control by the Government of the United States, Canada or any other Governmental Authority) or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Lender or Lender Parent or their respective assets to be, insolvent or bankrupt;

“Lender Insolvency Event” means, in respect of a given Lender, such Lender or its Lender Parent:

(i)                                     is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(ii)                                  becomes insolvent, is deemed insolvent by applicable law or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(iii)                               makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(iv)                              (A) institutes, or has instituted against it by a regulator, supervisor or any similar Governmental Authority with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, (x) a proceeding pursuant to which such Governmental Authority takes control of such Lender’s or Lender Parent’s assets, (y) a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy, insolvency or winding-up law or other similar law affecting creditors’ rights, or (z) a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar Governmental Authority; or (B) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy, insolvency or winding-up law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a person or entity not described in clause (A) above and either (x) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (y) is not dismissed, discharged, stayed or restrained in each case within 15 days of the institution or presentation thereof;

(v)                                 has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(vi)                              seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or a substantial portion of all of its assets;

(vii)                           has a secured party take possession of all or a substantial portion of all of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case, within 15 days thereafter;

(viii)                        causes or is subject to any event with respect to it which, under the applicable law of any jurisdiction, has an analogous effect to any of the events specified in subparagraphs (i) to (vii) above, inclusive; or

(ix)                                takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing.

“Lender Parent” means any person that directly or indirectly controls a Lender and, for the purposes of this definition, “control” shall have the same meaning as set forth in the definition of “Affiliate” contained herein.

“Lenders” means the financial institutions and other Persons named on the signature pages hereto as “Lenders” and any other financial institutions or Persons which become party to this Agreement as “Lenders” pursuant to Article 15 and their respective successors and permitted assigns, and “Lender” means any one of them, as the context requires.

“Lenders’ Counsel” means Macleod Dixon LLP and its successors, or any other counsel approved by the Agent from time to time and acceptable to the Borrower, acting reasonably.

“Letter of Credit” means a standby letter of credit or letter of guarantee in Cdn. or U.S. Dollars (or any other currency acceptable to the LC Issuer and the Agent each acting reasonably) issued by the LC Issuer at the request and for the account of the Borrower pursuant to this Agreement.

“LIBOR” means, with respect to any LIBOR Period applicable to a LIBOR Loan, the rate determined by the Agent, based on a 360 day year for U.S. Dollars, as the interest rate per annum appearing on Reuters Page LIBOR01 (or if such Reuters Page LIBOR01 shall not be available, on Telerate Page 3750 or if such Telerate

Page shall not be available, any successor or similar services as may be selected by the Agent) for a period equal to the number of days in the applicable LIBOR Period, for deposits in U.S. Dollars of amounts comparable to the principal amount of such LIBOR Loan to be outstanding during such LIBOR Period, at or about 11:00 a.m. (London, England time) on the date which is 2 Banking Days prior to the first day of such LIBOR Period; provided that if neither the Reuters Page LIBOR01, Telerate Page nor any successor or similar service is available, then “LIBOR” shall mean, with respect to any LIBOR Period applicable to a LIBOR Loan, the rate determined by the Agent, based on a 360 day year for U.S. Dollars, rounded upwards, if necessary, to the nearest whole multiple of one-sixteenth of one percent (1/16th%), at which the Agent, in accordance with its normal practice, would be prepared to offer to leading banks in the London interbank market for delivery by the Agent on the first day of the applicable LIBOR Period for a period equal to the number of days in such LIBOR Period, deposits in U.S. Dollars of amounts comparable to the principal amount of such LIBOR Loan to be outstanding during such LIBOR Period, at or about 11:00 a.m. (London, England time) on the date which is 2 Banking Days prior to the first day of such LIBOR Period; and provided further that for any LIBOR Period less than seven days, the LIBOR shall be deemed to be equivalent to the rate for a LIBOR Period with the same commencement date but a term of seven days.

“LIBOR Loan” means a Drawdown or Rollover of or Conversion into U.S. Dollars for which LIBOR is the reference interest rate.

“LIBOR Period” means, in relation to a LIBOR Loan, the interest period selected by the Borrower hereunder, commencing on the relevant Drawdown Date, Rollover Date or Conversion Date for such LIBOR Loan; provided, however, that:

(i)                                     each LIBOR Period shall have a term of not less than five days and not longer than six months (or such shorter or longer period as may be agreed to by the Majority Lenders acting reasonably) and shall be subject to the availability of a market for LIBOR Loans of such term;

(ii)                                  the last day of each LIBOR Period shall be also the first day of the next LIBOR Period in the case of a Rollover;

(iii)                               the last day of each LIBOR Period shall be a Banking Day and if the last day of a LIBOR Period selected by the Borrower is not a Banking Day the Borrower shall be deemed to have selected a LIBOR Period the last day of which is the Banking Day next following the last day of the LIBOR Period selected unless such next following Banking Day falls in the next calendar month in which event the Borrower shall be deemed to have selected a LIBOR Period the last day of which is the Banking Day next preceding the last day of the LIBOR Period selected by the Borrower; and

(iv)                              the last day of all LIBOR Periods for all LIBOR Loans shall expire on or prior to the Maturity Date.

“Lien” means any mortgage, charge, pledge, lien, hypothec, assignment by way of security, conditional sale or title retention agreement (including, without limitation, a capital lease but excluding an operating lease), security created under the Bank Act (Canada) or any other encumbrance or security interest, howsoever created or arising, whether absolute or contingent, fixed or floating, legal or equitable, perfected or otherwise, and any other interest in property or assets that, in each case, secures payment or performance of an obligation, but does not include a right of set-off created in the ordinary course of business (other than a cash deposit intended to secure payment or performance of an obligation).

“Loan Documents” means this Agreement, the Security Documents, all Bankers’ Acceptances, certificates and notices given by the Borrower hereunder and any Restricted Subsidiary Guarantees given by any Restricted Subsidiary from time to time hereunder.

“Loan Indebtedness” means the aggregate, at any time, of:

(i)                                     the Outstandings;

(ii)                                  all accrued and unpaid interest including interest on overdue and unpaid interest payable by the Borrower hereunder; and

(iii)                               all fees, indemnities and other amounts payable by the Borrower hereunder or under the other Loan Documents.

“Majority Lenders” means, at any time, any one or more Lenders holding Commitments which in the aggregate exceed 66 2/3% of the Total Commitment at such time.

“Material Adverse Effect” means any event(s), act(s) or condition(s) that individually or in the aggregate have or would reasonably be expected to have a material adverse effect upon:

(i)                                     the business, operations, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries on a consolidated basis taken as a whole;

(ii)                                  the ability of the Borrower to perform its obligations under the Loan Documents; or

(iii)                               the validity or enforceability of any of the Loan Documents or any rights or remedies under any thereof against the Borrower.

“Maturity Date” means November 17, 2012, subject to the extension provisions in Section 2.3).

“Moody’s” means Moody’s Investors Services, Inc. and its successors, or any replacement rating agency acceptable to the Majority Lenders.

“Net Consolidated Debt” means, at the end of any Fiscal Quarter and as determined on a consolidated basis (but excluding Debt of Unrestricted Subsidiaries and Non-Recourse Debt), all Debt of the Borrower, less (i) the aggregate amount of all cash and short-term investments (other than asset-backed commercial paper) held by the Borrower and shown as cash on the consolidated balance sheet of the Borrower; provided that such cash and short-term investments (or the applicable financial institutions) are rated at least A-1 (or A-2 in the case of commercial paper) by S&P or P-1 (or P-2 in the case of commercial paper) by Moody’s and are not encumbered by any Liens and (ii) the Huntsman Preferred Stock to the extent included in such Debt of the Borrower; and provided further that Net Consolidated Debt shall exclude (i) the Debt, cash and short-term investments of any Unrestricted Subsidiaries, (ii) any cash or short-term deposits which are not on deposit with or issued by a Lender or a Lender’s Affiliate and (iii) any cash and short-term investments which constitute Non-Recourse Assets.

“Non-BA Lender” means:

(i)                                     a Lender that is resident in Canada for the purposes of the Income Tax Act (Canada) but that is not a Canadian chartered bank or a Schedule III Lender; or

(ii)                                  a Lender that elects not to accept Bankers’ Acceptances for all or any part of its Pro Rata Share of any BA Issue.

“Non-Defaulting Lender” means a Lender that is not a Defaulting Lender.

“Non-Recourse Assets” means assets which secure Non-Recourse Debt.

“Non-Recourse Debt” means indebtedness (and all renewals, extensions and refinancings of such indebtedness) incurred by the Borrower or a Restricted Subsidiary to an arm’s length lender to finance the construction, development, improvement or acquisition of assets where the recourse of the lender of such indebtedness (or any agent, trustee, receiver or other person acting on behalf of the lender in respect of such indebtedness) against the Borrower or any Restricted Subsidiary, or any judgment in respect of such indebtedness, is limited, in all circumstances (other than in respect of false or misleading representations, warranties and covenants customary in limited recourse financing, in respect of which the lender’s recourse may be expanded to include recourse against the Borrower or such Restricted Subsidiary, as applicable, on an unsecured basis) to the assets constructed, developed, improved or acquired (including all personal property arising from or relating to such assets); provided that such indebtedness is incurred within 270 days after the relevant assets are constructed, developed, improved or acquired (although if a commitment in respect of such indebtedness is obtained prior to or within such 270 day period and the related security interest is created within 90 days after the expiration of the 270 day period, such indebtedness shall be deemed to comply with the requirements of this proviso).

“Noon Rate” means, in relation to the conversion of one currency into another currency, the rate of exchange for such conversion as quoted by the Bank of Canada (or, if not so quoted, the spot rate of exchange quoted for wholesale transactions by the Agent in Toronto, Ontario in accordance with its normal practice) at approximately 12:00 noon (Toronto, Ontario local time) on the Banking Day that such conversion is to be made, or if such conversion is to be made before 12:00 noon on the date immediately preceding the Banking Day of conversion.

“Notice of Borrowing” means a Notice of Drawdown, Notice of Rollover or Notice of Conversion, as applicable.

“Notice of Drawdown” means a notice by the Borrower to the Agent substantially in the form of Schedule D.

“Notice of Rollover/Conversion/Repayment” means a notice by the Borrower to the Agent substantially in the form of Schedule E.

“Outstandings” means the aggregate, at any time, of:

(i)                                     the aggregate outstanding principal amount of all Prime Loans, USBR Loans, LIBOR Loans and Overdrafts under the Credit Facility;

(ii)                                  the aggregate face amount of all outstanding and unpaid Bankers’ Acceptances (including BA Equivalent Loans) under the Credit Facility; and

(iii)                               the aggregate stated maximum amount of all outstanding and undrawn Letters of Credit under the Credit Facility.

“Overdrafts” means overdrafts on the accounts of the Borrower maintained with the Swing Line Lender for the purpose of, among other things, obtaining Swing Line Advances and which overdrafts shall accrue interest at the same rate per annum as Prime Loans (for amounts denominated in Cdn. Dollars) or USBR Loans (for amounts denominated in U.S. Dollars) and such interest shall be payable in accordance with the Swing Line Lender’s customary practices.

“Pari Passu Debt” means Debt, other than Debt under the Credit Facility, which is secured on a pari passu basis with the Credit Facility and is incurred in compliance with the following conditions:

(i)                                     the outstanding principal amount of all such Pari Passu Debt cannot exceed U.S. $200,000,000 less any Senior Secured Swap Obligations in excess of U.S. $150,000,000;

(ii)                                  the aggregate of the Total Commitment plus the maximum amount of all such Pari Passu Debt cannot exceed U.S. $500,000,000;

(iii)                               at the time of incurrence of such Pari Passu Debt, the Borrower must be in pro forma compliance with the financial covenants in Section 8.3;

(iv)                              the holders of such Pari Passu Debt will be required to enter into an intercreditor agreement in a form substantially similar to Schedule J, subject to such modifications thereto as may be approved by the Majority Lenders acting reasonably;

(v)                                 no Default or Event of Default has occurred and is continuing at the time of the incurrence of such Pari Passu Debt; and

(vi)                              the incurrence of such Pari Passu Debt is permitted by the negative pledges in the Public Indentures.

“Parties” means the Borrower, the Agent and the Lenders and their respective successors and permitted assigns, and “Party” means, as the context requires, any one of the Parties.

“Pembina Storage Lien” means the subordinated debenture dated June 24, 2003 in the maximum principal amount of Cdn.$90,000,000 which encumbers the Fixed Charge Assets located in Alberta and was granted by the Borrower to Pembina Pipeline Corporation as collateral security for the Borrower’s obligations under the storage agreement dated May 13, 2003 between the Borrower, Dow Chemical Canada Inc. and Fort Saskatchewan Ethylene Storage Limited Partnership.

“Permitted ABL Facility” means a credit facility entered into by the Borrower or any Restricted Subsidiary with an arm’s length lender on reasonable commercial terms which is secured only by accounts receivable; provided that the aggregate principal amount of such credit facility or facilities and all receivables-based Permitted Securitization Programs cannot exceed U.S. $300,000,000.

“Permitted Contest” means action taken by the Borrower or a Restricted Subsidiary in good faith by appropriate proceedings diligently pursued to contest any Taxes, claim or Lien; provided that:

(i)                                     the Borrower or such Restricted Subsidiary has established reasonable reserves therefor if and to the extent required by GAAP; and

(ii)                                  proceeding with such contest could not have a Material Adverse Effect.

“Permitted Distributions” means dividends or capital distributions by the Borrower or a Restricted Subsidiary, or interest payments on Subordinate Shareholder Debt; provided that (i) the aggregate amount thereof during any consecutive four Fiscal Quarters does not exceed the greater of (A) 55% of

Consolidated Free Cash Flow for such four Fiscal Quarters, (B) U.S. $10,000,000 or (C) such greater amount as may be approved by the Majority Lenders, (ii) no such Distribution may occur if a Default or Event of Default has occurred and is continuing or would result therefrom and (iii) other than in respect of regularly scheduled payments in respect of Subordinate Shareholder Debt, at least 30 days’ prior written notice of each such distribution or payment shall be provided to the Agent.

“Permitted Hedging” means non-speculative Hedging Agreements and Commodity Agreements entered into by the Borrower or a Restricted Subsidiary in the ordinary course of business; provided that such hedging or purchases do not exceed the anticipated commodity inputs (in the case of commodity hedging and purchases), the anticipated indebtedness for borrowed money (in the case of interest rate hedging) or the anticipated revenue (in the case of currency hedging) and further provided that the Huntsman Preferred Stock Obligations shall be included as Permitted Hedging.

“Permitted Liens” means, with respect to the Borrower or any Restricted Subsidiary:

(i)                                     undetermined or inchoate Liens arising in the ordinary course of and incidental to construction or current operations of such Person (including, without limitation, liens of carriers, builders, warehousemen, mechanics, materialmen and landlords) which have not been filed pursuant to law against such Person or in respect of which no steps or proceedings to enforce such Lien have been initiated or which relate to obligations which are not due or delinquent or such Liens are subject to a Permitted Contest;

(ii)                                  Liens incurred or created in the ordinary course of business and in accordance with sound industry practice in respect of the joint operation of production or processing facilities as security in favour of any other person conducting the development or operation of the property to which such Liens relate for its portion of the costs and expenses of such development or operation, provided such costs or expenses are not due or delinquent or such Liens are subject to a Permitted Contest;

(iii)                               easements, rights-of-way, covenants, oil and gas leases, production payments, mineral and royalty interests, servitudes, licenses, zoning or other similar rights or restrictions in respect of property owned, leased or otherwise held by such Person, whether or not recorded (including, without limitation, rights-of-way and servitudes for railways, sewers, drains, pipe lines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) which, either alone or in the aggregate, do not materially detract from the value of such property or materially impair its use in the operation of the business of such Person;

(iv)                              any Lien or trust arising in connection with workers’ compensation, unemployment insurance, pension and employment laws or regulations; provided that each such Lien or trust must only secure sums not overdue or sums subject to a Permitted Contest;

(v)                                 the right reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, easement, license, franchise, grant or permit acquired by such Person, or by any statutory provision to terminate any such lease, easement, license, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

(vi)                              Liens for Taxes, assessments or other governmental charges or levies which are not at the time delinquent or such Liens are subject to a Permitted Contest;

(vii)                           all reservations in the original grant from the Crown of any lands and premises or any interests therein and all statutory exceptions, qualifications and reservations in respect of title;

(viii)                        public and statutory Liens not yet due arising by operation of Law;

(ix)                                Liens resulting from the deposit of cash as security when the Borrower or a Restricted Subsidiary is required to do so by a Governmental Authority or Liens (including, for certainty, the Pembina Storage Lien) granted in the ordinary course of business for the purpose of carrying on same in connection with licences, tenders or similar matters or contracts for the purchase, storage or transportation of consumable fuel, power or feedstock supplies (or to collateralize letters of credit issued in support of such contracts) or to secure surety or appeal bonds or to secure costs of litigation when required by law; provided that (A) each of the foregoing Liens must only secure sums not overdue or sums subject to a Permitted Contest and (B) in the case of any of the foregoing Liens (excluding the Pembina Storage Lien), no such Liens shall encumber all or substantially all of the assets of the grantor;

(x)                                   judgment Liens, but only for so long as enforcement thereof is stayed (whether by appeal and bonding, order of a court, agreement, or otherwise) or such Liens are subject to a Permitted Contest;

(xi)                                the interest of any owner in goods delivered on consignment prior to the transfer of title to the Borrower or any Restricted Subsidiary;

(xii)                             any Lien in favour of the Borrower or in favour of a Restricted Subsidiary which has given an outstanding Restricted Subsidiary Guarantee;

(xiii)                          imperfections in title and restrictions on any property existing at the time such property was acquired and not created in contemplation of such acquisition and in respect of which the Borrower or the applicable Restricted Subsidiary has provided to the Agent an undertaking to have such imperfection or restriction remedied or removed within 120 days of the date such property was acquired;

(xiv)                         any Lien on any asset or undertaking of a Restricted Subsidiary which exists prior to the date on which it becomes a Restricted Subsidiary and which was not incurred in contemplation of such Person becoming a Restricted Subsidiary and in respect of which the applicable Restricted Subsidiary has provided to the Agent an undertaking to have such Lien discharged within 120 days of the date such Restricted Subsidiary became a Restricted Subsidiary;

(xv)                            Liens incurred or created in the ordinary course of business in favour of partners, co-owners or joint venturers arising pursuant or in relation to partnership, co-ownership or joint venture agreements, provided the obligations secured by such Liens are not due or delinquent or such Liens are subject to a Permitted Contest;

(xvi)                         leases or subleases of property granted by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xvii)                      Liens which secure Permitted Non-Recourse Debt;

(xviii)                   Liens which secure any Permitted Securitization Program or Permitted ABL Facility;

(xix)                           Liens securing Pari Passu Debt;

(xx)                              Liens in the form of cash collateral which is wholly funded by an unsecured lender to collateralize any bankers’ acceptances or letters of credit which are outstanding under any unsecured credit facility established by such lender in favour of the Borrower or any Restricted Subsidiary; provided that such cash collateral may only be funded after the commencement of insolvency proceedings by or against the Borrower or such Restricted Subsidiary;

(xxi)                           Liens in the form of cash collateral which is posted as security for the Huntsman Preferred Stock Obligations; provided that the aggregate principal amount of such cash collateral does not exceed U.S.$75,000,000;

(xxii)                        any other Liens not referred to in this definition of Permitted Liens (including purchase money Liens and capital leases) but only if the aggregate amount secured by all such Liens does not exceed U.S.$50,000,000;

(xxiii)                     any extension, renewal, alteration, substitution or replacement, in whole or in part, of any Lien referred to in the foregoing clauses, provided the extension, renewal, alteration, substitution or replacement of such Lien is limited to all or any part of the same property that secured the Lien extended, renewed, altered, substituted or replaced and the principal amount of the indebtedness secured thereby is not thereby increased; and

(xxiv)       the Security and any other Liens in favour of the Lenders or consented to in writing by the Lenders;

provided that nothing in this definition shall in and of itself cause the Loan Indebtedness to be subordinated in priority to any Permitted Liens.

“Permitted Merger” means any transaction or series of transactions whereby the Borrower or any Restricted Subsidiary amalgamates with the Borrower and/or any one or more Restricted Subsidiaries or whereby all or a significant part of the undertaking, property and assets of any Restricted Subsidiary would become the property of the Borrower or any other Restricted Subsidiary, whether by way of reconstruction, reorganization, recapitalization, consolidation, merger, transfer, sale or otherwise.

“Permitted Non-Recourse Debt” means (i) Non-Recourse Debt incurred by Joffre Cogeneration Funding Corporation on behalf of the owners of the co-generation facility at Joffre, Alberta and (ii) other Non-Recourse Debt which does not exceed an aggregate outstanding principal amount of U.S. $250,000,000.

“Permitted Securitization Program” means (a) the Existing Securitization Program, and (b) any receivables or feedstock securitization program entered into by the Borrower or any Restricted Subsidiary which meets all of the following criteria:

(i)                                     the assets to be securitized in such transaction, with limited exceptions, are generally either (A) accounts receivable arising in connection with the sale of goods or rendering of services or (B) feedstock inventory;

(ii)                                  the transfer of such assets is structured as a non recourse true sale (other than certain limited exceptions which are consistent with those in the Existing Securitization Program); and

(iii)                               such transaction is entered into with an arm’s length purchaser and on reasonable commercial terms.

provided that (A) the aggregate principal amount of all receivables-based Permitted Securitization Programs and all Permitted ABL Facilities cannot exceed U.S.$300,000,000 and (B) the maximum volume of all feedstock-based Permitted Securitization Programs cannot exceed 2,500,000 barrels or equivalent.

“Person” means an individual, a partnership, a corporation, a limited liability company, a trust, an unincorporated organization, a union, a government or any department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual, and words importing persons have a similar meaning.

“Prime Loan” means a Drawdown of or Conversion into Cdn. Dollars for which Prime Rate is the reference interest rate.

“Prime Rate” means, for any day, the greatest of:

(i)                                     the variable rate of interest (expressed as a rate per annum) which the Agent establishes from time to time as the reference rate of interest which it employs in order to determine the interest rate it will charge for demand loans in Cdn. Dollars to its customers in Canada and which it publicly announces as its prime rate;

(ii)                                  the average rate for one month bankers’ acceptances which rate is shown on the display referred to as the Reuters Screen Page CDOR at 10:00 a.m. (Toronto, Ontario local time) on such day, plus 1.00%; provided that if for any reason this rate is unavailable, the “Prime Rate” shall be the rate specified in (i) above (unless (iii) below applies); and

(iii)                               in the case of Swing Line Advances made by way of Prime Loans, the cost of funds which the Swing Line Lender quotes from time to time.

“Pro Rata Basis” means in proportion to the Commitments of all Lenders.

“Pro Rata Share” means, at any time and in relation to any Lender and any amount, the proportionate share of such amount which is calculated by multiplying such amount by a fraction, the numerator of which is the Commitment of such Lender at such time and the denominator of which is the Total Commitment at such time.

“Public Indentures” means the trust indentures which govern any long term bonds or notes issued by the Borrower or any Restricted Subsidiary from time to time including the trust indentures dated:  (i) as of August 28, 2000 between the Borrower and CIBC Mellon Trust Company in respect of Cdn. $250,000,000 of 7.85% senior notes due August 30, 2010, (ii) as of September 21, 1995 between the Borrower (as successor to Novacor Chemicals Ltd.) and Bank One Trust Company, NA (as successor in interest to The First National Bank of Chicago), as trustee, in respect of U.S. $100,000,000 of 7 7/8% debentures due 2025, (iii) as of January 13, 2004 between the Borrower and U.S. Bank National Association, as trustee, in respect of U.S. $400,000,000 of 6 ½% Senior Notes due 2012, (iv) as of October 31, 2005 between the Borrower and U.S. Bank National Association, as trustee, in respect of U.S$400,000,000 of Senior Floating Rate Notes due 2013 and (v) as of October 16, 2009 between the Borrower and U.S. Bank National Association, as trustee, in respect of U.S.$350,000,000 of Senior Notes due 2016 and U.S.$350,000,000 of Senior Notes due 2019.

“Release” includes releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the Environment.

“Renewal Date” means November 17 of each year.

“Restricted Subsidiaries” means any Subsidiaries designated as such by written notice from the Borrower to the Agent in accordance with Section 2.9(a), unless and until any such entity is designated as no longer being a Restricted Subsidiary in accordance with Section 2.9(b).

“Restricted Subsidiary Debt” means, without duplication, the aggregate amount of Debt in respect of which any Restricted Subsidiary is the principal obligor or a guarantor, including any Attributable Debt incurred by any Restricted Subsidiary in excess of 7.5% of Consolidated Assets within the Restricted Subsidiaries but excluding:  (A) the Loan Indebtedness, (B) Debt owing to the Borrower or another Restricted Subsidiary, (C) Debt owing by the principal debtor (but not a general guarantor) under a Permitted ABL Facility, (D) Debt owing by the principal debtor (but not a general guarantor) under any Permitted Securitization Program, (E) Permitted Non-Recourse Debt and (F) Subordinate Shareholder Debt.

“Restricted Subsidiary Guarantee” means a guarantee of the Loan Indebtedness given by a Restricted Subsidiary substantially in the form of Schedule C.

“Reuters Screen Page CDOR” means the display designated as page CDOR on the Reuters Monitor Money Service or such other page as may, from time to time, replace the Reuters Screen Page CDOR on that service for the purpose of displaying bid quotations for bankers’ acceptances of leading Schedule I chartered banks.

“Rollover” means:

(i)                                     in relation to a LIBOR Loan, the continuation of all or any portion of such LIBOR Loan for an additional LIBOR Period after the initial or any subsequent LIBOR Period applicable thereto;

(ii)                                  in relation to a BA Issue, the issuance of new Bankers’ Acceptances in respect of all or any portion of Bankers’ Acceptances maturing at the end of the BA Period applicable thereto; and

(iii)                               in relation to an LC Issue, the issuance of new Letters of Credit or extension of then existing Letters of Credit in respect of all or any portion of then existing Letters of Credit.

“Rollover Date” means the date on which a Rollover occurs.

“S&P” means Standard & Poor’s Rating Group, a division of McGraw Hill Companies Inc., and its successors, or any replacement rating agency acceptable to the Majority Lenders.

“Schedule I Lender” means a Lender which is a Schedule I chartered bank under the Bank Act (Canada).

“Schedule I Reference Lenders” means up to two Schedule I Lenders which are designated as such by the Agent and the Borrower from time to time; provided that, if a Schedule I Reference Lender ceases to be a Lender hereunder, then such Person shall thereupon cease to be a Schedule I Reference Lender without further action.

“Schedule II Lender” means a Lender which is a Schedule II chartered bank under the Bank Act (Canada).

“Schedule II Reference Lenders” means up to two Schedule II Lenders or Schedule III Lenders which are designated as such by the Agent and the Borrower from time to time; provided that, if a Schedule II Reference Lender ceases to be a Lender hereunder, then such Person shall thereupon cease to be a Schedule II Reference Lender without further action.

“Schedule III Lender” means a Lender which is a Schedule III bank under the Bank Act (Canada).

“Secured Hedging Agreement” means any Hedging Agreement or Commodity Agreement which creates Secured Swap Obligations.

“Secured Swap Obligations” means all direct or indirect indebtedness, obligations and liabilities of the Borrower under any Hedging Agreements and Commodity Agreements between the Borrower and a Swap Lender, or under any guarantee by the Borrower of the obligations of a Restricted Subsidiary under any Hedging Agreement or Commodity Agreement between such Restricted Subsidiary and a Swap Lender, and which Hedging Agreements and Commodity Agreements are either listed in Schedule L or entered into at any time on or after April 2, 2003 (regardless of whether such Swap Lender or its Affiliate ceases to be a Lender, or such Restricted Subsidiary ceases to be a Restricted Subsidiary, after such agreements are entered into but excluding, for certainty, any such agreement entered into with any counterparty after such counterparty or its Affiliate has ceased to be a Lender), provided that (i) each such agreement qualifies as Permitted Hedging or such Swap Lender was not aware that such agreement did not qualify as Permitted Hedging at the time such agreement was entered into and (ii) the maximum amount of the Huntsman Preferred Stock Obligations secured by the Security shall not exceed U.S. $75,000,000 (or such lesser amount as may be secured by the Security as confirmed to the satisfaction of The Bank of Nova Scotia or its permitted assigns and the Majority Lenders acting reasonably).

“Security” and “Security Documents” means the security documents, guarantees and subordination agreements executed and delivered, or required to be executed and delivered, by the Borrower or any Restricted Subsidiary pursuant to Article 10 or Section 8.2(b) and also includes any intercreditor agreement relating to Pari Passu Debt.

“Senior Debt to Cash Flow Ratio” means, as at the last day of a Fiscal Quarter and for the preceding 12 month period, the ratio of Consolidated Senior Debt at the end of such period to Consolidated Cash Flow for such period; provided that (i) for the period ending September 30, 2009, Consolidated Cash Flow shall be equal to Consolidated Cash Flow for the preceding six month period multiplied by 2 and (ii) for the period ending December 31, 2009, Consolidated Cash Flow shall be equal to Consolidated Cash Flow for the preceding nine month period multiplied by 4/3.

“Senior Secured Swap Obligations” means, subject to Section 10.3, the Huntsman Preferred Stock Obligations and all or any portion of the other Secured Swap Obligations not to exceed the Senior Secured Swap Limit (and, for the purposes hereof and for so long as the Huntsman Preferred Stock Obligations are outstanding, the mark to market position of the Huntsman Preferred Stock Obligations shall be deemed to be U.S. $75,000,000 or such lesser amount as may be secured by the Security as confirmed to the satisfaction of The Bank of Nova Scotia or its permitted assigns and the Majority Lenders acting reasonably).

“Senior Secured Swap Limit” means the sum of (i) U.S. $150,000,000 plus (ii) any amount by which U.S. $150,000,000 exceeds the sum of (A) the outstanding principal amount of any Pari Passu Debt plus (B) any amount by which the Total Commitment exceeds U.S.$350,000,000.

“Standby Fee Margin” means, as regards the standby fee payable in accordance with Section 3.6, the percentage rate per annum in the following table set forth below the applicable column and opposite the applicable Senior Debt to Cash Flow Ratio of the Borrower:

Level	Senior Debt to Cash Flow Ratio	Standby Fees
1	<1.0	0.875%
2	> 1.0 to < 2.0	1.00%
3	> 2.0 to < 3.0	1.20%

provided that any change in the Standby Fee Margin shall become effective on the first day of the calendar month immediately following the date on which the Borrower delivers the Financial Statements (and accompanying Compliance Certificate) which reflects the applicable Senior Debt to Cash Flow Ratio; provided that if the Borrower fails to deliver the applicable Financial Statements and Compliance Certificate within the applicable time permitted by Section 8.1(f)(i) or 8.1(f)(ii), then the Standby Fee Margin shall be based upon Level 3 for the period from the latest date permitted hereunder for delivery of such Financial Statements and Compliance Certificate until the date of delivery thereof.

“Styrenics JV” means INEOS NOVA which is the styrenics joint venture formed between INEOS and the Borrower (or their respective Affiliates) which originally held their respective European styrene and polystyrene assets and has now been expanded to include INEOS’ (or its Affiliates’) North American styrene and polystyrene assets and the Borrower’s (or its Affiliates’) North American styrene assets and certain of its North American polystyrene assets.

“Subordinate Shareholder Debt” means Debt owed by the Borrower or any Restricted Subsidiary to IPIC or another Affiliate of the Borrower (other than the Borrower or a Restricted Subsidiary) which is subordinated pursuant to a Subordination Agreement.

“Subordinate Secured Swap Obligations” means, subject to Section 10.3, any portion of the Secured Swap Obligations (other than the Huntsman Preferred Stock Obligations) which exceeds the Senior Secured Swap Limit.

“Subordination Agreement” means a subordination agreement entered into by an Affiliate of the Borrower substantially in the form of Schedule K, as supplemented, amended and replaced from time to time.

“Subsidiary” means with respect to the Borrower (i) any corporation in which greater than 50% of its stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (excluding stock of any class or classes of such corporation which has or might have voting power by reason of the happening of any contingency unless such contingency has occurred and then only for so long as it continues) as of the time is owned by the Borrower directly or indirectly through Subsidiaries; and (ii) any partnership, limited liability company, association or other entity in which the Borrower directly or indirectly through Subsidiaries is either a general partner or has a greater than 50% equity interest at the time.

“Swap Guarantee” means a guarantee from the Borrower to the Agent on behalf of the Swap Lenders in respect of the Secured Swap Obligations of any of the Restricted Subsidiaries.

“Swap Lender” means any Lender or its Affiliate that enters into any Hedging Agreement or Commodity Agreement which qualifies as Permitted Hedging (or such Lender or its Affiliate was not aware that such agreement did not so qualify) and includes the counterparties listed in Schedule L but only in respect of the Hedging Agreements or Commodity Agreements listed in Schedule L (and for certainty any Lender or its Affiliate which is a Lender or an Affiliate of a Lender at the time that it enters into a Hedging Agreement or Commodity Agreement shall continue to be a Swap Lender regardless of whether such Lender or Affiliate ceases to be a Lender or an Affiliate of a Lender thereafter but excluding, for certainty, any such agreement entered into with any counterparty after such counterparty or its Affiliates has ceased to be a Lender).

“Swing Line Advances” means Advances made only by way of Overdrafts under the Credit Facility and made only by the Swing Line Lender, all in accordance with Section 2.11 and without participation by any other Lenders (except as contemplated in Sections 2.11(d) and 2.11(e)).

“Swing Line Commitment” means the commitment by the Swing Line Lender (forming part of the Total Commitment) to make Swing Line Advances up to a maximum of U.S. $35,000,000 or the U.S. Equivalent in Cdn. Dollars, as the same may be adjusted from time to time in accordance with this Agreement.

“Swing Line Lender” means TD or any other Lender selected by the Agent (acting reasonably) who assumes in writing, with the Borrower and the Agent, the obligation of making Swing Line Advances under this Agreement.

“Syndicated Advances” means Advances (other than Swing Line Advances) made by the Lenders under the Credit Facility.

“Tax Planning Transactions” means equity investments or loans made to an Unrestricted Subsidiary for bona fide tax planning purposes: provided that (A) such Unrestricted Subsidiary (and any other Unrestricted Subsidiary included within the flow of funds) is solvent and in particular that such entity has the ability to pay its liabilities as they become due and that the aggregate value of its assets exceeds its aggregate liabilities, (B) the funding for such investments or loans is wholly returned to the Borrower or a Restricted Subsidiary in the form of Distributions or repayments of intercompany loans within 3 days after such investments or loans are made, (C) there are no contractual or statutory restrictions that could preclude the return of such investments or loans within such 3 day period, and (D) no Default or Event of Default has occurred and is continuing at the time of these transactions.

“Taxes” means all taxes of any nature and howsoever termed (including payments in lieu thereof), including all license and documentation fees, income taxes, capital taxes, goods and services taxes, levies, fiscal charges, imposts, duties, fees, assessments, surcharges, withholdings, restrictions, conditions or other charges of whatever nature and however arising which are imposed, assessed, charged, levied, withheld, deducted, demanded or otherwise applied pursuant to applicable Laws by any Person at any time, together with all interest thereon and penalties or similar liabilities with respect thereto.

“TD” means The Toronto-Dominion Bank, a Canadian chartered bank and its successors and permitted assigns.

“Total Commitment” means the aggregate of the Commitments of each of the Lenders as set forth in Schedule A, as hereafter increased, decreased, cancelled or terminated from time to time pursuant to this Agreement, not to exceed a maximum of U.S. $450,000,000 after giving effect to any exercise of the accordion in Section 2.12.

“Unrestricted Subsidiaries” means Subsidiaries that are not Restricted Subsidiaries and shall be deemed to include the Styrenics JV.

“USBR” means, for any day, the greatest of:

(i)                                     the variable lending rate of interest (expressed as a rate per annum) which the Agent establishes from time to time as the reference rate of interest which it employs in order to determine the interest rate it will charge for demand loans in U.S. Dollars to its customers in Canada and which it publicly announces as its base rate;

(ii)                                  the Federal Funds Rate for such day plus 1.00%; provided that if for any reason the Federal Funds Rate is unavailable, the “USBR shall be the rate specified in (i) above (unless (iii) or (iv) below applies;

(iii)                               the LIBOR for a period of one month on such day (or, in respect of any day that is not a Banking Day, the LIBOR in effect on the immediately preceding Banking Day) plus 1.00% per annum; and

(iv)                              in the case of Swing Line Advances made by way of USBR, the cost of funds which the Swing Line Lender quotes from time to time.

“USBR Loan” means a Drawdown of or Conversion into U.S. Dollars for which USBR is the reference interest rate.

“U.S. Dollars” and “U.S. $” means lawful money of the United States of America for the payment of public and private debts.

“U.S. Equivalent” means:

(i)                                     with respect to any amount expressed or denominated in U.S. Dollars, such amount; and

(ii)                                  with respect to any amount expressed or denominated in any currency other than U.S. Dollars, the U.S. Dollar equivalent of such amount obtained by converting such amount into U.S. Dollars at the Noon Rate.

“Utilization Fee” has the meaning specified in Section 3.7.

1.2          Interpretation and Headings

In this Agreement:

(a)                                  headings in this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(b)                                 words importing the singular number include the plural and vice versa, and words importing gender include masculine, feminine and neuter;

(c)                                  any reference to “this Agreement” shall be a reference to this credit agreement as it may from time to time be amended, supplemented or otherwise modified in accordance with the provisions hereof;

(d)                                 references to “herein”, “hereunder” and similar expressions shall be a reference to this Agreement and not to any particular section;

(e)                                  unless otherwise noted, all references to “Section” refer to a section, subsection or paragraph of this Agreement, as the case may be;

(f)                                    unless otherwise noted, all references to “Schedule” refer to a Schedule to this Agreement; and

(g)                                 words and terms denoting inclusiveness (such as “include”, “includes” or “including”), whether or not so stated, are not limited by their context or by the words or phrases which precede or succeed them.

1.3          Governing Law

This Agreement and, unless expressly specified otherwise, each of the other Loan Documents shall be governed by and interpreted in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and shall be treated as Alberta contracts.  The Parties irrevocably submit to the non-exclusive jurisdiction of the courts of the Province of Alberta, without prejudice to the rights of the Parties to take proceedings in any other jurisdictions.

1.4          Currency and Time References

(a)                                  Unless otherwise noted, all references to currency shall be deemed to refer to U.S. Dollars and, for the purposes of all monetary thresholds in Article 8 and Article 10, all references to an amount in U.S. Dollars shall be deemed to include an amount in any other currency that has a U.S. Equivalent of such amount in U.S. Dollars.

(b)                                 Unless otherwise noted, all references to time shall be deemed to refer to Calgary, Alberta local time.

(c)                                  Time is of the essence of each of the Loan Documents.

1.5          Law References

Any reference in the Loan Documents to all or any section or paragraph or any other subdivision of any Law will, unless otherwise expressly stated, be a reference to that Law or the relevant section or paragraph or other subdivision thereof, as amended, substituted, replaced or re-enacted from time to time.

1.6          Amendments and Waivers

(a)                                  Any amendment or waiver shall be subject to the approval requirements in Section 14.1.

(b)                                 No amendment or waiver will be effective unless it is contained in a written instrument duly executed by the applicable Parties.  Any written waiver will affect only the matter specifically identified in the instrument granting the waiver and will not extend to any other matter, provision or breach.

(c)                                  The failure of a Party to take any steps in exercising any right in respect of the breach or nonfulfillment of any provision of any of the Loan Documents will not operate as a waiver of that right, breach or provision, nor will any single or partial exercise of any right preclude any other or future exercise of that right or the exercise of any other right, whether in Law or otherwise.

(d)                                 Acceptance of payment by a Party after a breach or nonfulfillment of any provision of any of the Loan Documents requiring a payment to such Party will constitute a waiver of such provision if cured by such payment, but will not constitute a waiver or cure of any other provision of any of the Loan Documents.

1.7          Severability

If the whole or any portion of the Loan Documents or the application thereof to any circumstance will be held invalid or unenforceable to an extent that does not affect the operation of the Loan Document in question in a fundamental way, the remainder of the provision in question, or its applicable to any circumstance other than that to which it has been held invalid or unenforceable, and the remainder of the Loan Document in question, will not be affected thereby and will be valid and enforceable to the fullest extent permitted by applicable Law.

1.8          Inconsistency

To the extent that there is any conflict, inconsistency or ambiguity between the provisions of this Agreement and any other Loan Document, the provisions of this Agreement will govern to the extent necessary to eliminate such inconsistency or ambiguity.

1.9          Accounting Terms and Principles

(a)                                  Except as otherwise expressly provided, all accounting terms, principles and calculations applicable to the Credit Facility will be interpreted, applied and calculated, as the case may be, in accordance with GAAP.

(b)                                 If:

(i)                                     there occurs a material change in generally accepted accounting principles, including as a result of a conversion to International Financial Reporting Standards; or

(ii)                                  the Borrower or any of the Restricted Subsidiaries adopts a material change in an accounting policy in order to more appropriately present events or transactions in its financial statements;

and the above change would require disclosure under GAAP in the consolidated financial statements of the Borrower and would cause an amount required to be determined for the purposes of a financial covenant under Section 8.3 (a “Financial Covenant”) to be materially different than the amount that would be determined without giving effect to such change, the Borrower shall notify the Agent of such change (an “Accounting Change”).  Such notice (an “Accounting Change Notice”) shall describe the nature of the Accounting Change, its effect on the current and immediately prior year’s financial statements in accordance with GAAP and state whether the Borrower desires to revise the method of calculating one or more of the Financial Covenants (including the revision of any of the defined terms used in the determination of such Financial Covenant) in order that amounts determined after giving effect to such Accounting Change and the revised method of calculating such Financial Covenant will approximate the amount that would be determined without giving effect to such Accounting Change and without giving effect to the revised method of calculating such Financial Covenant.  The Accounting Change Notice shall be delivered to the Agent within 60 days of the end of the Fiscal Quarter in which the Accounting Change is implemented or, if such Accounting Change is implemented in the fourth Fiscal Quarter or in respect of an entire Fiscal Year, within 120 days of the end of such period.

(c)                                  If, pursuant to the Accounting Change Notice, the Borrower does not indicate that it desires to revise the method of calculating one or more of the Financial Covenants, the Majority Lenders may within 30 days of receipt of the Accounting Change Notice, notify the Borrower that they wish to revise the method of calculating one or more of the Financial Covenants in the manner described above.

(d)                                 If either the Borrower or the Majority Lenders so indicate that they wish to revise the method of calculating one or more of the Financial Covenants, the Borrower and the Majority Lenders shall in good faith attempt to agree on a revised method of calculating the Financial Covenants.  If, however, within 30 days of the foregoing notice by the Borrower or the Majority Lenders of their desire to revise the method of calculating one or more of the Financial Covenants, the Borrower and the Majority Lenders have not reached agreement in writing on such revised method of calculation, such method of calculation shall not be revised and all amounts to be determined thereunder shall be determined without giving effect to the Accounting Change.  For greater certainty, if no notice of a desire to revise the method of calculating the Financial Covenants in respect of an Accounting Change is given by either the Borrower or the Majority Lenders within the applicable time period described above, the method of calculating the Financial Covenants shall not be revised in response to such Accounting Change and all amounts to be determined pursuant to the Financial Covenants shall be determined after giving effect to such Accounting Change.

(e)                                  If a Compliance Certificate is delivered in respect of a Fiscal Quarter or Fiscal Year in which an Accounting Change is implemented without giving effect to any revised method of calculating any of the Financial Covenants, and subsequently, as provided above, the method of calculating one or more of the Financial Covenants is revised in response to such Accounting Change, or the amounts to be determined pursuant to any of the Financial Covenants are to be determined without giving effect to such Accounting Change, the Borrower shall deliver a revised Compliance Certificate.  Any Default or Event of Default which arises as a result of the Accounting Change and which is cured by this Section 1.9 shall be deemed to have never occurred.

1.10        Amendment and Restatement

(a)                                  On the Effective Date:

(i)                                     Existing Credit Agreement shall be and is hereby amended and restated in the form of this Agreement;

(ii)                                  subject to (iv) below, all Loan Indebtedness (as that term is defined in the Existing Credit Agreement) owing under the Existing Credit Agreement as of the Effective Date shall continue to be outstanding as Loan Indebtedness under this Agreement;

(iii)                               subject to (iv) below, the LC Fee and the fronting fee contemplated in Section 3.5 shall thereafter apply to all Letters of Credit which are outstanding on the Effective Date; and

(iv)                              as contemplated in the letter agreement dated November 17, 2009 among Citibank Canada, the Borrower and the Agent, the existing letter of credit in the face amount of U.S. $300,000 issued by Citibank Canada under the Existing Credit Agreement is deemed to be no longer issued under or subject to this Agreement.

(b)                            Notwithstanding the foregoing or any other term hereof, all of the covenants, representations and warranties on the part of the Borrower under the Existing Credit Agreement and all of the claims and causes of action arising against the Borrower in connection therewith, in respect of all matters, events, circumstances and obligations arising or existing prior to the Effective Date shall continue, survive and shall not be merged in the execution of this Agreement or any other Loan Documents or any advance or provision of any Advance hereunder.

1.11        Schedules

The following Schedules are attached to and form a part of this Agreement:

Schedule A	-	Commitments
Schedule B	-	Compliance Certificate
Schedule C	-	Restricted Subsidiary Guarantee
Schedule D	-	Notice of Drawdown
Schedule E	-	Notice of Rollover/Conversion/Repayment
Schedule F	-	Extension Request
Schedule G	-	Lender Assignment Agreement
Schedule H	-	Restricted Subsidiaries
Schedule I	-	[Intentionally Left Blank]
Schedule J	-	Intercreditor Agreement
Schedule K	-	Subordination Agreement
Schedule L	-	Hedging Agreements with Former Lenders
Schedule M	-	Discount Note

ARTICLE 2
CREDIT FACILITY

2.1          Establishment of Credit Facility

(a)                                  Credit Facility.  Subject to the terms and conditions of this Agreement, each Lender hereby severally agrees to make available, until the Maturity Date, Advances in an aggregate amount up to its Commitment (the “Credit Facility”) and, as part of its Commitment, the Swing Line Lender hereby severally agrees to make available Swing Line Advances up to its Swing Line Commitment.

The Credit Facility is a revolving credit facility and, prior to the Maturity Date, the Borrower may (i) borrow, repay and re-borrow Prime Loans, USBR Loans, Overdrafts and LIBOR Loans, (ii) issue, repay and re-issue Bankers’ Acceptances and (iii) issue, cancel and re-issue Letters of Credit.

(b)                                 Types of Advances.  The Borrower may obtain Advances under each Credit Facility by way of:

(i)                                     Prime Loans;

(ii)                                  USBR Loans;

(iii)                               LIBOR Loans;

(iv)                              Bankers’ Acceptances;

(v)                                 Letters of Credit; and

(vi)                              Overdrafts (under the Swing Line Commitment only).

(c)                                  Several Obligations.  No Lender shall be responsible for the Commitments of any other Lender.  The failure of a Lender to make available its Pro Rata Share of any Advance in accordance with its obligations under this Agreement shall not release any other Lender from its obligations hereunder.  Notwithstanding anything to the contrary in this Agreement, no Lender shall be obligated to make Advances available to the Borrower in excess of its Commitments.  The obligation of each Lender to make its Commitments available to the Borrower is a separate obligation between that Lender and the Borrower and such obligation is not the joint or joint and several obligation of any other Lender.

2.2          Purpose of Credit Facility

All Drawdowns shall be used for lawful general corporate purposes of the Borrower.

2.3          Extension of Credit Facility

(a)                                  The Borrower may, at its option, by delivering to the Agent an Extension Request, request the Lenders to extend the Maturity Date for an additional period of one, two or three years; provided that (i) this request cannot be made more than 90 days or less than 60 days before each Renewal Date (commencing November 17, 2010) and (ii) the new Maturity Date cannot extend for more than three years from the applicable Renewal Date.

(b)                                 Promptly after receipt from the Borrower of an executed Extension Request, the Agent shall deliver to each Lender a copy of such request, and each Lender shall, within 30 days after receipt of such request, advise the Agent in writing (i) whether such Lender will agree to extend the Maturity Date, and (ii) if such Lender will agree to extend the Maturity Date, the amount, if any, by which such Lender is prepared to increase its Commitments in the event the Borrower proposes to assign some or all of the Commitments of a Non-Extending Lender (as defined below); provided that if any Lender fails to so advise the Agent within such 30 day period, then such Lender shall be deemed to have advised the Agent that it will not agree to extend the Maturity Date.  The Agent shall promptly notify the Borrower if any Lender advises or is deemed to advise that it will not agree to extend the Maturity Date.  The Agent shall only extend the Maturity Date upon the agreement of the Majority Lenders and such extension shall apply only to those Lenders which provided their consent to such extension (the “Extending Lenders”).  The determination of each Lender whether or not to extend the Maturity Date shall be made by each individual Lender in its sole discretion.

(c)                                  Promptly after all of the Lenders have advised, or are deemed to have advised, the Agent whether or not they will be extending the Maturity Date, the Agent shall either:

(i)                                     deliver to the Borrower (with a copy to each Lender) a written extension signed by the Agent; or

(ii)                                  notify the Borrower that the request for extension has been denied.

If the extension is approved by less than all of the Lenders, then the Agent shall also advise the Borrower of which Lender(s) did not agree to the requested extension (each being a “Non-Extending Lender”), each Non-Extending Lender’s Pro Rata Share of the Loan Indebtedness then outstanding and the amount, if any, by which each Extending Lender is prepared to increase its Commitments in the event the Borrower proposes to assign some or all of the Commitments of a Non-Extending Lender.

(d)                                 The failure of the Agent to deliver a written extension or to notify the Borrower of the denial of the request for extension by the Maturity Date, shall be deemed to be notification by the Agent of the denial of the Borrower’s request.

(e)                                  Upon the delivery to the Borrower of a written extension, the Maturity Date shall be extended for one, two or three years as specified in such written extension.

(f)                                    If an Extension Request is approved but there are Non-Extending Lenders, then:

(i)                                     the Borrower may at any time (subject to Sections 13.2(d), 13.2(e) and 15.1(e)) require any Non-Extending Lender to assign all or any part of its rights, benefits and interests under its Commitments and its Pro Rata Shares of all Loan Indebtedness then outstanding under the Credit Facility (collectively, the “Assigned Interests”) to (A) any Extending Lenders which have agreed to increase their Commitments and purchase Assigned Interests, and (B) to the extent the Assigned Interests are not transferred to Extending Lenders, assignees selected by the Borrower and acceptable to the Agent and the LC Issuer, each acting reasonably; provided that any partial assignment may only occur if the remaining Commitments of such Non-Extending Lender are cancelled in accordance with paragraph (ii) below.  Such assignments shall be effective upon execution of Lender Assignment Agreements, upon payment to the relevant Non-Extending Lender (in immediately available funds) by the relevant assignee of an amount equal to its Pro Rata Shares of all Loan Indebtedness being assigned, upon execution of an intercreditor agreement if requested by such Non-Extending Lender pursuant to Section 10.3 (but only if such Non-Extending Lender or its Affiliate is a Swap Lender) and upon payment by the relevant assignee to the Agent (for the Agent’s own account) of the transfer fee contemplated in Section 15.1(b).  Upon such assignment and transfer, the Non-Extending Lender shall have no further right, interest or obligation in respect of the Assigned Interests and the assignee thereof shall succeed to the position of such Lender as if the same was an original party hereto in the place and stead of such Non-Extending Lender; and

(ii)                                  to the extent that the Borrower has not caused any Non-Extending Lender to assign all of its rights and interests to an Extending Lender or other assignee as provided in paragraph (i) above, the Borrower may, at any time and notwithstanding any other provision hereof (other than

Sections 13.2(d) and 13.2(e)), repay to such Non-Extending Lender its Pro Rata Shares of all Loan Indebtedness then outstanding under the Credit Facility, without making corresponding repayments to the Extending Lenders, and the Borrower shall cancel such Lender’s Commitments; provided that such cancellation shall require the prior consent of all of the Extending Lenders and shall also require the execution of an intercreditor agreement if requested by such Non-Extending Lender pursuant to Section 10.3 (but only if such Non-Extending Lender or its Affiliate is a Swap Lender).   Upon completion of the foregoing, such Non-Extending Lender shall have no further right, interest, benefit or obligation in respect of the Credit Facility and the Total Commitment shall be reduced by the amount of such Lender’s cancelled Commitments.

(g)                                 If all of the Commitments of a Non-Extending Lender are not fully assigned or repaid in accordance with Section 2.3(f), the extension of the Maturity Date shall not apply to such Non-Extending Lender, but such Non-Extending Lender shall continue to be obligated to make its Pro Rata Share of all Syndicated Advances available to the Borrower prior to the Maturity Date determined without regard to the extension agreed to by the Extending Lenders.  The Borrower shall repay in full all Outstandings and all other Loan Indebtedness owed to Non-Extending Lenders on the Maturity Date determined without regard to the extension agreed to by the Extending Lenders.

(h)                                 This Section 2.3 shall apply to permit successive extensions to the Maturity Date.

2.4          Drawdowns — Notices and Limitations

The Borrower may request Drawdowns only upon the following terms and conditions:

(a)                                  the Borrower may request a Drawdown as follows:

(i)                                     in the case of a Prime Loan, USBR Loan or BA Issue not greater than U.S. $50,000,000 or an amount in Cdn. Dollars that has a U.S. Equivalent not greater than U.S. $50,000,000 (as applicable), by delivering a Notice of Drawdown to the Agent before 10:00 a.m. (Calgary, Alberta local time) at least one Banking Day prior to the requested Drawdown Date;

(ii)                                  in the case of a Prime Loan, USBR Loan or BA Issue greater than U.S. $50,000,000 or an amount in Cdn. Dollars that has a U.S. Equivalent greater than U.S. $50,000,000 (as applicable), by delivering a Notice of Drawdown to the Agent before 10:00 a.m. (Calgary, Alberta local time) at least two Banking Days prior to the requested Drawdown Date;

(iii)                               in the case of a LIBOR Loan, by delivering a Notice of Drawdown to the Agent before 10:00 a.m. (Calgary, Alberta local time) at least three Banking Days prior to the requested Drawdown Date; and

(iv)                              in the case of an LC Issue, by delivering a Notice of Drawdown to the Agent (which shall promptly deliver same to the LC Issuer) before 10:00 a.m. (Calgary, Alberta local time) at least three Banking Days prior to the requested Drawdown Date;

(b)                                 each Drawdown by the Borrower shall be requested and made available in minimum amounts of not less than:

(i)                                     in the case of a Prime Loan or USBR Loan, Cdn. or U.S. $5,000,000, as applicable, and in multiples of Cdn. or U.S. $100,000, as applicable, thereafter;

(ii)                                  in the case of a LIBOR Loan, U.S. $5,000,000 and in multiples of U.S. $100,000 thereafter;

(iii)                               in the case of a BA Issue, Cdn. or U.S. $5,000,000 and in multiples of Cdn. or U.S. $100,000 thereafter, as applicable; and

(iv)                              in the case of an LC Issue or a Swing Line Advance, there shall be no minimum dollar amount; and

(c)                                  Drawdowns will only be made available if all applicable conditions precedent referred to in Article 9 are or will be satisfied on or before the requested Drawdown Date.

2.5          Rollovers and Conversions - Notices and Limitations

(a)                                  The Borrower may request Rollovers and Conversions only upon the following terms and conditions:

(i)                                     the Borrower may request a Rollover or Conversion by delivering a Notice of Rollover/Conversion/Repayment to the Agent with the same prior notice that would apply if the Borrower was obtaining a Drawdown of the relevant type of Advance;

(ii)                                  the Borrower may request a Rollover or Conversion of only a part of an Advance; provided, however, that:

(A)                              each Advance resulting from such Rollover or Conversion is not less than the relevant Drawdown minimum specified in Section 2.4(b); and

(B)                                any portion of an existing LIBOR Loan or BA Issue which is not rolled over or converted shall be repaid in accordance with the provisions hereof;

(iii)                               a Rollover or Conversion of a LIBOR Loan may occur only on the last day of the relevant LIBOR Period for such LIBOR Loan (unless the Borrower pays LIBOR breakage costs to the Lenders in accordance with Section 13.2);

(iv)                              a Rollover or Conversion of a BA Issue may occur only on the maturity date for such BA Issue; and

(v)                                 a Rollover of an LC Issue may occur only on the expiration date for such LC Issue (or on such other date as the then existing Letters of Credit are returned for cancellation) and a Conversion of an LC Issue may occur only as contemplated in Section 5.2(a).

(b)                                 In anticipation of the expiry of each LIBOR Period for each LIBOR Loan, the Borrower shall do one or a combination of the following:

(i)                                     request a Rollover of all or part of such LIBOR Loan in accordance with Section 2.5(a);

(ii)                                  request a Conversion of all or part of such LIBOR Loan in accordance with Section 2.5(a); or

(iii)                               repay all or part of such LIBOR Loan.

If and to the extent that the Borrower fails to so notify the Agent or so pay the relevant LIBOR Loan in accordance with the foregoing, the Borrower shall be deemed to have requested a Conversion into a USBR Loan in an amount equal to that portion of the LIBOR Loan which is not converted or repaid.

(c)                                  In anticipation of the maturity of any Bankers’ Acceptances, the Borrower shall, subject to and in accordance with the requirements hereof, do one or a combination of the following with respect to the aggregate face amount at maturity of all such Bankers’ Acceptances:

(i)                                     (A) request a Rollover of the maturing Bankers’ Acceptances in accordance with Section 2.5(a) and (B) on the maturity date of the maturing Bankers’ Acceptances, pay to the Agent for the account of the Lenders any amount that the Borrower is required to pay under Section 4.5(e);

(ii)                                  (A) request a Conversion of the maturing Bankers’ Acceptances to another type of Advance in accordance with Section 2.5(a) and (B) on the maturity date of the maturing Bankers’ Acceptances pay to the Agent for the account of the Lenders any amount that the Borrower is required to pay under Section 4.5(f); or

(iii)                               on the maturity date of the maturing Banker’s’ Acceptances, pay to the Agent for the account of the Lenders an amount equal to the aggregate face amount of such Bankers’ Acceptances in accordance with Section 6.1.

If and to the extent that the Borrower fails to so notify the Agent or so pay the relevant Bankers’ Acceptances in accordance with the foregoing, the Borrower shall be deemed to have requested a Conversion into a Prime Loan (if such Bankers’ Acceptances are in Cdn. Dollars) or a USBR Loan (if such Bankers’ Acceptances are in U.S. Dollars) in an amount equal to that portion of the BA Issue which is not rolled over, converted or repaid.

(d)                                 On each Conversion Date, the Borrower shall be required to repay to the Agent for the account of the Lenders the outstanding Advance which is being converted and, subject to the provisions of this Agreement, the Lenders shall be required to make available to the Borrower the new type of Advance into which such outstanding Advance is being converted.  A Conversion shall not constitute a repayment or prepayment of principal hereunder.

2.6          Optional Reduction of Credit Facility

The Borrower may, at its option, permanently reduce the Total Commitment by cancelling all or any part of the undrawn portion of the Credit Facility; provided that:

(a)                                 the Borrower shall provide the Agent with at least three Banking Days’ prior written notice of any such cancellation;

(b)                                 each such cancellation shall be a minimum of U.S. $10,000,000 and in whole multiples of U.S. $1,000,000 thereafter;

(c)                                  any such cancellation shall be allocated among the Lenders on a Pro Rata Basis and shall result in a permanent reduction of the Credit Facility; and

(d)                                 any cancellation notice shall be irrevocable and any amounts so cancelled may only be reinstated at the sole discretion of the Lenders.

2.7          Advances - General

(a)                                 Advances shall be made in such currency and at the time and in the manner requested by the Borrower, subject to the limitations of this Agreement and upon fulfilment of all conditions precedent to the making of such Advances.

(b)                                 No Advances need be made except on a Banking Day.

(c)                                  All Advances by the Lenders and all payments by the Borrower hereunder shall be made to the Agent’s Account in immediately available freely transferable funds.  The Borrower shall maintain the Borrower’s Accounts for the purpose of receiving Advances and making payments, repayments and prepayments under this Agreement.

(d)                                 The Agent shall maintain books of account evidencing all Advances and all other amounts owing by the Borrower to the Lenders hereunder.  The Agent shall enter in the foregoing books of accounts details of all amounts from time to time owing, paid or repaid by the Borrower hereunder. The information entered in the foregoing books of accounts shall constitute prima facie evidence of the Loan Indebtedness owing from time to time by the Borrower to the Lenders hereunder.

2.8          Advances:  Inter-Lender Arrangements

(a)                                 Upon receipt by the Agent of a Notice of Borrowing from the Borrower for a Drawdown, Conversion or Rollover, the Agent shall promptly advise each Lender of the date, amount and other particulars with respect to such Drawdown, Conversion or Rollover and the amount of each Lender’s Pro Rata Share thereof.

(b)                                 Subject to the provisions of this Agreement, each Lender shall remit its Pro Rata Share of each requested Advance (other than an LC Issue or a Swing Line Advance) to the applicable Agent’s Account on the relevant Drawdown Date, Rollover Date or Conversion Date for same day value.  The Agent shall make such funds available to the Borrower by crediting the Borrower’s Accounts for same day value on the relevant Drawdown Date, Rollover Date or Conversion Date.

2.9          Designation of Restricted and Unrestricted Subsidiaries

The Borrower shall from time to time, by notice in writing to the Agent (together with reasonable particulars which demonstrate compliance with the positive covenant in Section 8.1(o)), be entitled to designate that either:

(a)                                 an Unrestricted Subsidiary shall become a Restricted Subsidiary; or

(b)                                 a Restricted Subsidiary shall become an Unrestricted Subsidiary;

provided that the Borrower shall not be entitled to designate that a Restricted Subsidiary shall become an Unrestricted Subsidiary if:

(c)                                  a Default or an Event of Default has occurred and is continuing; or

(d)                                 a Default or an Event of Default would result from or exist immediately after such a designation.

Upon receipt of such written designation from the Borrower, the Agent shall promptly circulate a revised Schedule H to all Parties, and shall provide a release of any Subordination Agreement or Restricted Subsidiary Guarantee given by a Restricted Subsidiary that becomes an Unrestricted Subsidiary, in order to give effect to the provisions of this Section 2.9.

2.10        Takeover Notification

(a)                                 If the Borrower wishes to utilize Drawdowns under the Credit Facility to make a take-over bid (as defined under applicable securities laws) which is unsolicited (a “Takeover”), then either:

(i)                                     the Borrower shall provide to the Agent evidence satisfactory to the Agent (acting reasonably) of the agreement of the board of directors or its equivalent of the Person that is the target of the Takeover approving the Takeover; or

(ii)                                  the following steps shall be followed:

(A)                               at least five Banking Days prior to the delivery of any Notice of Drawdown requesting Drawdowns intended to be utilized for such Takeover, the president, chief financial officer, any vice president, the treasurer or general counsel of the Borrower shall advise a senior official of each Lender and the Agent (designated by each Lender and the Agent at the particular time for such purpose) of the particulars of such Takeover in sufficient detail to enable each Lender to determine whether it has an actual conflict of interest if Drawdowns from such Lender are utilized by the Borrower for such Takeover; and

(B)                               within three Banking Days of being so advised:

(1)                                 if a Lender shall not have notified the Borrower and the Agent that an actual conflict of interest exists (such determination to be made by each Lender in the exercise of its sole discretion having regard to such considerations as it deems appropriate), such Lender shall be deemed to have no such actual conflict of interest; or

(2)                                 if a Lender has notified the Borrower and the Agent within such period of three Banking Days that such an actual conflict of interest exists, then upon the Borrower and the Agent being so notified, such Lender shall have no obligation to provide Drawdowns to finance such Takeover notwithstanding any other provision of this Agreement to the contrary.

(b)                                 If any notification has been made by a Lender pursuant to Section 2.10(a)(ii)(B)(2), then, except as provided in Section 2.10(c) below, Pro Rata Shares of any Advances made to finance the Takeover in respect of which such notice was given shall be determined without reference to the Commitments of such Lender; and any such notification by a given Lender shall not relieve any other Lender of any of its obligations hereunder, provided that, for certainty, no Lender shall be obligated by this Section to make or provide Advances in excess of its Commitments.

(c)                                  If the conflict of interest giving rise to a notification under Section 2.10(a)(ii)(B)(2) ceases to exist (whether by successful completion of the Takeover or otherwise), then the Lender giving such notification shall, on the next

Rollover or Conversion of or, in the case of a Prime Loan or a USBR Loan, the next Interest Payment Date for, the Advances made to finance the relevant Takeover, purchase, and the other Lenders shall on a rateable basis sell and assign to such Lender, portions of such Advances equal in total to the notifying Lender’s Pro Rata Share thereof without regard to Sections 2.10(a) and 2.10(b).

2.11        Swing Line Advances

(a)                                 Availability.  Notwithstanding Sections 2.4, 2.7(c) and 2.8 but otherwise subject to the limits and conditions referred to in this Section 2.11 and the conditions precedent in Article 9, the Borrower may obtain Swing Line Advances from the Swing Line Lender by delivering a Notice of Drawdown to the Swing Line Lender (with a copy to the Agent) not later than 9:00 a.m. (Calgary, Alberta local time) on the proposed Drawdown Date.  The making of each Swing Line Advance shall constitute a Drawdown hereunder and shall reduce the availability of the Credit Facility by the U.S. Equivalent of such Swing Line Advances.  All interest payments and principal payments made by the Borrower in respect of Swing Line Advances shall be made directly to the Swing Line Lender at the account designated to the Borrower for such purpose and shall be for the sole account of the Swing Line Lender (except as provided otherwise in Section 2.11(f)).

(b)                                 Limitations.  Subject to Section 6.1(b), at no time shall:

(i)                                     the U.S. Equivalent of all outstanding Swing Line Advances exceed the Swing Line Commitment;

(ii)                                  the U.S. Equivalent of all outstanding Swing Line Advances plus the U.S. Equivalent of all outstanding Syndicated Advances then owing to the Swing Line Lender in its capacity as a Lender exceed such Lender’s Commitment; and

(iii)                               the U.S. Equivalent of all outstanding Swing Line Advances plus the U.S. Equivalent of all outstanding Syndicated Advances exceed the Total Commitment.

(c)                                  Repayment of Swing Line Advances.  The Borrower may repay Swing Line Advances at any time; provided that it shall deliver a Notice of Rollover/ Conversion/Repayment to the Swing Line Lender (with a copy to the Agent) not later than 11:00 a.m. (Calgary, Alberta local time) on the proposed repayment date.  In addition, if the Borrower requests a Syndicated Advance and the Swing Line Lender’s Pro Rata Share of such Syndicated Advance would cause its Pro Rata Share of all Syndicated Advances then outstanding together with all Swing Line Advances then outstanding to exceed its Commitment, then the Borrower shall be required to repay such Swing Line Advances to the extent of such excess on or before the requested date of such requested Syndicated Advance.  Swing Line Advances cannot be converted except for Conversions into Syndicated Advances.

(d)                                 Mandatory Conversion of Swing Line Advances.  The Swing Line Lender may at any time in its sole and absolute discretion, on behalf of the Borrower (which hereby irrevocably directs and authorizes the Swing Line Lender to make such request on its behalf ), request a Conversion of any Swing Line Advance into a Syndicated Advance (which shall be a Prime Loan or a USBR Loan) in an amount equal to the principal amount of such Swing Line Advance and accrued interest thereon; provided that the provisions of this Section 2.11(d) shall not affect the Borrower’s obligation to repay the Swing Line Advances.  Unless the Commitments of the Lenders shall have expired or terminated (in which event the procedures of Section 2.11(e) shall apply), each Lender shall remit its Pro Rata Share of any such Syndicated Advance to the Agent’s Account, and the Agent shall make such funds available to the Swing Line Lender at the Designated Lending Branch of the Swing Line Lender, in each case for same day value on the Banking Day next following the date such notice is given.  The proceeds of such Syndicated Advances shall be applied by the Swing Line Lender to the payment in full of the applicable Swing Line Advance.

(e)                                  Purchase of Participations.  If the Commitments of all of the Lenders expire or terminate at any time while Swing Line Advances are outstanding, each Lender (other than the Swing Line Lender) shall immediately purchase an undivided participating interest in the outstanding Swing Line Advances in an amount equal to its Pro Rata Share (determined on the date of, and immediately prior to, expiration or termination of the Commitments of the Lenders) of the aggregate principal amount of the outstanding Swing Line Advances by immediately paying to the Swing Line Lender, for same day value, the amount of its participation.

(f)                                   Refund by Swing Line Lender.  If a Swing Line Lender receives payment from any Lender in respect of such Lender’s participating interest in a Swing Line Advance and the Swing Line Lender thereafter receives any payment on account thereof from the Borrower, the Swing Line Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that any such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to such Lender.

(g)                                  Notice of Default.  The Swing Line Lender agrees that it will not make any Swing Line Advances to the Borrower from and after the date on which it receives a written notice from the Borrower, the Agent or any Lender referring to this Agreement and stating that a Default or an Event of Default has occurred and is continuing hereunder until the date on which such Default or Event of Default is no longer continuing.  The Swing Line Lender shall be entitled to disregard any notice given by a Lender under this Section 2.11(g) in circumstances where, in the Swing Line Lender’s reasonable determination, no Default or Event of Default has occurred and is continuing.  The Agent agrees to provide the Swing Line Lender with a copy of any notice of Default or Event of Default received by the Agent, promptly after the receipt of same.

(h)                                 Obligations Absolute.  For certainty, it is hereby acknowledged and agreed that the Lenders shall be obligated to advance their Pro Rata Shares of the Syndicated Advance contemplated by Section 2.11(d) or complete the purchase contemplated by Section 2.11(e) and to disburse to the Swing Line Lender their Pro Rata Shares of the outstanding Swing Line Advance or purchase price referenced therein irrespective of:

(i)                                     whether a Default or Event of Default is then continuing or whether any other condition precedent in Section 9.2 has been satisfied; and

(ii)                                  in the case of any such Advance, whether or not the Borrower has, in fact, actually requested such Advance (by delivery of a Notice of Rollover/ Conversion/Repayment or otherwise).

2.12        Increase in Total Commitment

The Borrower may, at any time and from time to time, increase the Total Commitment (the “Additional Commitments”) by adding additional Persons as Lenders hereunder or by increasing the Commitments of existing Lenders with (in the latter case) the consent of such Lenders (in their sole discretion), or any combination thereof.  The right to increase the Total Commitment by Additional Commitments shall be conditional upon compliance with the following conditions:

(a)                                 no Default or Event of Default shall have occurred and be continuing and the Borrower shall have delivered to the Agent (i) an officer’s certificate confirming the absence of any Default or Event of Default and also confirming (A) its corporate authorization to make such increase (and attaching a copy thereof), (B) the truth and accuracy of its representations and warranties in Section 7.1 and (C) that no consent, approvals or authorizations are required for such increase (except as have been unconditionally obtained and are in full force and effect, unamended), each as at the effective date of such increase and (ii) a satisfactory legal opinion from Borrower’s Counsel confirming items (A) and (C) above and the enforceability of the documentation giving effect to such increase;

(b)                                 after giving effect to any such increase, the Total Commitment shall not exceed U.S.$450,000,000;

(c)                                  if such Person being added as a Lender is not an existing Lender, the Agent, the LC Issuer and the Swing Line Lender shall have consented to any Person becoming a Lender, such consent not to be unreasonably withheld;

(d)                                 the Borrower and the existing Lenders or the Person being added, as the case may be, shall execute and deliver such documentation as may be required by the Agent, acting reasonably, to effect the increase in question (including the partial assignment of Loan Indebtedness or purchase of Commitments from the Lenders to the extent necessary to ensure that, after giving effect to such increase, each Lender holds its Pro Rata Share of the outstanding Loan Indebtedness) and, if applicable, to novate such new Person as a Lender under the Loan Documents; and

(e)                                  the Agent will prepare and distribute to the Borrower and the Lenders a revised Schedule A which reflects the Additional Commitments.

ARTICLE 3
INTEREST AND FEES

3.1          Interest on Prime Loans

The Borrower shall pay interest on its Prime Loans outstanding from time to time at a rate per annum equal to the aggregate of the Prime Rate and the Applicable Pricing Margin in effect from time to time.  Such interest shall be calculated on the principal amount of each Prime Loan and on the basis of the actual number of days each such Prime Loan is outstanding in a year of 365 days.  Such interest shall be payable monthly in arrears on each Interest Payment Date for such Prime Loan.  Changes in the Prime Rate shall cause an immediate adjustment of the interest rate applicable to each Prime Loan without the necessity of any notice to the Borrower.

3.2          Interest on USBR Loans

The Borrower shall pay interest on its USBR Loans outstanding from time to time at a rate per annum equal to the aggregate of the USBR and the Applicable Pricing Margin in effect from time to time.  Such interest shall be calculated on the principal amount of each USBR Loan and on the basis of the actual number of days each such USBR Loan is outstanding in a year of 365 days.  Such interest shall be payable monthly in arrears on each Interest Payment Date for such USBR Loan.  Changes in the USBR shall cause an immediate adjustment of the interest rate applicable to each USBR Loan without the necessity of any notice to the Borrower.

3.3          Interest on LIBOR Loans

The Borrower shall pay interest on its LIBOR Loans outstanding from time to time at a rate per annum equal to the aggregate of the LIBOR for each LIBOR Period and the Applicable Pricing Margin in effect from time to time.  Such interest shall accrue daily on the principal amount of each LIBOR Loan outstanding during each such LIBOR Period and on the basis of the actual number of days each such LIBOR Loan is outstanding in a year of 360 days.  Such interest shall be payable in arrears on each Interest Payment Date for such LIBOR Loan.

3.4          BA Stamping Fee

Upon acceptance of a Bankers’ Acceptance by a Lender, the Borrower shall pay to such Lender, in accordance with Section 4.5, a fee (the “BA Stamping Fee”) calculated on the face amount of each Bankers’ Acceptance accepted by each Lender at the rate per annum equal to the Applicable Pricing Margin in effect from time to time, and on the basis of the number of days to but excluding the maturity date of such Bankers’ Acceptance in a year of 365 days.

3.5          Fees Relating to Letters of Credit

(a)                                 In connection with the issuance of any Letter of Credit, the Borrower shall pay to the Agent for the sole account of the LC Issuer a fronting fee calculated by the LC Issuer in accordance with its customary practice on the basis of the maximum amount and term of such Letter of Credit and the rate agreed to with the LC Issuer from time to time and shall pay to the Agent, for the account of the Lenders (including the LC Issuer) on a Pro Rata Basis, the LC Fee.  The Borrower shall also pay to the LC Issuer its customary cable charges and other administrative charges in respect of the issuance of any Letter of Credit, any amendment or transfer of such Letter of Credit, and each drawing made under such Letter of Credit.

(b)                                 The fronting fee and the LC Fee shall be payable by the Borrower quarterly in arrears on the third Banking Day following the end of each Fiscal Quarter.

3.6          Standby Fee

(a)                                 The Borrower shall pay to the Agent, for the account of each Lender, a standby fee in U.S. Dollars calculated on the amount, if any, by which the amount of the Outstandings owing to such Lender for each day in the term of the Credit Facility is less than such Lender’s Commitment, as applicable, in each case at the rate per annum equal to the Standby Fee Margin and computed on the basis of the number of days in the relevant period of determination.  Fees determined in accordance with this Section shall accrue daily from and after the Effective Date and be payable by the Borrower in accordance with Section 3.6(b), until the Maturity Date.

(b)                                 The standby fees referred to in Section 3.6(a) shall accrue daily on the basis of a year of 365 days and shall be payable quarterly in arrears on the third Banking Day following the end of each Fiscal Quarter.

(c)                                  In order to calculate the daily Outstandings owing to each Lender for the purposes of this Section 3.6, the Agent shall convert any Advances in any currency other than U.S. Dollars into the U.S. Equivalent thereof.

3.7          Utilization Fee

On any day that the Borrowing Percentage is greater than 50% at the end of such day, the Borrower will pay to the Agent for and on behalf of the Lenders a utilization fee (the “Utilization Fee”) at the rate of 0.50% per annum.  The Utilization Fee will be calculated on a per annum basis based on a year of 365 days and the U.S. Equivalent of the Outstandings at the end of each day during the applicable Fiscal Quarter, or part thereof (in the case of the Fiscal Quarter in which the Maturity Date occurs), up to and including the Maturity Date.  The Utilization Fee will be payable in U.S. Dollars by the Borrower quarterly in arrears within three Banking Days after delivery to the Borrower of a notice from the Agent calculating the Utilization Fee payable for the applicable Fiscal Quarter, and within three Banking Days after delivery to the Borrower of a notice from the Agent following the Maturity Date calculating the

Utilization Fee payable from the end of the last Fiscal Quarter before the Maturity Date to and including the Maturity Date.

3.8          Agency Fees

The Borrower shall pay to the Agent, for its own account, on the Effective Date and thereafter on each anniversary of the Effective Date until the Credit Facility has been fully cancelled and the Loan Indebtedness has been paid in full, an annual agency fee in the amount previously agreed in writing between the Borrower and the Agent.  Any unpaid agency fees shall be deemed to form part of the Loan Indebtedness.

3.9          Interest on Overdue Amounts

To the maximum extent permitted by Law, the Borrower shall pay interest on all overdue amounts owing by the Borrower hereunder (including, without limitation, any overdue interest payments) from the date each such amount is due until the date each such amount is paid in full.  Such interest shall be calculated daily, compounded monthly and payable on demand of the Agent at a rate per annum equal to the aggregate of the Prime Rate plus the Applicable Pricing Margin for Prime Loans plus 2%.

3.10        General Interest Provisions

(a)                                 In the event of any dispute, disagreement or adjudication involving or pertaining to the determination of the Prime Rate, USBR, LIBOR or CDOR Rate in effect at any time, the certificate of the Agent as to such rate shall be accepted as prima facie evidence thereof for all purposes of this Agreement.

(b)                                 Each determination by the Agent of the amount of interest, fees or other amounts due from the Borrower hereunder shall be prima facie evidence of the accuracy of such determination.

(c)                                  All interest, fees and other amounts payable by the Borrower hereunder shall accrue daily, be computed as described herein, and be payable both before and after demand, maturity, default and judgment.

(d)                                 To the maximum extent permitted by law, (i) the covenant of the Borrower to pay interest at the rates provided herein shall not merge in any judgment relating to any obligation of the Borrower to the Lenders and (ii) the provisions of the Judgment Interest Act (Alberta) shall not apply to the Loan Documents and are hereby expressly waived by the Borrower.

(e)                                  Notwithstanding any provision herein to the contrary, in no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code (Canada)) payable under the Loan Documents exceed the maximum effective annual rate of interest on the “credit advanced” (as defined in that section) permitted under that section and, if any payment, collection or demand pursuant to this Agreement in respect of “interest” (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of the Borrower and the Lenders and the amount of such payment or collection shall be refunded to the Borrower.

(f)                                    For the purposes of the Interest Act (Canada):

(i)                                     the annual rate of interest which is equivalent to the interest rate for Advances hereunder shall be the determined rate multiplied by a fraction, the numerator of which is the total number of days in such year and the denominator of which is 360 (for all LIBOR Loans and any BA Issues in U.S. Dollars) and 365 (for all other Advances);

(ii)                                  the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement;

(iii)                               the rates of interest specified in this Agreement are intended to be nominal rates and not effective rates; and

(iv)                              unless otherwise stated, the rates of interest specified in this Agreement are to be calculated on the basis of a calendar year of 365 days.

ARTICLE 4

BANKERS’ ACCEPTANCES

4.1                               Form of Bankers’ Acceptances

(a)                                  Each bankers’ acceptance draft to be tendered by the Borrower for acceptance by a Lender will be drawn on a form acceptable to such accepting Lender.

(b)                                 The face amount of any Bankers’ Acceptance shall be Cdn. or U.S. $100,000, as applicable, or any integral multiple thereof.  If the face amount of a Bankers’ Acceptance which would otherwise be accepted by a Lender would not be Cdn. or U.S. $100,000, as applicable, or an integral multiple thereof, such face amount shall be increased or decreased by the Agent in its sole discretion to Cdn. or U.S. $100,000, as applicable, or the nearest integral multiple of that amount, as appropriate; provided that the aggregate face amount of the Bankers’ Acceptances to be accepted by a Lender shall not exceed such Lender’s Commitment in effect on such date.

(c)                                  The term to maturity of each draft drawn by the Borrower to be accepted as a Bankers’ Acceptance shall, subject to market availability as determined by the Lenders, be the BA Period selected by the Borrower in the relevant Notice of Borrowing, and each Bankers’ Acceptance shall be payable and mature on the last day of the BA Period selected by the Borrower for such Bankers’ Acceptance.

4.2                               Purchase of Bankers’ Acceptances

If any Bankers’ Acceptance (excluding Discount Notes) has not been sold on its issue date, which sale shall be the sole responsibility of the Borrower, the Lender that accepts such

Bankers’ Acceptance may (but shall not be obligated to) purchase such Bankers’ Acceptance for its own account at the purchase price that reflects any BA Discount Rate which may be agreed to by the Borrower and such Lender.  The obligation of the Borrower to pay to such Lender the face amount of any Bankers’ Acceptances so purchased by such Lender upon the maturity thereof shall continue in full force and effect notwithstanding such purchase.

4.3                               Depository Bills and Notes Act

If and for so long as the power of attorney referred to in Section 4.4(a) is in force with respect to each of the Lenders, it is intended that pursuant to the DBNA, all Bankers’ Acceptances accepted by the Lenders (other than Non-BA Lenders) under this Agreement will be issued in the form of a “depository bill” (as defined in the DBNA) and deposited with a “clearing house” (as defined in the DBNA including, without limitation, CDS Clearing and Depository Services Inc. or its nominee CDS & Co.).  In order to give effect to the foregoing, the Agent will, subject to the approval of the Borrower and the Majority Lenders (such approval not to be unreasonably withheld or delayed), establish and notify the Borrower and the Lenders of any additional procedures, consistent with the terms of this Agreement and the DBNA, as are reasonably necessary to accomplish such intention, including:

(a)                                  any instrument held by the Agent for the purposes of Bankers’ Acceptances (excluding Discount Notes) will have marked prominently and legibly on its face and within its text, at or before the time of issue, the words “This is a depository bill subject to the Depository Bills and Notes Act (Canada)”;

(b)                                 any reference to the authentication of the Bankers’ Acceptance will be removed; and

(c)                                  any reference to the “bearer” will be removed and such Bankers’ Acceptances will not be marked with any words prohibiting negotiation, transfer or assignment of it or of an interest in it.

4.4                               Terms of Acceptance by Lenders

(a)                                  Power of Attorney.  The Borrower hereby appoints each Lender, acting by any authorized signatory of such Lender, the attorney of the undersigned:

(i)                                     to execute, for and on behalf and in the name of the Borrower as drawer, and to endorse on its behalf, drafts in such Lender’s standard form which constitute depository bills for the purpose of the DBNA (in the case of Lenders other than Non-BA Lenders) and Discount Notes (in the case of Non-BA Lenders);

(ii)                                  to complete the amount, date and maturity date of such Bankers’ Acceptances (or Discount Notes as applicable); and

(iii)                               to deposit such Bankers’ Acceptances which have been accepted by such Lender with a clearing house (as defined in the DBNA);

provided that such acts in each case are to be undertaken by such Lender strictly in accordance with instructions given to such Lender by the Borrower as provided in this Section 4.4(a).  For certainty, signatures of any authorized signatory of such Lender may be mechanically reproduced in facsimile on Bankers’ Acceptances (or Discount Notes as applicable) issued in accordance with Section 4.5 and such facsimile signatures will be binding and effective as if they had been manually executed by such authorized signatory of such Lender.  Instructions from the Borrower to such Lender relating to the execution, completion, endorsement, discount and/or delivery by such Lender on behalf of the Borrower of Bankers’ Acceptances (or Discount Notes as applicable) will be communicated by delivery to the Agent of a Notice of Borrowing.

(b)                                 Delivery and Payment

(i)                                     If the Borrower has withdrawn the power of attorney pursuant to Section 4.4(a), the Borrower will pre-sign and deliver to each Lender bankers’ acceptance drafts (or Discount Notes as applicable) in sufficient quantity to meet the Borrower’s requirements for anticipated Advances by way of Bankers’ Acceptances.

(ii)                                  The Borrower waives presentment for payment and any defence to payment of any Bankers’ Acceptances and the Borrower will not claim any days of grace for the payment at maturity of any Bankers’ Acceptances.

(iii)                               Any amount owing by the Borrower in respect of any Bankers’ Acceptance which is not paid in accordance with the foregoing, will, as and from its maturity date, be deemed to be outstanding hereunder as a Prime Loan (if denominated in Cdn. Dollars) or a USBR Loan (if denominated in U.S. Dollars).

(c)                                  No Liability.  The Lenders will not be liable for any damage, loss or improper use of any bankers’ acceptance draft or promissory note endorsed in blank except for any loss arising by reason of a Lender failing to use the same standard of care in the custody of such bankers’ acceptance drafts or promissory notes as each such Lender uses in the custody of its own property of a similar nature.

4.5                               Mechanics of Issuance

(a)                                  Upon receipt by the Agent of a Notice of Borrowing from the Borrower requesting a BA Issue, the Agent shall promptly notify the Lenders thereof and advise each Lender of the aggregate face amount of Bankers’ Acceptances to be accepted by such Lender, the date of issue and the BA Period for such BA Issue and BA Stamping Fee in respect of the Bankers’ Acceptances to be accepted by such Lender.  The allocation among the Lenders of the face amounts of Bankers’ Acceptances to be accepted by each Lender shall be determined by the Agent on a Pro Rata Basis; provided that, when such allocation cannot be evenly made, such allocation shall be rounded by the Agent in its discretion in accordance with its normal money market practices.

(b)                                 On each Drawdown Date, Rollover Date or Conversion Date involving a BA Issue, the Borrower shall obtain quotations regarding the sale of the Bankers’ Acceptances and provide the details thereof to the Agent prior to 9:00 a.m. (Calgary, Alberta local time) whereupon the Agent shall promptly notify the Lenders of the identity of the purchasers of such Bankers’ Acceptances (excluding Discount Notes), the amounts and denominations being purchased by such purchasers, and settlement instructions in connection therewith, the BA Discount Rates, the BA Discount Proceeds and the BA Stamping Fees applicable to such BA Issue (including each Lender’s share thereof).

(c)                                  On each Drawdown Date, Rollover Date or Conversion Date involving a BA Issue, each Lender shall sign on behalf of the Borrower (if the power of attorney referred to in Section 4.4(a) remains in effect), complete and accept, in accordance with the Notice of Borrowing delivered by the Borrower and advised by the Agent in connection with such issue, its Pro Rata Share (as adjusted pursuant to Sections 4.1(b) and 4.5(a)) of the Bankers’ Acceptances to be issued on such date and each Lender (other than Non-BA Lenders) shall deliver such Bankers’ Acceptances in accordance with the Borrower’s settlement instructions.

(d)                                 On each Drawdown Date involving the issuance of Bankers’ Acceptances, each Lender shall, for same day value on the Drawdown Date, remit the BA Discount Proceeds received (or in the case of Non-BA Lenders, the amount that would have been received if such Lender was not a Non-BA Lender) by such Lender (net of the BA Stamping Fee payable to such Lender pursuant to Section 3.4) to the Agent for the account of the Borrower; and the Agent shall credit such funds to the Borrower’s Accounts for same day value on such date.

(e)                                  In respect of any Rollover of Bankers’ Acceptances, in order to satisfy the continuing liability of the Borrower to a Lender for the face amount of maturing Bankers’ Acceptances accepted by such Lender, such Lender shall receive and retain for its own account the BA Discount Proceeds of new Bankers’ Acceptances issued on such Rollover, and the Borrower shall on the maturity date of the Bankers’ Acceptances being rolled over pay to the Agent for the account of such Lender an amount equal to the difference between the face amount of the maturing Bankers’ Acceptances and the BA Discount Proceeds from the new Bankers’ Acceptances, together with the BA Stamping Fee payable to such Lender in the amount calculated pursuant to Section 3.4.

(f)                                    In respect of any Conversion into Bankers’ Acceptances, in order to satisfy the continuing liability of the Borrower to the Lenders for the amount of the converted Advance, each Lender shall receive and retain for its own account the BA Discount Proceeds of the Bankers’ Acceptances issued upon such Conversion, and the Borrower shall on the Conversion Date pay to the Agent for the account of the Lenders an amount equal to the difference between the principal amount of the converted Advance and the aggregate BA Discount Proceeds from the Bankers’ Acceptances issued on such Conversion, together with the BA Stamping Fee payable to the Lenders in the amount calculated pursuant to Section 3.4.

(g)                                 Each Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it for its own account.

4.6                               Escrow Funds

Upon the occurrence of an Event of Default or as otherwise provided herein, the Borrower will forthwith pay to the Agent for deposit into an escrow account maintained by and in the name of the Agent for the benefit of the Lenders, an amount equal to the aggregate face amount of the then outstanding Bankers’ Acceptances (the “Escrow Funds”).  The Escrow Funds will be held by the Agent for set-off against future indebtedness owing by the Borrower to the applicable Lenders in respect of such Bankers’ Acceptances and prior thereto will bear interest at the rate declared by the Agent from time to time as that payable by it in respect of deposits for such amount and for the period from the date of deposit to the maturity date of the applicable Bankers’ Acceptances.  If such Event of Default is either waived or cured in compliance with the terms of this Agreement, then the remaining Escrow Funds, if any, together with any accrued interest to the date of release, will be released to the Borrower.

4.7                               BA Equivalent Loans

Notwithstanding the other provisions of this Article 4, a Non-BA Lender shall, in lieu of accepting and purchasing Bankers’ Acceptances, make a BA Equivalent Loan.  The amount of each BA Equivalent Loan shall be equal to the BA Discount Proceeds which would be realized from a hypothetical sale of those Bankers’ Acceptances to such Non-BA Lender which such Lender would otherwise be required to accept and purchase as part of such a BA Issue.  To determine the amount of such BA Discount Proceeds, the hypothetical sale shall be deemed to take place at the BA Discount Rate and using the BA Period for such BA Issue.  Any BA Equivalent Loan shall be made on the relevant Drawdown Date, Rollover Date or Conversion Date, as the case may be, and shall remain outstanding for the term of the relevant Drawdown or Rollover of, or Conversion into, Bankers’ Acceptances issued concurrently therewith.  Concurrently with the making of a BA Equivalent Loan, a Non-BA Lender shall be entitled to deduct therefrom an amount equal to the BA Stamping Fee which such Lender would otherwise be entitled to receive pursuant to Section 3.4 as part of such BA Issue if such Lender was accepting Bankers’ Acceptances, based on the amount payable on the maturity date of such BA Equivalent Loan.  The BA Equivalent Loan shall accrue interest at a rate per annum equal to the BA Discount Rate for the term of such BA Equivalent Loan.  Upon the maturity date for such Bankers’ Acceptances, the Borrower shall pay to each Non-BA Lender, in satisfaction of the face amount of its BA Equivalent Loan plus interest accrued thereon, an amount equal to the face amount of the Discount Notes issued by the Borrower in respect of its BA Equivalent Loans, failing which such amount shall be converted to a Prime Loan (if denominated in Cdn. Dollars) or a USBR Loan (if denominated in U.S. Dollars).  As set out in the definition of “Bankers Acceptances”, that term includes Discount Notes and all provisions of this Agreement applicable to Bankers’ Acceptances shall apply equally to Discount Notes evidencing BA Equivalent Loans with such changes as may in the context be necessary.  All references in this Agreement to “Advances” and “BA Issue” shall, unless otherwise expressly provided herein or unless the context otherwise requires, be deemed to include BA Equivalent Loans made by a Non-BA Lender as part of a Drawdown or Rollover of, or Conversion into, Bankers’ Acceptances.

ARTICLE 5
LETTERS OF CREDIT

5.1                               Availability of Letters of Credit

(a)                                  Each Letter of Credit shall be made available by the LC Issuer on behalf of all Lenders, and each Letter of Credit (including all applications therefor and all documents and instruments required to be presented thereunder) shall be satisfactory in form and substance to the LC Issuer.  No Letter of Credit shall be issued (or shall be renewable at the option of the beneficiary thereunder) for a term which (i) expires beyond the Maturity Date, or (ii) exceeds 1 year, or (iii) requires payment in any currency not acceptable to the LC Issuer and the Agent, each acting reasonably.

(b)                                 The maximum amount of all outstanding Letters of Credit at any time shall not exceed U.S. $75,000,000 or an amount in any other currency that has a U.S. Equivalent of U.S. $75,000,000.  For the purpose of calculating such maximum amount and the Outstandings and for any other relevant provision of this Agreement, the principal amount of any LC Issue shall be the maximum amount in U.S. Dollars (for which purpose any amount payable in any other currency shall be deemed to be the U.S. Equivalent thereof) which the LC Issuer may in all circumstances be required to pay pursuant to the terms thereof.  In addition, for the purpose of calculating the Outstandings owing at any time to any Lender (including the LC Issuer), each Letter of Credit shall be deemed to have been made available on a Pro Rata Basis by the Lenders.

5.2                               Reimbursement Obligations

(a)                                  The Borrower shall pay to the LC Issuer sufficient funds in the currency of the relevant Letter of Credit, either immediately on demand by the LC Issuer, to reimburse the LC Issuer for any payment made by it pursuant to such Letter of Credit, or at the option of the LC Issuer by prior written notice to the Borrower, on or prior to the date on which any payment is to be made by the LC Issuer pursuant to such Letter of Credit, to fund such payment by the LC Issuer.  If the Borrower does not make any payment required by the preceding sentence, the LC Issuer may (but shall not be obliged to), without receipt of a Notice of Drawdown and irrespective of whether any other applicable conditions precedent specified herein have been satisfied, and without waiver of the Default constituted by the Borrower’s failure to make such required payment, make a Prime Loan where the currency of such required payment is Cdn. Dollars or a USBR Loan where the currency of such required payment is in any currency other than Cdn. Dollars, to the Borrower in the aggregate amount of such required payment, and shall forthwith give notice thereof to the Borrower and the Agent.  For the purposes of determining the principal amount of such USBR Loan where the currency of the required payment is not U.S. Dollars, the required payment shall be converted into U.S. Dollars on the basis of the actual exchange rate obtained by the LC Issuer to purchase the required amount of such other currency on the date of the required payment.  The Borrower agrees to accept each such Advance and hereby irrevocably authorizes and directs the LC Issuer to apply the proceeds thereof in payment of the liability of the Borrower with respect to such required payment.

(b)                                 Each of the Lenders, other than the LC Issuer, agrees that it shall purchase from the LC Issuer, and the LC Issuer shall sell to such Lenders, for cash, at par, without representation or warranty from or recourse to the LC Issuer, (and irrespective of whether any condition precedent to an Advance has been met, whether any Default or Event of Default has occurred or is continuing or whether any acceleration or any enforcement action (including any termination of the Commitments) has occurred or commenced under the Loan Documents or otherwise or whether the Maturity Date has lapsed) on a Pro Rata Basis, an undivided interest in any Advance made by the LC Issuer pursuant to Section 5.2(a), immediately upon such Advance being made.  The LC Issuer, upon consultation with the purchasing Lenders, shall have the power to settle any documentation required to evidence any such purchase and, if deemed advisable by the LC Issuer, to execute any document as attorney for any Lender in order to complete any such purchase.  The Borrower and the Lenders acknowledge that the foregoing arrangements are to be settled by the Lenders among themselves, and the Borrower expressly consents to the foregoing arrangements among such Lenders.  Notwithstanding that any Lender may assign its rights and obligations hereunder, the obligations in this Section 5.2(b) shall continue as obligations of the Persons who were Lenders at the time each such Letter of Credit was issued, unless the LC Issuer specifically releases such Lender from such obligations by executing the applicable Lender Assignment Agreement.

(c)                                  If a domestic or foreign court issues any judgment or order extending the liability of the LC Issuer to make payment under such Letter of Credit beyond the expiry date specified therein, the Borrower shall forthwith upon demand by the LC Issuer pay to the LC Issuer, funds in the currency of such Letter of Credit and in the amount of the Advance constituted by such Letter of Credit.  Such funds (together with interest thereon) shall be held by the LC Issuer for payment of the liability of the Borrower pursuant to Section 5.2(a) or otherwise in respect of such Letter of Credit so long as the aforementioned judgment or order remains in force and the LC Issuer has or may in any circumstance have any liability under such Letter of Credit, and shall bear interest for such terms as are selected from time to time by the LC Issuer at the wholesale money market rate of the LC Issuer for deposits of similar currency, amounts and maturities.  Any balance of such funds and interest remaining at such time as the LC Issuer does not have and may never have any liability under such Letter of Credit shall nevertheless continue to be held by the LC Issuer, if and so long as any Default or Event of Default is continuing, as security for the remaining liabilities of the Borrower under the Loan Documents.

5.3                               General Provisions Regarding Letters of Credit

(a)                                  The Borrower agrees that neither the LC Issuer nor its officers, directors or correspondents shall assume liability for, or be responsible for:

(i)                                     the use which may be made of any Letter of Credit; or any acts or omissions of the beneficiary of any Letter of Credit including the application of any payment made to such beneficiary;

(ii)                                  the validity, correctness, genuineness or legal effect of any document or instrument relating to any Letter of Credit, even if such document or instrument should in fact prove to be in any respect invalid, insufficient, inaccurate, fraudulent or forged;

(iii)                               payment by the LC Issuer of any draft which does not comply with the terms of any Letter of Credit, unless such payment results from the gross negligence or wilful misconduct of the LC Issuer;

(iv)                              the failure of any document or instrument to bear any reference or adequate reference to any Letter of Credit;

(v)                                 any failure of the beneficiary of any Letter of Credit to meet the obligations of such beneficiary to the Borrower or any other Person;

(vi)                              any errors, inaccuracies, omissions, interruptions or delays in transmission or delivery of any messages, directions or correspondence by mail, facsimile or otherwise received by the LC Issuer, whether or not they are in cipher;

(vii)                           any inaccuracies in the translation of any messages, directions or correspondence or for errors in the interpretation of any technical terms, other than by reason of the gross negligence or wilful misconduct of the LC Issuer; or

(viii)                        any failure by LC Issuer to make payment under any Letter of Credit as a result of any law, control or restriction rightfully or wrongfully exercised or imposed by any domestic or foreign Governmental Authority or as a result of any other cause beyond the reasonable control of the LC Issuer or its officers, directors or correspondents.

(b)                                 The obligations of the Borrower under this Article 5 with respect to any Letter of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of the applicable Loan Documents under all circumstances including, without limitation:

(i)                                     any matter referred to in Section 5.3(a);

(ii)                                  any invalidity of any obligation secured by any Letter of Credit;

(iii)                               any incapacity, disability or lack or limitation of status or of power of any Borrower or the beneficiary of any Letter of Credit;

(iv)                              any lack of validity or enforceability of any Letter of Credit; or

(v)                                 the existence of any claim, set-off, defence or other right which either Borrower may have at any time against the LC Issuer, any other Lender, the Agent, the beneficiary of any Letter of Credit or any other Person; or any breach of contract or other dispute between the Borrower and the LC Issuer, any other Lender, the Agent, the beneficiary of any Letter of Credit or any other Person.

(c)                                  The LC Issuer may accept as complying with the terms of any Letter of Credit any document or instrument required by such Letter of Credit to be completed, signed, presented or delivered by or on behalf of any beneficiary thereunder which has been completed, signed, presented or delivered by a receiver, trustee in bankruptcy, assignee for the benefit of creditors, secured party or other like Person believed in good faith by the LC Issuer to be lawfully entitled to the property of such beneficiary, and the LC Issuer may make payments under such Letter of Credit to such Person.  The provisions of this Section 5.3(c) are for the sole benefit of the LC Issuer and the Lenders, and may not be relied on by any other Person.

(d)                                 Each Letter of Credit, except as specifically provided therein, and subject to any provision hereof to the contrary, shall be subject to the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce current at the time of issuance of such Letter of Credit.

(e)                                  In the case of any variance between any document or instrument required by a Letter of Credit and any document or instrument presented by or on behalf of any beneficiary thereunder, the Borrower shall be deemed to have ratified and confirmed the LC Issuer’s acceptance of the document or instrument so presented as complying with such Letter of Credit and to have waived any right which the Borrower might otherwise have had to object to variance from the document or instrument required by such Letter of Credit unless within 30 days of receipt thereof the Borrower shall have advised the LC Issuer in writing of any variance to which it objects.

ARTICLE 6
PAYMENTS

6.1                               Repayment and Prepayment of Advances

(a)                                  Optional Prepayment.  Subject to Sections 6.2(f), 6.2(g) and 6.2(h), the Borrower may, at its option, prepay any or all of the Outstandings without premium, bonus or penalty; provided that:

(i)                                     the Borrower shall deliver a Notice of Rollover/Conversion/Repayment to the Agent with the same prior notice that would apply if the Borrower was obtaining a Drawdown of the relevant type of Advance being prepaid;

(ii)                                  each such prepayment shall be a minimum of Cdn. $5,000,000 and in whole multiples of Cdn. $100,000 thereafter (for prepayments of Total Outstandings in Cdn. Dollars) or a minimum of U.S. $5,000,000 and in multiples of U.S. $100,000 thereafter (for prepayments of Outstandings in U.S. Dollars); and

(iii)                               each Notice of Rollover/Conversion/Repayment shall be irrevocable.

(b)                                 Currency Fluctuations.  If the U.S. Equivalent of the Outstandings is, at any time and for any reason, in excess of 102% of the Total Commitment, the Borrower shall within 10 Banking Days after notice from the Agent of such excess:

(i)                                     repay or otherwise reduce the Outstandings by the amount of such excess;

(ii)                                  pay to the Agent for deposit into an escrow account maintained by and in the name of the Agent for the benefit of the applicable Lenders an amount equal to such excess; or

(iii)                               any combination of (i) or (ii) above.

(c)                                  Maturity Date.  On the Maturity Date, the Borrower shall:

(i)                                     repay in full all Outstandings; and

(ii)                                  repay all other Loan Indebtedness.

6.2                               Payments - General

(a)                                  All payments of principal, interest, fees and other amounts owing from time to time by the Borrower to the Lenders pursuant to this Agreement shall be made in the currency in which the related Advance is outstanding (or in Cdn. Dollars if such payment does not relate to any Advance).

(b)                                 The Borrower authorizes and directs the Agent to automatically debit the Borrower’s Accounts for all amounts payable by the Borrower under this Agreement, including the repayment of principal and the payment of interest and fees and all charges agreed to by the Borrower for the maintaining of the Borrower’s Accounts; provided that the Agent shall, at least one Banking Day prior to making any such debit, inform the Borrower of the amount thereof and provide reasonable details of the calculation thereof.

(c)                                  All payments by the Borrower hereunder shall be made in same day funds.

(d)           The Borrower shall make all payments required hereunder, whether by way of principal, interest or otherwise, without regard to any defence, counterclaim or right of set-off available to the Borrower.

(e)           Unless otherwise specifically provided for herein, if any payment required hereunder shall become due and payable on a day which is not a Banking Day, such payment shall be made on the next following Banking Day and any extension of time shall in such case be included in computing interest payable hereunder relating to such payment.

(f)            A repayment or prepayment of a LIBOR Loan may occur only on the last day of the relevant LIBOR Period for such LIBOR Loan (unless early termination of such LIBOR Loan can be effected by the Lenders and the Borrower pays LIBOR breakage costs to the Lenders in accordance with Section 13.2).

(g)           A repayment or prepayment of a BA Issue may occur only on the maturity date for such BA Issue.

(h)           A repayment or prepayment of an LC Issue may occur only on the expiration date of the relevant Letters of Credit or if the relevant Letters of Credit are returned for cancellation.

6.3          Application of Payments After Default

If an Event of Default occurs and is continuing, all payments made by the Borrower hereunder to any Lender shall be applied to such portion of the Loan Indebtedness as such Lender may select in its sole discretion or as otherwise required by Law.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

7.1          Representations and Warranties

The Borrower represents and warrants to the Agent and the Lenders as follows on and as of the Effective Date:

(a)           Incorporation, Organization and Power.  It and each Restricted Subsidiary has been incorporated or amalgamated under the laws of its governing jurisdiction and is duly registered to carry on business in each jurisdiction where the nature of any business carried on by it or the character of any properties owned or leased by it makes such registration necessary, except where the failure to have such registration would not have a Material Adverse Effect, and has full corporate power and capacity to enter into and perform its obligations under the Loan Documents to which it is a party, and to carry on its business as currently conducted.

(b)           Authorization and Status of Agreements.  Each of the Loan Documents to which the Borrower or a Restricted Subsidiary is a party has been or will have been, when delivered by the Borrower or such Restricted Subsidiary, duly authorized, executed and delivered by the Borrower or Restricted Subsidiary, as applicable, and does not and will not in any material respect conflict with or contravene or constitute a default or create an encumbrance under:

(i)            the constating documents or by-laws or any resolutions of the Borrower or such Restricted Subsidiary, as applicable;

(ii)           the Public Indentures;

(iii)          any other agreement or document to which the Borrower or such Restricted Subsidiary is a party, as applicable; or

(iv)          any Law or Governmental Authorization applicable to the Borrower or such Restricted Subsidiary, as applicable,

which conflict or contravention, in the case of (iii) and (iv) only, would have a Material Adverse Effect.

(c)           Enforceability.  Each of the Loan Documents to which the Borrower or a Restricted Subsidiary, as applicable, is a party constitute valid and binding obligations of it and are enforceable against it in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(d)           No Adverse Change.  The audited and unaudited Financial Statements for the most recent Fiscal Quarter and Fiscal Year were prepared in accordance with GAAP and such audited and unaudited Financial Statements present fairly in all material respects the Borrower’s consolidated financial position as at the dates thereof and since each of those dates there has been no change in the consolidated financial position of the Borrower which would have a Material Adverse Effect.

(e)           Litigation.  There are no actions, suits or proceedings at law or in equity or before or by any Governmental Authority existing, pending or, to the best of the Borrower’s knowledge, threatened, against or affecting the Borrower or any Restricted Subsidiary which, if adversely determined, would have a Material Adverse Effect.

(f)            No Breach of Laws.  The Borrower and each of its Restricted Subsidiaries is not in breach of:

(i)            any Governmental Authorization of any Governmental Authority having jurisdiction in the matter; or

(ii)           any Laws,

which breach would have a Material Adverse Effect.

(g)           No Default.  No Default or Event of Default has occurred and is continuing.

(h)           Regulatory Approvals.  All Governmental Authorizations necessary for the Borrower and each of its Restricted Subsidiaries to carry on its business, as currently carried on, have been obtained and are in good standing except to the extent failure to so obtain such Governmental Authorizations or to maintain the same in good standing would not have a Material Adverse Effect, and all Governmental Authorizations necessary for it to enter into the Loan Documents to which it is party and perform its obligations hereunder and thereunder have been obtained and are in good standing.

(i)            Restricted Subsidiaries.  All of the Restricted Subsidiaries of the Borrower, together with the Borrower’s ownership interests therein, are accurately described in Schedule H.

(j)            Environmental Laws.  The Borrower and each of its Restricted Subsidiaries have obtained all Governmental Authorizations which are required under Environmental Laws and are in compliance with all Environmental Laws and with the terms and conditions of all such Governmental Authorizations, except to the extent that the failure to so obtain or comply would not have a Material Adverse Effect.

(k)           Environmental Condition of Property.  The property and assets of the Borrower and each of its Restricted Subsidiaries is not, to the knowledge of the Borrower, subject to any outstanding claim, charge or order from any Governmental Authority alleging violation of Environmental Law which would have a Material Adverse Effect or, if subject to any such claim, charge or order, the Borrower has notified the Lenders thereof and is taking or causing to be taken, with respect to itself and its Restricted Subsidiaries, all such remedial, corrective or other action required under the claim, charge or order or is diligently and in good faith contesting or causing it or its Restricted Subsidiaries, as applicable, to contest the validity thereof; and such property and assets complies, with respect to each of its use and operation, in all respects with Environmental Law and with the terms and conditions of all Governmental Authorizations which are required to be obtained by it under applicable Environmental Law, except to the extent that the failure to so comply would not have a Material Adverse Effect.

(l)            Title to Assets.  The Borrower and each of its Restricted Subsidiaries have good, beneficial and valid title to their property and assets, subject only to Permitted Liens, except to the extent that the failure to have such title would not have a Material Adverse Effect.

(m)          Taxes.  The Borrower and each of its Restricted Subsidiaries have filed all income tax returns which were required to be filed and have paid or made provision for payment of any and all Taxes (including interest and penalties) which are due and payable, except for the payment of any Taxes which are subject to a Permitted Contest.

(n)           Insurance.  The Borrower and each of its Restricted Subsidiaries have obtained all such insurance as is required by Section 8.1(i).

(o)           Full Disclosure.  To the best of the knowledge of the Borrower, all information, materials and documents prepared by the Borrower and delivered to the Agent in connection with the negotiation of this Agreement are true and accurate in all material respects and do not omit any material fact which renders such information incomplete or misleading in any material respect, except to the extent that any inaccuracy or omission would not have a Material Adverse Effect.

7.2          Nature and Survival of Representations and Warranties

All statements contained in any certificate or other instrument delivered by or on behalf of the Borrower pursuant to or in connection with the Credit Facility, and all representations, warranties, covenants, indemnities and agreements contained in the Loan Documents, shall survive the execution and delivery of the Loan Documents, the making of Advances and the repayment of the Loan Indebtedness.

ARTICLE 8
COVENANTS

8.1          Affirmative Covenants

So long as any Loan Indebtedness is outstanding or the Credit Facility is available hereunder, the Borrower covenants and agrees with each of the Lenders and the Agent that, unless the Majority Lenders otherwise consent in writing:

(a)           Punctual Payment.  The Borrower shall pay or cause to be paid all principal, interest, fees and all other amounts payable hereunder under this Agreement when due, and shall perform or cause to be performed all of its other obligations under this Agreement when required to be performed.

(b)           Existence.  Subject to a Permitted Merger, the Borrower shall do or shall cause to be done all things necessary to preserve and keep in full force and effect the Borrower’s and each Restricted Subsidiary’s corporate or partnership existence in good standing as a corporation or partnership under the Laws of its governing jurisdiction.

(c)           Maintenance and Operation.  The Borrower shall do or cause to be done, and shall cause each Restricted Subsidiary to do or cause to be done, all things necessary or required to have all its properties, assets and operations owned, operated and maintained in accordance with prudent industry practices, Environmental Law and all other applicable Laws, except to the extent that the failure to do so would not have a Material Adverse Effect.

(d)           Books and Records.  The Borrower shall keep proper records and books of account in which entries shall be made of its transactions, assets and businesses, and shall prepare the Financial Statements in accordance with GAAP.

(e)           Notice of Certain Events.  The Borrower shall give prompt notice in writing to the Agent of (without duplication) (i) any change in its Debt Rating by any Designated Rating Agency; (ii) any sale, exchange, lease, transfer or other disposition made by the Borrower or any Restricted Subsidiary of any of their respective property and assets for net proceeds in excess of U.S. $25,000,000, other than any such sale, exchange, lease, transfer or other disposition made in connection with any Permitted Securitization Program or Permitted ABL Facility; (iii) any legal proceedings filed against or disputes or proceedings by or before any Governmental Authority, in any such case involving a claim, charge, penalty or obligation of or against the Borrower or a Restricted Subsidiary which, if adversely determined, would have a Material Adverse Effect; (iv) any Default or Event of Default; or (v) any other event, act or condition that has a Material Adverse Effect.

(f)            Reporting.

(i)            The Borrower shall provide to the Agent (with sufficient copies for each of the Lenders):

(A)          as soon as practically available but in any event within 60 days after the end of each of the first three Fiscal Quarters during each Fiscal Year, the quarterly unaudited Financial Statements; and

(B)           as soon as practically available but in any event within 120 days after the end of each Fiscal Year, the annual audited Financial Statements.

(ii)           Concurrent with the delivery of the Financial Statements in (i) above, the Borrower shall provide a Compliance Certificate to the Agent.

(iii)          At least annually, a rolling three year business plan and financial forecast in form satisfactory to the Agent acting reasonably.

(iv)          Promptly after the incurrence thereof, the principal terms of any Subordinated Shareholder Debt including the principal amount thereof, the interest rate thereon and any scheduled payments.

(v)           The Borrower shall provide to the Agent such additional information regarding the business, affairs, operations or financial condition of the Borrower and its Subsidiaries as is reasonably requested by the Agent from time to time except for any such information that is price or commercially sensitive or which the Borrower is prohibited by contract or Law from so providing or which would, if so provided, require the Borrower to make a securities law filing or press release in order to comply with Canadian or U.S. securities disclosure rules as a result of such disclosure.

(g)           Operation of Properties.  The Borrower shall, and shall cause each Restricted Subsidiary to, operate and maintain its property and assets or, if it is not the operator, to use reasonable efforts to ensure that its property and assets are operated and maintained, in a good and workmanlike manner in accordance with prudent industry practices, Environmental Law and all other applicable Laws, if and to the extent that the failure to do so would have a Material Adverse Effect.

(h)           Performance of Leases.  The Borrower shall perform, and shall cause each Restricted Subsidiary to perform, all obligations under all leases and other documents of title relating to its or any of their property and assets, including payment of rentals, royalties, taxes or other charges in respect thereof which are necessary to maintain all such leases and other documents of title in good standing in all respects, except to the extent that the failure to so perform would not have a Material Adverse Effect.

(i)            Insurance.  The Borrower shall maintain, and shall cause each Restricted Subsidiary to maintain, adequate insurance (including self-insurance) in such amounts, terms and coverage as is customary for similar companies in similar businesses and according to prudent industry standards and, if requested, provide the Agent with a certificate of the relevant insurers with respect to such coverage.

(j)            Material Adverse Claims.  Except for Permitted Liens, the Borrower shall defend, and shall cause each Restricted Subsidiary to defend, its property  and assets from all material adverse claims.

(k)           Notice of Environmental Damage.  The Borrower shall, promptly upon acquiring knowledge thereof, notify the Agent of the discovery of any Contaminant or of any Release of a Contaminant into the Environment from or upon the land or property owned, operated or controlled by the Borrower or any Restricted Subsidiary, or of any breach of any Environmental Law (including without limitation, any non-compliance with any permit issued thereunder) by the Borrower or a Restricted Subsidiary or of any other matter which could result in any liability of the Borrower or a Restricted Subsidiary under any Environmental Law, and which in any such case would have a Material Adverse Effect.

(l)            Proceeds.  The Borrower shall use the proceeds of any Drawdown only for the purposes permitted by Section 2.2.

(m)          Payment of Taxes and Withholdings.  The Borrower shall, and shall cause each Restricted Subsidiary to, from time to time pay or cause to be paid all Taxes and to make and remit all withholdings, lawfully levied, assessed or imposed upon the Borrower or such Restricted Subsidiary or any of the property and assets of the Borrower or such Restricted Subsidiary, as and when the same become due and payable, except when and for so long as the validity of any such Taxes or withholdings is subject to a Permitted Contest or when the failure to so pay would not have a Material Adverse Effect.

(n)           Restricted Subsidiary Guarantees.  The Borrower shall cause each Restricted Subsidiary delivering a Restricted Subsidiary Guarantee after the Effective Date to promptly deliver to the Agent certified copies of its constating documents, by-laws and the resolutions authorizing the Restricted Subsidiary Guarantee, a certificate as to the incumbency of the officers of such Restricted Subsidiary signing such guarantee and an opinion of legal counsel to such Restricted Subsidiary respecting those matters as are addressed with respect to the Borrower in the legal opinion referred to in Section 9.1(d) and such other matters as may be reasonably required by the Agent, with all such certificates and opinions to be in form and substance satisfactory to the Agent, acting reasonably.

(o)           Consolidation of Assets.  The Borrower shall ensure that it and the Restricted Subsidiaries directly own not less than 80% of Consolidated Assets and that it owns and controls, directly or indirectly, 100% of the voting rights associated with all of the outstanding capital stock or partnership interests of each of the Restricted Subsidiaries.

(p)           Permitted Mergers.  The Borrower shall notify the Agent as soon as practicable following the completion of a Permitted Merger involving a Restricted Subsidiary and shall provide to the Agent such particulars thereof as it may reasonably request.

(q)           Rights of Access.  The Borrower shall, at reasonable times and on reasonable notice, and, subject always to the confidentiality provisions of Section 16.1, allow or enable the Agent, the Lenders or their representatives to:

(i)            inspect and make extracts from and copies of all financial and accounting books and records of the Borrower or any Restricted Subsidiary; and

(ii)           discuss with officers of the Borrower or any Restricted Subsidiary, its business, operations, assets, liabilities, results of operations and business prospects.

(r)            Notice of New Restricted Subsidiaries.  The Borrower shall (i) promptly notify the Agent of the acquisition, creation, designation or existence of each Subsidiary which becomes a Restricted Subsidiary after the date hereof, (ii) provide an updated Schedule H which provides the required particulars regarding each such Restricted Subsidiary and (iii) cause each such Restricted Subsidiary to promptly execute and deliver a Restricted Subsidiary Guarantee and a Subordination Agreement to the Agent.

(s)           Requirement to Settle Secured Swap Obligations.  If at any time the aggregate amount of all Secured Swap Obligations as determined on a mark-to-market basis in respect of all Secured Hedging Agreements exceeds the Senior Secured Swap Limit, the Borrower shall promptly notify the Agent thereof and shall, within 30 days of acquiring knowledge of such excess, settle and pay, or cause to be settled and paid, Secured Swap Obligations until the aggregate amount of Secured

Swap Obligations ceases to exceed the Senior Secured Swap Limit.  For certainty, nothing in this clause shall be construed as causing any Secured Swap Obligations to cease being secured by the Security (subject to the subordination provisions in Section 10.3).  Forthwith upon effecting any such settlements and payments, the Borrower shall provide written notice thereof to the Agent, with reasonable particulars of the actions taken under this clause.

8.2          Negative Covenants

So long as any Loan Indebtedness is outstanding or the Credit Facility is available hereunder, the Borrower covenants and agrees with each of the Lenders and the Agent that, unless the Majority Lenders otherwise consent in writing:

(a)           Limitation on Liens.  Except for Permitted Liens, the Borrower shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any of its property or assets.

(b)           Limitation on Dispositions.  The Borrower shall not sell, exchange, lease, transfer or otherwise dispose of any of the Fixed Charge Assets except as follows:

(i)            any Fixed Charge Assets may be transferred to a Restricted Subsidiary but only if such Restricted Subsidiary provides equivalent Security over such assets; and

(ii)           any Fixed Charge Assets may be replaced with other real property assets owned by the Borrower or any Restricted Subsidiary but only if such replacement assets have an equivalent or higher lending value (as determined by the Majority Lenders acting reasonably) and the Borrower or such Restricted Subsidiary provides equivalent Security over such replacement assets.

(c)           Limitation on Distributions.  Except for Permitted Distributions, the Borrower shall not, and shall not permit any Restricted Subsidiary to, make any Distributions.

(d)           Limitation on Restricted Subsidiary Debt.  The Borrower shall not permit any Restricted Subsidiary to create, incur, assume or otherwise permit to exist any Restricted Subsidiary Debt in an aggregate amount in excess of U.S.$50,000,000 unless security satisfactory to the Majority Lenders, acting reasonably, is granted in favour of the Lenders which ensures that the Credit Facility and any Secured Swap Obligations effectively rank in priority to such Restricted Subsidiary Debt.

(e)           Limitation on Non-Recourse Debt.  Except for Permitted Non-Recourse Debt, the Borrower shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or otherwise permit to exist any Non-Recourse Debt.

(f)            Limitation on Hedging.  Except for Permitted Hedging, the Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into any Hedging Agreements.

(g)           Limitation on Operating Leases.  The Borrower shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or otherwise permit to exist any Attributable Debt in excess of 7.5% of Consolidated Assets, excluding any Attributable Debt that would be permitted by the Debt to  Capitalization Ratio if such Attributable Debt was included within Net Consolidated Debt.

(h)           Mergers, Amalgamation and Consolidations.  Except for a Permitted Merger, the Borrower shall not, and shall not permit any Restricted Subsidiary to, amalgamate with any other Person or enter into any transaction whereby all or substantially all of its undertaking, property and assets would become the property of any other Person whether by way of reconstruction, reorganization, recapitalization, consolidation, merger, transfer, sale or otherwise.

(i)            No Change in Business.  The Borrower shall not materially alter the nature or character of the business of the Borrower and its Subsidiaries taken as a whole from the nature or character such business on the Effective Date, but, for greater certainty, the sale, transfer or other disposition or the decommissioning or rationalization of the facilities, assets or business units relating to the production of a product shall not constitute a material alteration of the nature or character of the business so long as the majority of the assets of the Borrower and its Restricted Subsidiaries taken as a whole are associated with the manufacturing, upgrading and marketing of petrochemicals and plastics including midstream processing activities related to feedstock.

(j)            Financial Assistance.  The Borrower shall not, and shall not permit any Restricted Subsidiary to, provide any financial assistance (whether by way of an investment or a loan, guarantee, investment or other credit support arrangement of any nature whatsoever) to any Person except for:

(i)            financial assistance to or in favour of the Borrower or any Restricted Subsidiary;

(ii)           financial assistance in the form of equity investments or intercompany loans made to any Unrestricted Subsidiary on or before June 30, 2009 or Tax Planning Transactions whether completed before or after June 30, 2009; or

(iii)          provided that no Default or Event of Default has occurred and is continuing or would result therefrom, financial assistance in an aggregate outstanding amount which does not exceed (A) U.S. $100,000,000 plus (B) the net cash proceeds from any new equity or Subordinate Shareholder Debt issued or incurred after the Effective Date for the express purpose of funding such financial assistance (but excluding for certainty the net cash proceeds from any equity or Subordinate Shareholder Debt issued or incurred to cure a breach under Section 8.3).

(k)           No Amendment of Huntsman Preferred Stock Obligations. Except for early termination of the Huntsman Preferred Stock Obligations, the Borrower shall not, and shall not permit NOVA Chemicals Inc. to, increase, amend or extend the Huntsman Preferred Stock Obligations.

(l)            Transactions with Affiliates. The Borrower shall not, and shall not permit any Restricted Subsidiary to enter into transactions with Affiliates on terms materially less favourable to the Borrower and any Restricted Subsidiary than would be found in comparable transactions with an unrelated Person.

8.3          Financial Covenants

So long as any Loan Indebtedness is outstanding or the Credit Facility is available hereunder, the Borrower covenants and agrees with each of the Lenders and the Agent that, unless the Lenders otherwise consent in writing:

(a)           Debt to Capitalization Ratio.  The Borrower shall maintain a Debt to Capitalization Ratio which does not exceed 60% at the end of each Fiscal Quarter.

(b)           Senior Debt to Cash Flow Ratio.  The Borrower shall maintain a Senior Debt to Cash Flow Ratio which does not exceed 3.0 to 1.0 at the end of each Fiscal Quarter.

The Borrower shall have the ability to cure any breach of one or both financial covenants from time to time by obtaining new equity contributions or Subordinate Shareholder Debt which are obtained for the express purpose of curing such breach; provided that (i) each such cure must occur within 30 days after delivery of the Compliance Certificate which disclosed such breach and (ii) in the case of a breach of the Senior Debt to Cash Flow Ratio, (A) only one such cure may occur in any rolling 12-month period, (B) only 50% of the new equity contributions or Subordinate Shareholder Debt will be included as Consolidated Cash Flow and (C) a maximum of U.S. $100,000,000 of equity contributions and Subordinate Shareholder Debt (for a maximum net contribution of U.S. $50,000,000) will be included as Consolidated Cash Flow in any rolling 12-month period.

ARTICLE 9
CONDITIONS PRECEDENT

9.1          Conditions Precedent to Effectiveness

On or promptly after the Effective Date, the Borrower shall deliver to the Agent for and on behalf of the Lenders, or cause to be delivered, the following:

(a)           an executed copy of this Agreement (including the confirmation of guarantees attached hereto);

(b)           a certified copy of the authority of the board of directors of the Borrower authorizing the execution, delivery and performance of this Agreement;

(c)           a favourable opinion of the Borrower’s Counsel addressed to the Agent and the Lenders and relating to the Borrower, the execution, delivery and enforceability of this Agreement and such other matters as may be reasonably requested by the Agent or its counsel;

(d)           a favourable opinion of the Lenders’ Counsel addressed to the Agent and the Lenders and relating to the enforceability of this Agreement and such other matters as may be reasonably requested by the Agent;

(e)           payment to the Agent on behalf of the lenders under the Existing Credit Agreement of all accrued interest and fees;

(f)            payment to the Agent on behalf of the Lenders of all fees as previously agreed;

(g)           a certificate of the Borrower confirming the following:

(i)            termination of the bridge credit agreement dated February 22, 2009 entered into by NOVA Chemicals (Canada) Ltd. with certain of the lenders under the Existing Credit Agreement;

(ii)           closing of a high yield bond offering by the Borrower for gross proceeds of at least U.S. $450,000,000; and

(iii)          extension of the existing bilateral credit facilities with TD in the aggregate principal amount of U.S. $170,000,000 through to their original maturity dates;

(h)           executed letters from Citibank Canada, JPMorgan Chase Bank, N.A., Toronto Branch and Caisse Centrale Desjardins confirming that such financial institutions have ceased to be Lenders.

This Agreement shall become effective upon satisfaction or waiver of all of the above conditions.

9.2          Conditions Precedent to Drawdown

The obligation of the Lenders to make each Drawdown under the Credit Facility shall be subject to satisfaction of the following conditions precedent on or before the relevant Drawdown Date:

(a)           the Agent shall have received a Notice of Drawdown in respect of such Drawdown in accordance with Section 2.4;

(b)           on the relevant Drawdown Date, no Default or Event of Default shall have occurred and be continuing and no Default or Event of Default shall occur as a result of the making of such Drawdown;

(c)           on the relevant Drawdown Date, all the representations and warranties of the Borrower and the Restricted Subsidiaries in Section 7.1 are true and correct as though made on such date (and for such purposes the reference to the Effective Date in the first and second lines of Section 7.1 shall not apply);

(d)           since the date of the most recent Financial Statements delivered to the Agent, no event, act or condition has occurred that would have a Material Adverse Effect; and

(e)           the Borrower cannot request such Drawdown unless, after the making of such Drawdown, the Borrower shall be in compliance with the negative pledges contained in the Public Indentures.

9.3          Waiver of Conditions Precedent

The conditions precedent set out in Sections 9.1 and 9.2 are inserted for the sole benefit of the Lenders and may be waived only by all Lenders, in whole or in part and with or without terms or conditions, in respect of all or any portion of the Drawdowns without affecting the right of the Lenders to assert such terms and conditions in respect of any other Drawdowns or any other matter contemplated by this Agreement.

9.4          Form and Substance of Documents

All Loan Documents, certificates, reports, opinions and other documentation which the Lenders are entitled to receive hereunder from time to time shall be in form and substance satisfactory to the Agent and its counsel, acting reasonably.

ARTICLE 10
SECURITY

10.1        Security

As continuing collateral security for the Loan Indebtedness and the Secured Swap Obligations, the Borrower has previously executed and delivered to the Agent, or caused to be executed and delivered to the Agent, the following:

(a)           the Debenture;

(b)           the Deposit Instrument;

(c)           the Lease Subordination Agreements; and

(d)           the Subordination Agreements dated April 2, 2003 from each of the Restricted Subsidiaries.

In respect of the Security:

(i)            over certain of the Fixed Charge Assets, the Agent agrees to provide, and is hereby authorized by the Lenders and the Swap Lenders to provide, the acknowledgments contemplated by Section 6.05 of the Plant Co-Owners Agreement dated as of July 11, 1997 between NOVA Chemicals Corporation (as successor to NOVA Chemicals Ltd.) and Dow Chemical Canada Inc. (as successor to Union Carbide Canada Inc.) and by Section 9.5 of the Infrastructure Co-Owners Agreement dated as of July 11, 1997 between NOVA Chemicals Corporation (as successor to NOVA Chemicals Ltd.) and Dow Chemical Canada Inc. (as successor to Union Carbide Canada Inc.); and

(ii)           over personal property which is the subject of Permitted Securitization Programs, Permitted ABL Facilities and Permitted Non-Recourse Debt, the Agent agrees to provide, and is hereby authorized by the Lenders and the Swap Lenders to provide the following:

(A)          in the case of a Permitted Securitization Program or Permitted Non-Recourse Debt, a discharge and release in respect of the rights of the Agent and the Lenders under the Security Documents in respect of such personal property; and

(B)           in the case of a Permitted ABL Facility, a subordination agreement in respect of the rights of the Agent and the Lenders under the Security Documents in respect of such personal property.

10.2        Registration

(a)           The Borrower shall, at its expense, register, file or record the Security in all offices where such registration, filing or recording is necessary or of advantage to the creation, perfection and preserving of the security applicable to it.  The Borrower shall amend and renew such registrations, filings and recordings from time to time as and when required to keep them in full force and effect or to preserve the Lien established by any prior registration, filing or recording thereof.  To facilitate such ongoing perfection of the Security, the Borrower shall promptly notify the Agent of (a) any change in the location of its chief executive office from Calgary or Pittsburgh or (b) any acquisition by it of any material property or assets located outside of the Provinces of Alberta or Ontario.

(b)           The Borrower shall not be required to register, file or record the Security at any land titles office or registry against any specific real property interests owned by the Borrower (other than the Fixed Charge Assets) unless directed to do so by (i) the Majority Lenders at any time when no Event of Default exists, (ii) any Lender at any time when an Event of Default exists, or (iii) any Swap Lender when an “Event of Default” exists under and as defined in any Secured Hedging Agreement with such Swap Lender.

(c)           The Agent shall have the right to make, at the expense of the Borrower, all such registrations, filings or recordings as are required to be made by the Borrower pursuant to this Section 10.2.

(d)           If the Agent, any Lender or any Swap Lender registers, files or records the Security at any land titles office or registry against any specific real property interests owned by the Borrower (other than the Fixed Charge Assets), such Person shall promptly notify the Agent and the Borrower, as applicable.

10.3        Sharing Security

The Borrower and the Lenders agree and acknowledge that the Security is being held by the Agent to secure firstly the Loan Indebtedness and the Senior Secured Swap Obligations on a senior basis (and on a pari passu basis within these senior obligations) and secondly any Subordinate Secured Swap Obligations on a subordinate basis (and on a pari passu basis within these subordinate obligations), as more particularly contemplated below.  For purposes of the above sentence, pari passu basis means:

(a)           with respect to the Lenders, proportional between (i) the Loan Indebtedness and (ii) the aggregate of the Loan Indebtedness plus the Senior Secured Swap Obligations; and

(b)           with respect to the Swap Lenders, proportional between (i) the Senior Secured Swap Obligations and (ii) the aggregate of the Loan Indebtedness plus the Senior Secured Swap Obligations.

The Swap Lenders, as among themselves, will share their pro rata allocation of the Security, as determined in paragraph (b) above in the case of Senior Secured Swap Obligations, based on a pro rata allocation of the aggregate outstanding Senior Secured Swap Obligations owing to each Swap Lender.

The Swap Lenders, as among themselves, will share their subordinate allocation of the Security, as determined in paragraph (c) below in the case of Subordinate Secured Swap Obligations, on a pari passu basis based upon a pro rata allocation of the outstanding Secured Swap Obligations (other than the Huntsman Preferred Stock Obligations) owing to each Swap Lender.

If requested by any of the Agent, the Majority Lenders or any Swap Lender, then each of the Agent and the Swap Lenders will enter into such further intercreditor agreements and assurances as may be reasonably requested to further evidence the sharing provisions of this Section 10.3.  In addition to the pari passu sharing provisions referred to above, such further agreements shall incorporate the following principles:

(a)           no Swap Lender may enforce the Security (without the Lenders) unless the Borrower defaults in paying any Secured Swap Obligations then due and owing to such Swap Lender in excess of the U.S. Equivalent of U.S. $7,500,000 and such default continues for at least 30 days; provided that any such Secured Swap Obligations not paid by the Borrower by the end of such 30 day period may, at the option of the Lenders and to the extent of any undrawn availability under the Total Commitment, be paid by the Lenders and shall be deemed to constitute a Prime Loan (if denominated in Cdn. Dollars) or a USBR Loan (if denominated in any currency other than Cdn. Dollars);

(b)           after the Lenders or any Swap Lender(s) elect to enforce the Security, any decision or determination which is required to be made by the enforcing secured parties regarding the conduct of such enforcement shall be determined by the enforcing Lenders (if the Loan Indebtedness exceeds the Senior Secured Swap Obligations of the enforcing Swap Lenders) or by the enforcing Swap Lender(s) (if the Senior Secured Swap Obligations of the enforcing Swap Lender(s) exceeds the Loan Indebtedness or if and for so long as the Lenders have not elected to enforce the Security); and

(c)           no Swap Lender may receive any proceeds of realization from the Security in respect of the Subordinate Secured Swap Obligations until after the Loan Indebtedness and the Senior Secured Swap Obligations have been repaid in full.

The above principles are intended to apply at all times (whether before or after the execution of any intercreditor agreement) but are not intended to apply to any enforcement of the Swap Guarantee on an unsecured basis.

10.4        Form and Amount of Security

If the Agent, acting reasonably, determines at any time and from time to time that the form and nature of the then existing Security is deficient in any way or does not fully provide the Agent and the Lenders and the Swap Lenders with the Security and priority to which each is entitled hereunder, the Borrower will forthwith execute and deliver or cause to be executed and delivered to the Agent, at the Borrower’s expense, such amendments to the Security or provide such new security as the Agent may reasonably request.  Without limiting the foregoing, if any Compliance Certificate delivered by the Borrower discloses that the aggregate of the Total Commitment plus the mark to market position of all Secured Swap Obligations (and for the purposes hereof the mark to market position of the Huntsman Preferred Stock Obligations shall be deemed to be U.S. $75,000,000 or such lesser amount as may be secured by the Security as confirmed to the satisfaction of the Majority Lenders acting reasonably) exceeds U.S. $600,000,000, then the Borrower will forthwith either (a) execute and deliver a supplemental debenture which increases the maximum principal amount of the Debenture by such amount as may be required to ensure that such maximum principal amount exceeds such aggregate secured obligations by at least U.S. $50,000,000 and shall ensure that such supplemental debenture ranks as a first ranking security interest against the Fixed Charge Assets or (b) provide such other security as may be satisfactory to the Majority Lenders acting reasonably.

The forms of Security shall have been or be prepared based upon the Laws of Canada and Alberta applicable thereto in effect at the date hereof.  The Agent shall have the right to require that:

(a)           any such Security be amended to reflect any changes in such Laws, whether arising as a result of statutory amendments, court decisions or otherwise, in order to confer upon the Agent the Security intended to be created thereby, and

(b)           the Borrower execute and deliver to the Agent such other and further debentures, mortgages, trust deeds, assignments and security agreements as may be reasonably required to ensure the Agent, the Lenders and the Swap Lenders have and hold, subject to Permitted Liens, an effective floating charge or security interest over all of the property and assets of the Borrower (other than the Fixed Charge Assets) and a first priority fixed charge over all of the Fixed Charge Assets.

10.5        After-Acquired Property

All property acquired by or on behalf of the Borrower after the date of execution of the Security (hereinafter collectively referred to as “After-Acquired Property”), will be subject to the charges and security interests of the Debenture, without any further conveyance, mortgage, pledge, charge, assignment or other act on the part of the Borrower.  Without limiting the effect of the preceding sentence, but subject to Section 10.2, the Borrower will from time to time execute and deliver, or cause to be executed and delivered, and the Agent will register, all at the Borrower’s expense, such instruments supplemental to the Security, in form and substance satisfactory to the Agent, acting reasonably, as may be necessary or desirable to ensure that the Security as amended and supplemented constitutes in favour of the Agent, the Lenders and the Swap Lenders an effective floating charge or security interest over such After-Acquired Property as required hereunder.

10.6        Continuing Security

Each item or part of the Security shall for all purposes be treated as a separate and continuing collateral security and shall be deemed to have been given in addition to and not in place of any other item or part of the Security or any other security now held or hereafter acquired by the Agent or the Lenders. No item or part of the Security shall be merged or be deemed to have been merged in or by this Agreement or any documents, instruments or acknowledgements delivered hereunder, or any simple contract debt or any judgment, and any realization of or steps taken under or pursuant to any security, instrument or agreement shall be independent of and not create a merger with any other right available to the Lenders or the Agent under any security, instruments or agreements held by it or at Law or in equity.

10.7        Dealing with Security

The Agent, with the consent of all of the Lenders, may grant extensions of time or other indulgences, take and give up securities (including, without limitation, the Security or any part or parts thereof), accept compositions, grant releases and discharges and otherwise deal with the Borrower and other Parties and with security (including without limitation, the Security and each part thereof) as the Agent may see fit, and may, subject to Section 10.3, apply all amounts received from the Borrower or others or from securities (including without limitation, the Security or any part thereof) upon such part of the liabilities of the Borrower hereunder or under any of the Security as the Agent may think best, without prejudice to or in any way limiting the liability of the Borrower under this Agreement or under any of the Security or any other collateral security.

10.8        Effectiveness

The Security shall be effective, and the undertakings as to the Security herein or in any other Loan Document shall be continuing, whether any Loan Indebtedness is then outstanding or any amounts thereby secured or any part thereof shall be owing before or after, or at the same time as, the creation of such Security or before or after or upon the date of execution of any amendments to this Agreement.

10.9        Release and Discharge of Security

The Borrower shall not be discharged from the Security or any part thereof except by a written release and discharge signed by the Agent with the prior written consent of all Lenders and all of the Swap Lenders.  If all of the Loan Indebtedness and the Secured Swap Obligations have been repaid, paid, satisfied and discharged, as the case may be, in full and the Credit Facility has been fully cancelled, then the Security shall be released and discharged by the Agent and the Lenders. The Agent, at the cost and expense of the Borrower, shall from time to time do, execute and deliver, or cause to be done, executed and delivered, all such agreements, instruments, certificates, financing statements, notices and other documents and all acts, matters and things as may be reasonably requested by the Borrower to give effect to, establish, evidence or record the foregoing release and discharge.

10.10      Transfer of Security

If TD, in its capacity as Agent, or any successor thereto, in its capacity as Agent (the “Departing Agent”) ceases to be the Agent, the Departing Agent shall transfer and assign all of the Security to the replacement agent or, if the Credit Facility has been repaid and cancelled, to the Swap Lenders.

ARTICLE 11
EVENTS OF DEFAULT

11.1        Events of Default

Each of the following events shall constitute an “Event of Default”:

(a)           Failure to Pay Principal.  If the Borrower defaults in the due and punctual payment of any Outstandings when the same becomes due and payable hereunder, and such default continues for a period of 3 Banking Days after notice is given to the Borrower by the Agent specifying such default and requiring it to be remedied.

(b)           Failure to Pay Interest.  If the Borrower defaults in the due and punctual payment of any Loan Indebtedness (other than any Outstandings) as and when the same becomes due and payable hereunder, and such default continues for a period of 5 Banking Days after notice is given to the Borrower by the Agent specifying such default and requiring it to be remedied.

(c)           Breach of Covenants.  Except for an Event of Default set out in paragraphs (a) or (b) above, if the Borrower or any Restricted Subsidiary defaults in the performance or observance of any covenant, obligation or condition to be observed or performed by it pursuant to this Agreement or any other Loan Document, and the Borrower or such Restricted Subsidiary fails to remedy such default within a period of 30 days after notice is given to the Borrower by the Agent specifying such default and requiring it to be remedied (or such longer period as may be acceptable to the Majority Lenders acting reasonably if the Borrower is diligently taking steps to remedy such breach).

(d)           Incorrect Representations.  If any representation or warranty made by the Borrower or any Restricted Subsidiary in this Agreement or any other Loan Document is incorrect in any material respect when made and (if capable of being remedied) such inaccuracy continues for a period of 30 days after notice is given to the Borrower by the Agent specifying such default and requiring it to be remedied (or such longer period as may be acceptable to the Majority Lenders acting reasonably if the Borrower is diligently taking steps to remedy such inaccuracy).

(e)           Insolvency.  If any judgment, decree or order of a court of competent jurisdiction is entered against the Borrower or any Restricted Subsidiary other than as otherwise permitted hereunder (i) adjudging the Borrower or such Restricted Subsidiary bankrupt or insolvent, or approving a petition seeking reorganization, liquidation, dissolution or winding-up of the Borrower or such Restricted Subsidiary under its governing legislation of its jurisdiction of constitution or the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or any other bankruptcy, insolvency or analogous law, or (ii) appointing a receiver, trustee, liquidator, or other person with like powers over all, or substantially all, of the property of the Borrower or such Restricted Subsidiary, or (iii) ordering the involuntary winding up or liquidation of the affairs of the Borrower or such Restricted Subsidiary, unless such judgment, decree, order or appointment is stayed within 30 days after the entry thereof and thereafter continues to be stayed or of no effect against the Borrower or such Restricted Subsidiary or any of their respective property and assets.

(f)            Winding-Up.  If (i) an order or a resolution is passed with the consent of the Borrower or any Restricted Subsidiary or their shareholders for the dissolution, winding-up, reorganization or liquidation of the Borrower or such Restricted Subsidiary (other than a Permitted Merger), or (ii) if the Borrower or any Restricted Subsidiary institutes proceedings to be adjudicated bankrupt or insolvent, or consents to the institution of bankruptcy or insolvency proceedings against it under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or any other bankruptcy, insolvency or analogous law, or (iii) the Borrower or any Restricted Subsidiary consents to the filing of any petition under any such law or to the appointment of a receiver, or other person with like powers, over all, or substantially all, of the property of the Borrower or such Restricted Subsidiary, or (iv) the Borrower or any Restricted Subsidiary makes a general assignment for the benefit of creditors, or becomes unable to pay its debts generally as they become due, or (v) the Borrower or any Restricted Subsidiary takes any corporate action in furtherance of any of the aforesaid purposes.

(g)           Cross Acceleration to Other Indebtedness.  The Borrower or any Restricted Subsidiary defaults in the making of any payment relating to any Net Consolidated Debt (other than the Loan Indebtedness or the Debt described in Section 11.1(m)) after all applicable grace or cure periods have expired and provided that the aggregate outstanding principal amount of all such Net Consolidated Debt exceeds U.S. $25,000,000.

(h)           Other Enforcement Proceedings.  If property and assets of the Borrower or any Restricted Subsidiary (other than assets which secure Non-Recourse Debt) having an aggregate fair market value in excess of U.S. $25,000,000 is subject to enforcement, seizure or attachment by any Person pursuant to any Lien, legal process or other means, including, without limitation, distress, execution or any other step or proceeding with similar effect and such enforcement or other proceeding shall continue in effect and not be released, discharged or stayed for a period of 30 days.

(i)            Judgments.  If one or more judgments, decrees or orders (other than in respect of Non-Recourse Debt) shall be rendered against the Borrower or any Restricted Subsidiary for the payment of money in excess of U.S. $25,000,000 and any of such judgments, decrees or orders shall continue unsatisfied and in effect for a period of 30 days without being vacated, discharged, satisfied or stayed pending appeal.

(j)            Change of Control.  If any Change of Control occurs without the prior written consent of the Majority Lenders.

(k)           Invalid Loan Documents.  If, for a period of 15 days after notice thereof to the Borrower, any of the Loan Documents or any material provision thereof ceases, becomes and continues to be invalid or unenforceable and is not cured to the satisfaction of the Majority Lenders acting reasonably.

(l)            Cross Default to Secured Swap Obligations.  The Borrower or any Affiliate defaults in the making of any payment of any Secured Swap Obligations pursuant to the applicable Secured Hedging Agreement and such default continues for a period of 3 Banking Days after all applicable grace or cure periods have expired.

(m)          Cross Default to Specified Other Debt. After all applicable grace or cure periods have expired, any default, event of default or similar condition or event (however described) in respect of the Borrower or any Restricted Subsidiary occurs or exists under (1) any bilateral credit facility with any Lender or its Affiliate or (2) any Pari Passu Debt in respect of obligations of the Borrower or any Restricted Subsidiary aggregating in excess of U.S.$25,000,000 (or the U.S. Equivalent thereof in Cdn. Dollars in any other currency); provided that such dollar threshold shall not apply if the holder of such Pari Passu Debt commences proceedings to enforce its security against the Borrower or any Restricted Subsidiary.

11.2        Effect of Events of Default

If an Event of Default occurs and is continuing, the Agent with the approval of the Lenders may, by notice in writing to the Borrower, cancel the availability of all or any part of the Credit Facility and/or declare all or any part of the Outstandings, together with all accrued and unpaid interest thereon and all other Loan Indebtedness, to be immediately due and payable, whereupon:

(a)           all such amounts shall become immediately due and payable, without protest, presentment, demand or further notice of any kind, all of which are expressly waived by the Borrower and the Borrower hereby unconditionally promises and agrees to immediately pay such amounts to the Agent;

(b)           such notice shall constitute due demand for payment under any notes issued pursuant to the Loan Documents;

(c)           a demand for payment of all such amounts may be given to any Restricted Subsidiary under any Restricted Subsidiary Guarantee;

(d)           at the option of the Lenders, the Borrower shall convert any LIBOR Loan in U.S. Dollars into a USBR Loan, notwithstanding that such Conversion may cause the Borrower to incur liability pursuant to Section 13.2;

(e)           at the option of the Lenders, the Borrower shall forthwith pay funds in an amount sufficient to pay the aggregate face amount of all outstanding Bankers’ Acceptances into a cash collateral account with the Agent and any amount not so paid by the Borrower may, at the option of the Lenders and without notice to the Borrower, be paid by the Lenders into an interest-bearing cash collateral account and shall be deemed to constitute a Prime Loan (if denominated in Cdn. Dollars) or a USBR Loan (if denominated in U.S. Dollars);

(f)            at the option of the Lenders, the Borrower shall forthwith pay funds in an amount sufficient to pay the aggregate stated maximum face amount of all outstanding Letters of Credit into a cash collateral account with the Agent and any amount not so paid by the Borrower may, at the option of the Lenders and without notice to the Borrower, be paid by the Lenders into an interest-bearing cash collateral account and shall be deemed to constitute a Prime Loan (if denominated in Cdn. Dollars) or a USBR Loan (if denominated in any currency other than Cdn. Dollars); and

(g)                                 the Agent on behalf of the Lenders shall be entitled to exercise all rights and remedies available to it under any of the Loan Documents, at Law.

11.3        Right of Set-Off

Upon the occurrence and during the continuation of an Event of Default, each Lender is hereby authorized at any time and from time to time thereafter, without notice to the Borrower (any such notice being expressly waived by the Borrower) and to the fullest extent permitted by law, to set-off and apply any and all deposits (whether general or special, time or demand, provisional or final, matured or unmatured) at any time held and any and all other indebtedness at any time owing, by such Lender to or for the credit or the account of the Borrower against any or all of the Loan Indebtedness.  Such Lender agrees to promptly notify the Borrower and the Agent after any such set-off and application and to provide particulars of such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  This set-off may occur notwithstanding that such deposits or other indebtedness are expressed in different currencies and such Lender is hereby authorized to effect any necessary currency conversions at the Noon Rate.

ARTICLE 12
INCREASED COSTS

12.1        Increased Costs Due to Changes in Law

(a)                                  If, after the Effective Date, due to either:

(i)                                     the introduction of, or any change in, or in the interpretation of, any Law, resulting in the imposition or increase of reserve, deposit or similar requirements by any court, central bank or other Governmental Authority charged with the administration thereof; or

(ii)                                  the compliance with any guideline or request from any central bank or other Governmental Authority (whether having the force of Law or not) which a Lender, acting reasonably and in good faith, determines that it is required to comply with, there shall be any increase in the cost to such Lender of agreeing to make available or making, funding or maintaining any Advance, or any reduction in the effective return to such Lender thereunder (other than a reduction resulting from a higher rate of income taxes or other special tax relating to such Lender’s income in general), then, subject to paragraph (b) below, the Borrower shall, within 10 days after being notified by such Lender of such event, pay to such Lender quarterly in arrears, that amount (the “Additional Compensation”) which such Lender, acting reasonably, determines shall compensate it, after taking into account all applicable Taxes, for any such increased costs or reduced returns incurred or suffered by such Lender.

(b)                                 If Additional Compensation is payable, the Borrower shall have the option to prepay or convert to another form of Advance any amount of the Credit Facility affected thereby, subject to compliance with the applicable conversion and repayment provisions set out herein.  If the Additional Compensation relates to outstanding Bankers’ Acceptances or Letters of Credit, such Lender may require the Borrower to deposit in an interest bearing account with such Lender (with interest to accrue for the benefit of the Borrower) such amount as may be necessary to fully satisfy the contingent obligations of such Lender for all outstanding Bankers’ Acceptances or Letters of Credit, as applicable, in accordance with the arrangements set out in Section 4.6 (excepting out all references to an Event of Default).

12.2        Illegality

Notwithstanding anything to the contrary herein contained, if on any date a Lender determines in good faith, which determination shall be conclusive and binding on the Parties, that its ability to maintain or continue to offer any type(s) of Advances under the Credit Facility has become unlawful or impossible because:

(a)                                  of any change in applicable Laws, or in the interpretation or administration thereof by any Governmental Authority having jurisdiction in the matter; or

(b)                                 the imposition of any condition, restriction or limitation upon such Lender which is outside of its control,

then such Lender shall give prompt written notice thereof to the Borrower and the Agent, and the Borrower shall forthwith (or at the end of such period as is permitted under the applicable Law) repay to such Lender all principal amounts affected thereby, together with all unpaid interest accrued thereon to the date of repayment and all other expenses incurred in connection with the termination of any such Advance, including any expenses resulting from the termination of any LIBOR Period relating thereto in accordance with Section 13.2.  If the principal amount affected thereby relates to outstanding Bankers’ Acceptances, such Lender may require the Borrower to deposit in an interest bearing account with such Lender (with interest to accrue for the benefit of the Borrower) such amount as may be necessary to fully satisfy the contingent obligations of such Lender for all outstanding Bankers’ Acceptances and Letters of Credit in accordance with the arrangements set out in Section 4.6 (excepting out all references to an Event of Default).  The Borrower may utilize other forms of Advances not so affected in order to make any required repayment and, after any such repayment, the Borrower may elect to re-borrow the amount repaid by way of some other type of Advance upon complying with any other applicable requirements in this Agreement.

12.3        Market Disruption Respecting LIBOR Loans

Notwithstanding anything to the contrary herein contained, if at any time subsequent to the giving of a Notice of Borrowing to the Agent by the Borrower with regard to any requested LIBOR Loan:

(a)                                  the Agent (acting reasonably) determines that by reason of circumstances affecting the London Interbank Eurodollar Market, adequate and fair means do not exist for ascertaining the rate of interest with respect to, or deposits are not available in sufficient amounts in the ordinary course of business to fund, a requested LIBOR Loan during the ensuing LIBOR Period selected;

(b)                                the Agent (acting reasonably) determines  that the making or continuing of the requested LIBOR Loan by the Lenders has been made impracticable by the occurrence of an event which materially adversely affects the London Interbank Eurodollar Market generally; or

(c)                                 the Agent is advised by Lenders holding at least 25% of the Total Commitment by written notice (each, a “ LIBOR Suspension Notice”), such notice received by the Agent no later than 12:00 noon (Calgary, Alberta local time) on the third Banking Day prior to the date of the requested Drawdown, Rollover or Conversion, as the case may be, that such Lenders (acting reasonably) have determined that the LIBOR to be determined in accordance with this Agreement will not or does not represent the effective cost to such Lenders of U.S. Dollar deposits in such market for the relevant LIBOR Period, then the Agent shall give notice thereof to the Lenders and the Borrower as soon as possible after such determination or receipt of such LIBOR Suspension Notice, as the case may be, and the Borrower shall, within one Banking Day after receipt of such notice and in replacement of the Notice of Borrowing previously given by the Borrower, give the Agent a new Notice of Borrowing which specifies any other Drawdown or the Conversion of the relevant LIBOR Loan on the last day of the applicable LIBOR Period into any other Advance which would not be affected by the notice from the Agent pursuant to this Section 12.3.

In the event the Borrower fails to give, if applicable, a valid replacement Notice of Borrowing with respect to the maturing LIBOR Loans which were the subject of a Notice of Borrowing, such maturing LIBOR Loans shall be converted on the last day of the applicable LIBOR Period into USBR Loans as if a valid replacement Notice of Borrowing had been given to the Agent by the Borrower pursuant to the provisions hereof.  In the event the Borrower fails to give, if applicable, a valid replacement Notice of Drawdown with respect to a Drawdown originally requested by way of a LIBOR Loan, then the Borrower shall be deemed to have requested a Drawdown by way of a USBR Loan in the amount specified in the original Notice of Borrowing and, on the originally requested Drawdown Date, the Lenders (subject to the other provisions hereof) shall make available the requested amount by way of a USBR Loan.

12.4        Market Disruption Respecting Bankers’ Acceptances

Notwithstanding anything to the contrary herein contained, if:

(a)                                  the Agent (acting reasonably) makes a determination, which determination shall be conclusive and binding upon the Borrower, and notifies the Borrower, that there no longer exists an active market for bankers’ acceptances accepted by the Lenders; or

(b)                                the Agent is advised by Lenders holding at least 25% of the Total Commitment by written notice (each, a “BA Suspension Notice”) that such Lenders (acting reasonably) have determined that the BA Discount Rate will not or does not accurately reflect the discount rate which would be applicable to a sale of Bankers’ Acceptances accepted by such Lenders in the market for the applicable term;

then:

(c)                                 the right of the Borrower to request Bankers’ Acceptances or BA Equivalent Loans from any Lender shall be suspended until the Agent determines that the circumstances causing such suspension no longer exist, and so notifies the Borrower and the Lenders;

(d)                                any outstanding Notice of Drawdown requesting the issuance of Bankers’ Acceptances or BA Equivalent Loans shall be deemed to be a Notice of Drawdown requesting a Prime Loan in the amount specified in the original Notice of Drawdown;

(e)                                 any outstanding Notice of Borrowing requesting a Conversion of a USBR Loan or LIBOR Loan into Bankers’ Acceptances or BA Equivalent Loans shall be deemed to be a Notice of Borrowing requesting a Conversion of such Advance into a Prime Loan; and

(f)                                   any outstanding Notice of Borrowing requesting a Rollover of Bankers’ Acceptances or BA Equivalent Loans shall be deemed to be a Conversion Notice of Borrowing requesting a Conversion of such Advance into a Prime Loan.

The Agent shall promptly notify the Borrower and the Lenders of any suspension of the Borrower’s right to request the Bankers’ Acceptances or BA Equivalent Advances and of any termination of any such suspension.  A BA Suspension Notice shall be effective upon receipt of the same by the Agent if received prior to 12:00 noon (Calgary, Alberta local time) on a Banking Day and if not, then on the next following Banking Day, except in connection with a Notice of Borrowing previously received by the Agent, in which case the applicable BA Suspension Notice shall only be effective with respect to such previously received Notice of Borrowing if received by the Agent prior to 12:00 noon (Calgary, Alberta local time) two Banking Days prior to the proposed Drawdown Date, Conversion Date or Rollover Date (as applicable) applicable to such previously received Notice of Borrowing.

12.5        Application of Sections 12.1, 12.2, 12.3 and 12.4

If a Lender exercises its rights under this Article 12, then concurrently with a written notice from such Lender to the Borrower requiring compliance with the applicable provision, such Lender shall provide the Borrower with a certificate in reasonable detail outlining the particulars giving rise to such notice, confirming that its actions are consistent with actions concurrently taken by such Lender with respect to similar type provisions affecting other borrowers of such Lender in comparable circumstances and, in the case of Section 12.1, certifying (with reasonable supporting detail) the increased costs, if any, payable by the Borrower hereunder, which shall be prima facie proof thereof and binding on the Parties.

ARTICLE 13
COSTS, EXPENSES AND INDEMNIFICATION

13.1        Costs and Expenses

The Borrower shall, promptly upon demand by the Agent, pay (a) all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery, registration, syndication and ongoing administration of this Agreement and all other Loan Documents, and (b) all reasonable costs and expenses of the Agent and the Lenders in connection with the amendment and enforcement of, and the waiver or preservation of any of the Agent’s and the Lenders’ rights under this Agreement and all other Loan Documents (including in either case the reasonable fees and expenses of Lenders’ Counsel on a solicitor and his own client basis).  The Agent or the Lenders, as the case may be, shall within a reasonable time give notice to the Borrower of any amounts payable by the Borrower under this Section 13.1 and such amounts shall be paid within 30 days thereafter.  Any amounts not so paid will bear interest at the rate set out in Section 3.9 from the date such cost or expense should have been paid until the Agent or the Lenders have been paid in full.

13.2        General Indemnity

In addition to any liability of the Borrower to any Lender or the Agent under any other provision hereof, the Borrower shall indemnify each Lender and the Agent and their respective Affiliates, directors, officers, agents and employees (collectively, in this Section the “Indemnified Parties”) and hold each Indemnified Party harmless against any losses, claims, costs, damages or liabilities (including, without limitation, any expense or cost incurred in the liquidation and re-deployment of funds acquired to fund or maintain any portion of an Advance and reasonable out-of-pocket expenses and reasonable legal fees on a solicitor and his own client basis) incurred by the same as a result of or in connection with the Credit Facility or the Loan Documents, including, without limitation, as a result of or in connection with:

(a)                                  any cost or expense incurred by reason of the liquidation or re-deployment in whole or in part of deposits or other funds required by any Lender to fund or maintain any Advance as a result of the Borrower’s failure to complete a Drawdown or to make any payment, repayment or prepayment on the date required hereunder or specified by it in any notice given hereunder;

(b)                                 subject to permitted or deemed Rollovers and Conversions, the Borrower’s failure to provide for the payment to the Agent for the account of the Lenders of the full principal amount of each Bankers’ Acceptance on its maturity date;

(c)                                  the Borrower’s failure to pay any other amount, including without limitation any interest or fees, due hereunder on its due date after the expiration of any applicable grace or notice periods (subject, however, to the interest obligations of the Borrower hereunder for overdue amounts);

(d)                                 the repayment, prepayment or mandatory assignment of a LIBOR Loan otherwise than on the last day of its LIBOR Period;

(e)                                  the prepayment or mandatory assignment of any outstanding Bankers’ Acceptance before the maturity date of such Bankers’ Acceptance;

(f)                                    the Borrower’s failure to give any notice required to be given by it to the Agent or the Lenders hereunder;

(g)                                 the failure of the Borrower to make any other payment due hereunder;

(h)                                 any inaccuracy or incompleteness of the Borrower’s representations and warranties contained in Article 7;

(i)                                     any failure of the Borrower to observe or fulfil its covenants under Article 8; or

(j)                                     the occurrence of any Default or Event of Default;

provided that this Section shall not apply to any losses, claims, costs, damages or liabilities that arise by reason of the gross negligence or wilful misconduct of the Indemnified Party claiming indemnity hereunder.  The provisions of this Section shall survive repayment of the Loan Indebtedness.

13.3        Currency Indemnity

Any payment made to or for the account of a Lender in respect of any amount payable by the Borrower in a currency (the “Tendered Currency”) other than the currency in which such payment is due (the “Required Currency”), whether pursuant to any judgment or order of a court or tribunal or otherwise, shall constitute a discharge of the Borrower only to the extent of the amount of the Required Currency which may be purchased with such Tendered Currency at the time of payment at the Noon Rate at such time.  The Borrower covenants and agrees to and in favour of each Lender that it shall, as a separate and independent obligation which shall not be merged in any such judgment or order, pay or cause to be paid the amount not so discharged in accordance with the foregoing and indemnify and hold harmless each Lender against any loss or damage arising as a result of any such amount being paid in such Tendered Currency.  A certificate of the Agent as to any such loss or damage shall be prima facie evidence of the amount thereof in the absence of manifest error.

13.4        LC Issuer Indemnity

The Borrower shall indemnify and save harmless the LC Issuer from all claims, demands, liabilities, damages, losses, costs, charges and expenses which may be asserted against or incurred by the LC Issuer, otherwise than as are determined by a court of competent jurisdiction to be attributable to the gross negligence or willful misconduct of the LC Issuer, as a direct or indirect consequence of the issuance of any Letter of Credit at the request of the Borrower or of any failure by the LC Issuer to make any payment under any Letter of Credit issued at the request of the Borrower as a result of any law, control or restriction rightfully or wrongfully exercised or imposed by a domestic or foreign Governmental Authority.

ARTICLE 14
AGENCY AND ADMINISTRATION PROVISIONS

14.1        Authorization and Action

(a)                                  Each Lender on its own behalf (and, for the purposes of Article 10 and the Swap Guarantee, on behalf of each of its Affiliates which is or becomes a Swap Lender) hereby irrevocably appoints and authorizes the Agent to be its agent in its name and on its behalf to exercise such rights or powers granted to the Agent or the Lenders under this Agreement to the extent specifically provided herein and on the terms hereof, together with such powers as are reasonably incidental thereto and the Agent hereby accepts such appointment and authorization.  As to any matters not expressly provided for by this Agreement, the Agent shall not be required to exercise any discretion or take any action, but, subject to Section 14.9, shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders and such instructions shall be binding upon all Lenders; provided, however, that the Agent shall not be required to take any action which exposes the Agent to liability in such capacity or which could result in the Agent’s incurring any costs and expenses, without provision  being made for indemnity of the Agent by the Lenders against any loss, liability, cost or expense incurred, or to be incurred or which is contrary to this Agreement or Laws.

(b)                                 Except as provided otherwise in Section 14.1(e), where the terms of this Agreement or the Security refer to any action to be taken hereunder or thereunder by the Lenders or to any such action that requires the consent, approval, satisfaction, agreement or other determination of the Lenders, the action taken by and the consent, approval, satisfaction, agreement or other determination given or made by the Majority Lenders shall constitute the action or consent, approval, agreement or other determination of the Lenders herein or therein referred to.

(c)                                  Except as provided otherwise in this Section 14.1, the Agent shall have the right to take such actions as it deems necessary, or to refrain from taking such actions or to give agreements, consents, approvals or instructions to the Borrower on behalf of the Lenders in respect of all matters referred to in or contemplated by this Agreement.

(d)                                 Except as provided otherwise in Section 14.1(e) or where this Agreement expressly requires that any matter be determined or consented to by all the Lenders, any provision of this Agreement may be amended only if the Borrower and the Majority Lenders so agree in writing and any Default or Event of Default may be waived before or after it occurs only if the Majority Lenders so agree in writing.

(e)                                  Any amendment, extension or waiver of, or consent or determination relating to, the terms of this Agreement which changes or relates to:

(i)                                     the Total Commitment or the Commitment of any Lender except as permitted by this Agreement;

(ii)                                  a decrease in the rates, or an extension in the dates of payment, of interest payable hereunder;

(iii)                               a decrease in the amount, or an extension in the dates of payment, of fees payable hereunder except for (A) fronting fees payable pursuant to Section 3.5 (which may be varied with the consent of the LC Issuer) and (B) agency fees payable pursuant to Section 3.8 (which may be varied with the consent of the Agent);

(iv)                              a decrease in the amount, or an extension in the dates of payment, of principal required hereunder;

(v)                                 the types of Advances available hereunder;

(vi)                              the extension provisions in Section 2.3 except for the notice periods referred to therein;

(vii)                           an assignment or transfer by the Borrower of any or all of its rights and obligations under this Agreement;

(viii)                        any release of the Security;

(ix)                                any assignment or transfer by a Restricted Subsidiary of, or release or amendment of, any or all of its obligations under any Restricted Subsidiary Guarantee not provided for hereunder;

(x)                                   Section 14.17 (a)(ii); or

(xi)                                this Section 14.1(e);

shall require the unanimous consent in writing of all the Lenders; provided that:

(A)                              any amendment or waiver which changes or relates to the rights or obligations of the Agent, any LC Issuer or the Swing Line Lender

shall also require the agreement of the Agent, the LC Issuer or such Swing Line Lender, as applicable; and

(B)                                any amendment or waiver which changes or relates to Section 10.3 or this paragraph (B) or which would adversely affect in any material way the Security insofar as it pertains to a Swap Lender shall also require the agreement of the Swap Lender so affected;

and all references to unanimous consent in such context shall be construed accordingly.

(f)                                    If any matter requiring unanimous consent of the Lenders pursuant to Section 14.1(e) is approved by the Majority Lenders (the “Consenting Lenders”) but there are Lenders which did not agree to provide their consent (each being a “Non-Consenting Lender”), then:

(i)                                     the Borrower may require any Non-Consenting Lender to assign all of its rights, benefits and interests under its Commitments and its Pro Rata Shares of all Loan Indebtedness then outstanding (collectively, the “Assigned Interests”) to (A) any Consenting Lenders which have agreed to increase their Commitments and purchase Assigned Interests, and (B) to the extent the Assigned Interests are not transferred to Consenting Lenders, assignees selected by the Borrower and acceptable to the Agent and any LC Issuer, each acting reasonably.  Such assignments shall be effective upon execution of Lender Assignment Agreements, upon payment to the relevant Non-Consenting Lender (in immediately available funds) by the relevant assignee of an amount equal to its Pro Rata Shares of all Loan Indebtedness being assigned, upon execution of an intercreditor agreement if requested by such Non-Consenting Lender pursuant to Section 10.3 (but only if such Non-Consenting Lender or its Affiliate is a Swap Lender) and upon payment by the relevant assignee to the Agent (for the Agent’s own account) of the transfer fee contemplated in Section 15.1(b).  Upon such assignment and transfer, the Non-Consenting Lender shall have no further right, interest or obligation in respect of the Assigned Interests and the assignee thereof shall succeed to the position of such Lender as if the same was an original party hereto in the place and stead of such Non-Consenting Lender; and

(ii)                                  to the extent that the Borrower has not caused any Non-Consenting Lender to assign its rights and interests to a Consenting Lender or other assignee as provided in paragraph (i) above, the Borrower may, at any time and notwithstanding any other provision hereof, repay to such Non-Consenting Lender its Pro Rata Shares of all Loan Indebtedness then outstanding, without making corresponding repayments to the Consenting Lenders, and the Borrower may cancel such Non-Consenting Lender’s Commitments; provided that such cancellation shall require the prior consent of all of the Consenting Lenders and shall also require the execution of an intercreditor agreement if requested by such Non-Consenting Lender pursuant to Section 10.3 (but only if such Non-Consenting Lender or its Affiliate is a Swap Lender).  Upon completion of the foregoing, such Non-Consenting Lender shall have no further right, interest, benefit or obligation in respect of the Credit Facility and the Total Commitment shall be reduced by the amount of such Non-Consenting Lender’s cancelled Commitments;

provided that the Borrower may only exercise its rights under this Section 14.1(f) by giving notice to the Agent of its intent to do so within 60 days after being notified of the lack of unanimous consent and then only if all of the Commitments of all of the Non-Consenting Lenders are assigned or cancelled in accordance with the provisions of this Section 14.1(f).  Any assignment or prepayment pursuant to this Section 14.1(f) shall be subject to the indemnification provisions in Sections 13.2(d) and 13.2(e), if applicable.

(g)                                 The Agent shall declare an Event of Default and demand payment under Section 11.2 of any or all of the Loan Indebtedness when directed to do so by written notice of the Majority Lenders.

14.2        Procedure for Making Drawdowns

(a)                                  Unless the Agent has been notified by a Lender at least one Banking Day prior to the Drawdown Date requested by the Borrower that such Lender will not make available to the Agent its Pro Rata Share of the relevant Advance, the Agent may assume that such Lender has made or will make such portion of such Advance available to the Agent on the Drawdown Date in accordance with the provisions hereof and the Agent may, but shall be in no way obligated to, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent such Lender shall not have so made its Pro Rata Share of an Advance available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such Lender’s Pro Rata Share of the Advance and all reasonable costs and expenses incurred by the Agent in connection therewith together with interest thereon (at the usual inter-bank offered rate for the sale of deposits in the applicable currency or, if such Lender becomes a Defaulting Lender, the rate payable hereunder by the Borrower for the Advance in each case for each day from the date such amount is made available to the Borrower until the date such amount is paid to the Agent); provided, however, that notwithstanding such obligation if such Lender fails to so pay, the Borrower covenants and agrees that, without prejudice to any rights the Borrower may have against such Lender, it shall repay such amount to the Agent forthwith after demand therefor by the Agent.  The amount payable to the Agent pursuant hereto shall be set forth in a certificate delivered by the Agent to such Lender and the Borrower (which certificate shall contain reasonable details of how the amount payable is calculated) and shall be prima facie evidence thereof, in the absence of manifest error.  If such Lender makes the payment to the Agent required herein, the amount so paid shall constitute such Lender’s Pro Rata Share of the Advance for purposes of this Agreement.

(b)                                 After the Agent is notified by the Borrower of a pending sale of Bankers’ Acceptances to third party purchaser(s) in accordance with Section 4.5(b), each Lender may, in its discretion, assume that the applicable purchaser will be remitting the applicable BA Discount Proceeds to such Lender on the applicable issue date in accordance with the Borrower’s settlement instructions and such Lender may, in its discretion and in reliance upon such assumption, remit to the Agent on such issue date an amount equal to such BA Discount Proceeds (net of the BA Stamping Fee payable to such Lender) in accordance with Section 4.5(d).  If the applicable purchaser does not in fact remit such funds to such Lender on such issue date, such Lender shall promptly notify the Agent who shall promptly notify the Borrower and the Borrower shall forthwith, on demand by the Agent, pay to the Agent for the account of such Lender such amount together with such interest thereon as may be reasonably required to compensate such Lender for such purchaser’s non-payment if such payment is not made on such issue date, as determined by such Lender in accordance with its usual banking practices.

14.3        Remittance of Payments

Except for amounts payable to the Agent for its own account, forthwith after receipt of any repayment of principal, interest or fees pursuant hereto, the Agent shall remit to the Designated Lending Branch of each Lender its Pro Rata Share of such payment; provided that, if the Agent, on the assumption that it will receive on any particular date a payment of principal, interest or fees hereunder, remits to a Lender its Pro Rata Share of such payment and the Borrower fails to make such payment, each of the Lenders on receipt of such remittance from the Agent agrees to repay to the Agent forthwith on demand an amount equal to the remittance together with all reasonable costs and expenses incurred by the Agent in connection therewith and interest thereon at the rate and calculated in the manner customarily applicable to interbank payments for each day from the date such amount is remitted to the Lenders without prejudice to any right such Lender may have against the Borrower.  The exact amount of the repayment required to be made by the Lenders pursuant hereto shall be as set forth in a certificate delivered by the Agent to each Lender, which certificate shall be conclusive and binding for all purposes in the absence of manifest error.

14.4        Redistribution of Payment

Each Lender agrees that:

(a)                                 if a Lender (an “Overpaid Lender”) shall obtain any payment (an “Excess Payment”), whether voluntary, involuntary, through the exercise of any right of set-off or otherwise (other than any amounts expressly permitted to be paid solely to such Lender pursuant to this Agreement), to be applied on account of any portion of the Loan Indebtedness owed to it in excess of its Pro Rata Share thereof, then:

(i)                                     such Overpaid Lender shall purchase, on a non-recourse basis and at par, portions of the Outstandings owed to the other Lenders in an amount equal to the Excess Payment and in such proportions that after such purchase each Lender will be owed its Pro Rata Share of the Loan Indebtedness, whereupon the Agent shall notify the Borrower of such amount and of its receipt by the Agent;

(ii)                                  such Overpaid Lender shall immediately pay to the Agent an amount equal to the Excess Payment and the Agent shall remit to each Lender (other than the Overpaid Lender) its Pro Rata Share of such Excess Payment (calculated without reference to the share of the Overpaid Lender); and

(iii)                             the Agent shall notify the Borrower of its receipt of the Excess Payment and:

(A)                               as between the Borrower and the Overpaid Lender, the Excess Payment shall, except as provided in paragraph (B) below, be treated as not having been paid; and

(B)                               as between the Borrower and each Lender (other than the Overpaid Lender), the applicable share of the Excess Payment shall be treated as having been paid to each such Lender on the date such Excess Payment was made to the Overpaid Lender;

provided that if all or any portion of such Excess Payment is subsequently recovered or otherwise required to be repaid by the Overpaid Lender to the Borrower or any trustee, liquidator, receiver, receiver-manager or Person with analogous powers, each other Lender will promptly repay to the Agent for the account of such Overpaid Lender an amount equal to any amount which such other Lender had received pursuant to this Section 14.4;

(b)                                 if such Lender or its Affiliate exercises any security against or right of counter-claim, set off or banker’s lien or similar right with respect to the property of the Borrower or if under any applicable bankruptcy, insolvency or other similar law it receives a secured claim and collateral for which it is, or is entitled to exercise any set-off against, a debt owed by it to the Borrower, such Lender or its Affiliate shall apportion the amount thereof proportionately between:

(i)            all outstanding Loan Indebtedness owing by the Borrower (including the face amounts at maturity of Bankers’ Acceptances accepted by the Lenders), which amounts shall be applied in accordance with Section 14.4(a); and

(ii)           all Senior Secured Swap Obligations owing by the Borrower and the Restricted Subsidiaries, which amounts shall be shared among the Swap Lenders in accordance with Section 10.3 (and, for such purposes, the provisions of Section 14.4(a) shall apply mutatis mutandis), provided that these provisions do not apply to:

(A)                               any cash collateral posted as security for the Huntsman Preferred Stock Obligations or any other Permitted Lien;

(B)                               any netting arrangements or other set-off of obligations under any Hedging Agreements with the Swap Lenders;

(C)                               any cash collateral provided, or the exercise of rights of counterclaim, set-off or banker’s lien or similar rights, in respect of account positioning arrangements for the Borrower and its Subsidiaries provided by a Lender in the ordinary course of business or in respect of other cash management services provided by a Lender in the ordinary course of business;

(D)                               any payment to which a Lender is entitled as a result of any credit derivative or other form of credit protection obtained by such Lender; or

(E)                                any accounts receivable which are included in a Permitted Securitization Program (including the proceeds received by the purchaser of such receivables); and

(c)                                  if such Lender or its Affiliate does, or is required to do, any act or thing permitted by Section 14.4(a) or 14.4(b) above, it shall promptly provide full particulars thereof to the Agent.

14.5        Duties and Obligations

Neither the Agent nor any of its directors, officers, agents or employees (and, for purposes hereof, the Agent shall be deemed to be contracting as agent and trustee for and on behalf of such persons) shall be liable to the Lenders for any action taken or omitted to be taken by it or them under or in connection with this Agreement except for its or their own gross negligence or wilful misconduct.  Without limiting the generality of the foregoing, the Agent:

(a)                                 may assume that there has been no assignment or transfer by any means by the Lenders of their rights hereunder, unless and until the Agent receives written notice of the assignment thereof from such Lender and the Agent receives from the assignee an executed Lender Assignment Agreement;

(b)                                 may consult with legal counsel (including receiving the opinions of Borrower’s Counsel and Lenders’ Counsel required hereunder), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

(c)                                  shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable, telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties or by acting upon any representation or warranty of the Borrower made or deemed to be made hereunder;

(d)                                 may assume that no Default or Event of Default has occurred and is continuing unless it has actual knowledge to the contrary;

(e)                                  may rely as to any matters of fact which might reasonably be expected to be within the knowledge of any Person upon a certificate signed by or on behalf of such Person;

(f)                                   shall not be bound to disclose to any other Person any information relating to the Borrower, any of its Subsidiaries or any other Person if such disclosure would or might in its opinion constitute a breach of any Laws, be in default of the provisions hereof or be otherwise actionable at the suit of any other Person; and

(g)                                  may refrain from exercising any right, power or discretion vested in it which would or might in its reasonable opinion be contrary to any Laws or any directive or otherwise render it liable to any Person, and may do anything which is in its reasonable opinion necessary to comply with such Laws.

Further, the Agent (i) does not make any warranty or representation to any Lender nor shall it be responsible to any Lender for the accuracy or completeness of the representations and warranties of the Borrower herein or the data made available to any of the Lenders in connection with the negotiation of this Agreement, or for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (ii) shall not have any duty to ascertain or to enquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower or any of its Subsidiaries; and (iii) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any instrument or document furnished pursuant hereto.

14.6        Prompt Notice to Lenders

Notwithstanding any other provision herein, the Agent agrees to provide to the Lenders, with copies where appropriate, all information, notices and reports required to be given to the Agent by the Borrower, promptly upon receipt of same, excepting therefrom information and notices relating solely to the role of Agent hereunder.

14.7        Agent’s and Lenders’ Authorities

With respect to its Commitments and its Pro Rata Shares of the Drawdowns, Rollovers and Conversions made by it as a Lender, the Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent.  Subject to the express provisions hereof relating to the rights and obligations of the Agent and the Lenders in such capacities, the Agent and each Lender may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower and its Subsidiaries or any corporation or other entity owned or controlled by any of them and any Person which may do business with any of them without any duties to account therefor to the Agent or the other Lenders and, in the case of the Agent, all as if it was not the Agent hereunder.

14.8        Lender Credit Decision

It is understood and agreed by each Lender that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower and the Subsidiaries. Each Lender confirms to the Agent that it is engaged in the business of making and evaluating the risks associated with commercial revolving or term loans, or both, to corporations similar to the Borrower and the Subsidiaries, that it can bear the economic risks related to the transaction contemplated hereby, that it has had access to all information deemed necessary by it in making such decision (provided that this representation shall not impair its rights against the Borrower) and that it is entering into this Agreement in the ordinary course of its commercial lending business.  Accordingly, each Lender confirms with the Agent that it has not relied, and will not hereafter rely, on the Agent (i) to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower or any other Person under or in connection with this Agreement or the transactions herein contemplated (whether or not such information has been or is hereafter distributed to such Lender by the Agent), or (ii) to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower and the Subsidiaries.  Each Lender acknowledges that a copy of this Agreement has been made available to it for review and each Lender acknowledges that it is satisfied with the form and substance of this Agreement.  Each Lender hereby covenants and agrees that it will not make any arrangements with the Borrower for the satisfaction of any Advances or other Loan Indebtedness without the consent of all other Lenders.

14.9        Indemnification of Agent

The Lenders hereby agree to indemnify the Agent (to the extent not reimbursed by the Borrower), on a Pro Rata Basis, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under or in respect of this Agreement in its capacity as Agent; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or wilful misconduct.  If the Borrower subsequently repays all or a portion of such amounts to the Agent, the Agent shall reimburse the Lenders their Pro Rata Shares (adjusted according to the amounts paid by them in respect thereof) of the amounts received from the Borrower.  Without limiting the generality of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its portion (determined as above) of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preservation of any rights of the Agent or the Lenders under, or the enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

14.10      Successor Agent

The Agent may, as hereinafter provided, resign at any time by giving 45 days’ prior written notice thereof to the Lenders and the Borrower.  Upon any such resignation, the Lenders shall, after soliciting the views of the Borrower, have the right to appoint another Lender as a successor agent (the “Successor Agent”) who shall be acceptable to the Borrower, acting reasonably.  If no Successor Agent shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent shall, on behalf of the Lenders, appoint a Successor Agent who shall be a Lender acceptable to the Borrower, acting reasonably.  Upon the acceptance of any appointment as Agent hereunder by a Successor Agent, such Successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall thereupon be discharged from its further duties and obligations as Agent under this Agreement.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article shall continue to enure to its benefit as to any actions taken or omitted to be taken by it as Agent or in its capacity as Agent while it was Agent hereunder.

14.11      Taking and Enforcement of Remedies

(a)                                 Each of the Lenders hereby acknowledges that, to the extent permitted by Laws, the remedies provided hereunder to the Lenders are for the benefit of the Lenders collectively and acting together and not severally and further acknowledges that its rights hereunder are to be exercised not severally, but collectively by the Agent upon the decision of the Majority Lenders regardless of whether any Loan Indebtedness is accelerated pursuant to Section 11.2.  Notwithstanding any of the provisions contained herein, each of the Lenders hereby covenants and agrees that it shall not be entitled to individually take any action with respect to the Credit Facility, including, without limitation, any exercise of any remedies under Section 11.2, but that any such action shall be taken only by the Agent with the prior written agreement or instructions of the Majority Lenders; provided that, notwithstanding the foregoing, if (i) the Agent, having been adequately indemnified against costs and expenses of so doing by the Lenders, shall fail to carry out any such instructions of the Majority Lenders, any Lender may do so on behalf of all Lenders and shall, in so doing, be entitled to the benefit of all protections given the Agent hereunder or elsewhere, and (ii) in the absence of instructions from the Majority Lenders and where in the sole opinion of the Agent the exigencies of the situation warrant such action, the Agent may without notice to or consent of the Lenders or any of them take such action on behalf of the Lenders as it deems appropriate or desirable in the interests of the Lenders.  Each of the Lenders hereby further covenants and agrees that upon any such written consent being given by the Majority Lenders, or upon a Lender or the Agent taking action as aforesaid, it shall cooperate fully with the Lender or the Agent to the extent requested by the Lender or the Agent in the collective realization including, without limitation, and, if applicable, the appointment of a receiver, or receiver and manager to act for their collective benefit.  Each Lender covenants and agrees to do all acts and things and to make, execute and deliver all agreements and other instruments, including, without limitation, any instruments necessary to effect any registrations, so as to fully carry out the intent and purpose of this Section; and each of the Lenders hereby covenants and agrees that it has not heretofore and shall not seek, take, accept or receive any security for any of the Loan Indebtedness of the Borrower hereunder or under any other document, instrument, writing or agreement ancillary hereto and shall not enter into any agreement with any of the Parties relating in any manner whatsoever to the Credit Facility (except as expressly contemplated under this Agreement), unless all of the Lenders shall at the same time obtain the benefit of any such security or agreement.

(b)                                 With respect to any enforcement, realization or the taking of any rights or remedies to enforce the rights of the Lenders hereunder, the Agent shall be a trustee for each Lender, and all monies received from time to time by the Agent in respect of the foregoing shall be held in trust and shall be trust assets within the meaning of applicable bankruptcy or insolvency legislation and shall be considered for the purposes of such legislation to be held separate and apart from the other assets of the Agent, and each Lender shall be entitled to their Pro Rata Shares of such monies.  In its capacity as trustee, the Agent shall be obliged to exercise only the degree of care it would exercise in the conduct and management of its own business and in accordance with its usual practice concurrently employed or hereafter instituted for other substantial commercial loans.

14.12      Adjustments Among Lenders

(a)                                 Adjustments to Outstandings.  Each Lender agrees that, after acceleration of any Outstandings pursuant to Section 11.2, it will at any time and from time to time, upon the request of the Agent as required by any Lender, purchase portions of the Outstandings made available by the other Lenders and make any other adjustments which may be necessary or appropriate, in order that the proportionate amount of Outstandings owed to each Lender, as adjusted pursuant to this Section 14.12, will be on a Pro Rata Basis at such time.

(b)                                 Application of Payments.  The Lenders agree that, after acceleration of any Outstandings pursuant to Section 11.2, the amount of any repayment made by the Borrower under this Agreement, and the amount of any proceeds from the exercise of any rights or remedies of the Lenders under the Loan Documents, which are to be applied against amounts owing hereunder, will be so applied in a manner so that, to the extent possible, the proportionate amount of Outstandings owed to each Lender which remain outstanding after giving effect to such application and any adjustments made pursuant to Section 14.12(a) will be on a Pro Rata Basis as of the date of acceleration (subject to adjustment as required to reflect any Conversion of Swing Line Advances to Advances pursuant to Section 2.11(d)).

(c)                                  Further Assurances.  The Borrower agrees to be bound by and, at the request of the Agent, to do all things necessary or appropriate to give effect to any and all purchases and other adjustments made by and between the Lenders pursuant to this Section 14.12, but shall incur no increased liabilities, costs or expenses, in aggregate, by reason thereof.

14.13      Reliance Upon Agent

The Borrower shall be entitled to rely upon any certificate, notice or other document or other advice, statement or instruction provided to it by the Agent pursuant to this Agreement, and the Borrower shall generally be entitled to deal with the Agent with respect to matters under this Agreement which the Agent is authorized to deal with without any obligation whatsoever to satisfy itself as to the authority of the Agent to act on behalf of the Lenders and without any liability whatsoever to the Lenders for relying upon any certificate, notice or other document or other advice, statement or instruction provided to it by the Agent, notwithstanding any lack of authority of the Agent to provide the same.

14.14      No Liability of Agent

The Agent shall have no responsibility or liability to the Borrower on account of the failure of any Lender to perform its obligations hereunder (unless such failure was caused, in whole or in part, by the Agent’s failure to observe or perform its obligations hereunder), or to any Lender on account of the failure of the Borrower or any Lender to perform its obligations hereunder.

14.15      Article for Benefit of Agent and Lenders

The provisions of this Article 14 which relate to the rights and obligations of the Lenders to each other or to the rights and obligations between the Agent and the Lenders shall be for the exclusive benefit of the Agent and the Lenders, and, except to the extent expressly provided for in this Article, the Borrower shall not have any rights or obligations thereunder or be entitled to rely for any purpose upon such provisions.  Any Lender may waive in writing any right or rights which it may have against the Agent or the other Lenders hereunder without the consent of or notice to the Borrower.

14.16      Cash Collateral and Withholding from a Defaulting Lender

(a)                                 Each Defaulting Lender shall be required to provide to the Agent cash in such amount, as determined from time to time by the Agent in its reasonable discretion, equal to all obligations of such Defaulting Lender which are either then owing under this Agreement or, in the case of contingent obligations under any outstanding Letters of Credit or Swing Line Advance (after giving effect to the re-allocation provisions in Section 14.17), may become owing to any LC Issuer or Swing Line Lender.

(b)                                 The Agent shall be entitled to withhold from any Defaulting Lender’s Pro Rata Share of all payments received from the Borrower hereunder such amount as such Defaulting Lender is required to provide as cash collateral under Section 14.16(a) and the Agent is entitled to set-off such amounts against such Defaulting Lender’s defaulted obligations to fund amounts previously required to be paid by such

Defaulting Lender under this Agreement and to purchase participations previously required to be purchased by such Defaulting Lender under this Agreement.

(c)                                  All funds received by the Agent pursuant to Sections 14.16(a) and 14.16(b) shall be deposited by the Agent in one or more cash collateral accounts in the name of the Agent, which amounts shall be used by the Agent:

(i)            first, to reimburse the Agent for any amounts owing to it, in its capacity as Agent, by the Defaulting Lender pursuant to any Loan Document;

(ii)           second, to repay on a Pro Rata Basis the incremental portion of any Loan Indebtedness made by a Non-Defaulting Lender pursuant to Section 14.17 in order to fund a funding shortfall created by a Defaulting Lender and, upon receipt of such repayment, each such Non-Defaulting Lender shall be deemed to have assigned to the Defaulting Lender such incremental portion of such Loan Indebtedness; and

(iii)          third, to cash collateralize all other contingent obligations of such Defaulting Lender to the Agent, any LC Issuer or any Swing Line Lender which are outstanding pursuant to this Agreement in such amount as shall be determined from time to time by the Agent in its reasonable discretion;

provided that any such funds in excess of such Defaulting Lender’s defaulted obligations shall be paid to the Defaulting Lender.

(d)                                 For greater certainty and in addition to the foregoing, neither the Agent nor any of its Affiliates nor any of their respective shareholders, officers, directors, employees, agents or representatives shall be liable to any Lender (including, without limitation, a Defaulting Lender) for any action taken or omitted to be taken by it in connection with amounts payable by the Borrower to a Defaulting Lender and received and deposited by the Agent in a cash collateral account and applied in accordance with the provisions of this Agreement, except for the gross negligence or wilful misconduct of the Agent as determined by a final non-appealable judgement of a court of competent jurisdiction.

14.17      Funding Where There is a Defaulting Lender

(a)                                 Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)                                    the standby fees payable pursuant to Section 3.6 shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender if and for so long as such Lender is a Defaulting Lender pursuant to (i) or (ii) of the definition thereof;

(ii)           a Defaulting Lender shall not be included in determining whether, and the Commitments and Lender’s proportions of such Defaulting Lender shall be excluded in determining whether, all Lenders or the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 14.1(e)); provided that any waiver, amendment or modification that (A) applies to such Defaulting Lender in a manner that differs in any material respect from its application to other affected Lenders, (B) increases any Commitment of such Defaulting Lender, (C) extends any Maturity Date applicable to such Defaulting Lender, (D) decreases the Applicable Pricing Margin, Utilization Fee or standby fees applicable to such Defaulting Lender or (E) postpones, reduces or waives any principal payment due to such Defaulting Lender hereunder shall in each case require the consent of such Defaulting Lender; and

(iii)          for certainty, the Borrower shall retain and reserve its other rights and remedies respecting each Defaulting Lender;

provided that the Agent shall only be required to give effect to (i) and (ii) above if the Agent has actual knowledge that a Lender is a Defaulting Lender.  If the Agent acquires actual knowledge that a Lender is a Defaulting Lender, then the Agent shall promptly notify the Borrower that such Lender is a Defaulting Lender (and such Lender shall be deemed to have consented to such disclosure); provided that the Agent shall have no duty to inquire as to whether a Lender is a Defaulting Lender.

(b)                                 If the Agent has actual knowledge that a Lender is a Defaulting Lender at the time that the Agent receives a Notice of Borrowing that relates to a Letter of Credit or that either relates to a Swing Line Advance or will result in a currency conversion, then each Non-Defaulting Lender shall fund its Lender’s proportion of such affected Loan Indebtedness (and, in calculating such Lender’s proportion, the applicable Commitment of each such Defaulting Lender shall be ignored); provided that such re-allocation may only be effected if and to the extent that (i) such re-allocation would not cause any Non-Defaulting Lender’s proportion of all Outstandings to exceed its Commitment and (ii) the conditions precedent in Section 9.2 are satisfied at such time.  Each Defaulting Lender agrees to indemnify each Non-Defaulting Lender for any amounts paid by such Non-Defaulting Lender under this Section 14.17 and which would otherwise have been paid by the Defaulting Lender if its Commitment had been included in determining the Lender’s Pro Rata Share of such affected Advances.

(c)                                  If any Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender, then:

(i)                                    all or any part of such Defaulting Lender’s Pro Rata Share of such Letter of Credit shall be re-allocated among the Non-Defaulting Lenders in accordance with their respective Commitments; provided that such re-allocation may only be effected if and to the extent that (A) such re-allocation would not cause any Non-Defaulting Lender’s Commitment of all Outstandings to exceed its Commitment and (B) the conditions precedent in Section 9.2 are satisfied at such time;

(ii)           if the re-allocation described in clause (i) above cannot be effected, or can only partially be effected, then such Defaulting Lender shall, within one Banking Day following notice by the Agent, provide cash collateral for such Defaulting Lender’s Commitment of such Letter of Credit (after giving effect to any partial re-allocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 14.16 for so long as such Letter of Credit is outstanding; and

(iii)          if the Lender’s Commitment of the Non-Defaulting Lenders are re-allocated pursuant to this Section 14.17(c), then the issuance fees payable to the Lenders pursuant to Section 3.5 shall be adjusted to give effect to such re-allocations in accordance with each such Non-Defaulting Lender’s Commitment.

(d)                                So long as any Lender is a Defaulting Lender, no LC Issuer shall be required to issue, amend or increase any Letter of Credit, and no Swing Line Lender shall be required to make any Swing Line Advance, unless such LC Issuer or Swing Line Lender as applicable is satisfied that the related exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateralized in accordance with Section 14.17(c), and participating interests in any such newly issued or increased Letter of Credit or Swing Line Advance shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 14.17(b) or 14.17(c)(i) as applicable (and Defaulting Lenders shall not participate therein).

(e)                                 If any Lender shall cease to be a Defaulting Lender, then, upon becoming aware of such change, the Agent shall notify the Non-Defaulting Lenders and (in accordance with the written direction of the Agent) such Lender (which has ceased to be a Defaulting Lender) shall purchase, and the Non-Defaulting Lenders shall on a rateable basis sell and assign to such Lender, portions of such Loan Indebtedness equal in total to such Lender’s Commitment thereof without regard to this Section 14.17.

ARTICLE 15
ASSIGNMENT

15.1        Assignment and Participation Prior to Default

(a)                                 Any Lender (a “Granting Lender”) may grant a participation in the Credit Facility to one or more Persons (each a “Participant”).  If such a participation is granted, (i) the Granting Lender shall remain fully liable for all of its obligations and responsibilities hereunder to the same extent as if such participation had not been granted, and (ii) the Granting Lender shall administer the participation of the Participant and none of the Participant, the Borrower and the Agent shall have any rights against or obligations to one another, nor shall any of them be required to deal directly with one another in respect of the participation by such Participant.

(b)           With the prior written consent of the Borrower, the Agent, and any LC Issuer and the Swing Line Lender (which cannot be unreasonably withheld), any Lender (an “Assigning Lender”) may assign all or any part of such Lender’s rights to, and may have its respective obligations in respect of, the Credit Facility assumed by one or more Persons (each an “Assignee”).  No such consents shall be required in the case of an assignment to an Affiliate but the Assigning Lender shall not be released from its obligations hereunder unless such consents are obtained.  Any permitted assignment shall become effective when the Agent and the Borrower have been notified of it by the Assigning Lender, have received from the Assignee an executed copy of a Lender Assignment Agreement, and the Agent has received from the Assignor an assignment fee of U.S. $2,500 (other than in respect of the initial syndication of the Credit Facility or in respect of an assignment to an Affiliate of the Assigning Lender).  Any Assignee of a Lender shall be and be treated as a Lender for all purposes of this Agreement, and each Assignee shall be entitled to the full benefit hereof and shall be subject to the obligations of the Assigning Lender to the same extent as if it were an original party in respect of the rights or obligations assigned to it and the Assigning Lender shall be released and discharged accordingly and to the same extent, and Schedule A (to the extent such Schedule relates to the Assigning Lender) shall be deemed to be amended accordingly from time to time without further notice or other requirement.

(c)                                 No Lender shall be entitled to grant a participation under Section 15.1(a) or an assignment under Section 15.1(b) or to change its Lender’s Designated Branch, as the case may be, if this would, immediately following such participation or assignment or change of Lender’s Designated Branch (or within a reasonably foreseeable period of time thereafter), (i) create or increase any liability on the part of the Borrower in respect of Taxes, (ii) increase the cost of the Credit Facility to the Borrower or result in any increase in obligations of the Borrower, (iii) result in any reduction of rights of the Borrower, or (iv) result in any increase in the amount that the Borrower is obligated to pay pursuant to any of the Loan Documents.

(d)                                 The Borrower will, at the applicable Lender’s expense, execute such further documents and instruments and do such further things as the Agent or such Lender may reasonably request for the purpose of any participation or assignment.

(e)                                 Notwithstanding any other provision of Section 15.1, no Assigning Lender shall assign an interest to an Assignee unless (i) the Assignee, if it is not an existing Lender, acquires any Commitment(s) with an aggregate principal amount of not less than U.S. $10,000,000, and (ii) the Assigning Lender, if it retains any Commitments, retains any Commitment(s) with an aggregate principal amount of not less than U.S. $10,000,000.

(f)            Notwithstanding any other provision of Section 15.1, the Swing Line Lender may only assign all (but not less than all) of its Swing Line Commitment.

15.2        Assignment After Event of Default

Notwithstanding anything to the contrary herein contained, if an Event of Default has occurred and is continuing, nothing in this Agreement shall:

(a)                                  require the consent of the Borrower to an assignment by a Lender to any Person of all or any part of its rights and obligations under or with respect to this Agreement and any Loan Indebtedness owing to it; or

(b)           impose limits upon the amount of the Commitment assigned or retained by the assigning Lender.

15.3        Assignment by Borrower

The Borrower shall not assign, delegate or transfer all or any part of its rights or obligations hereunder without the prior written consent of all the Lenders.

15.4        Replacement of Dissenting Lenders

If (a) the Borrower requests a consent, waiver or approval from the Lenders under this Agreement which is consented to by two or more Lenders holding Commitments which in the aggregate exceed 50% of the Total Commitment (in this Section 15.4 called the “Consenting Lenders”) and (b) one or more Lenders (in this Section 15.4 called the “Dissenting Lender(s)”) withholds its or their consent to such request and, as a result, the consent, waiver or approval of the required Lenders cannot be obtained in connection with such request, the Borrower may, by giving notice to each Dissenting Lender and to the Agent within 90 days of being advised by the Agent of whether the Lenders have consented to or approved such request:

(i)                                    require each Dissenting Lender to assign all or any part of its rights, benefits and interests under its Commitments and its Pro Rata Shares of all Loan Indebtedness then outstanding in the same manner and subject to the same conditions provided for in Section 2.3(f)(i); and

(ii)           to the extent that the Borrower has not caused each Dissenting Lender to assign all of its rights and interests as provided in paragraph (i) above, permanently repay to each such Dissenting Lender its Pro Rata Shares of all Loan Indebtedness then outstanding in the same manner and subject to the same conditions provided for in Section 2.3(f)(ii); provided that, for certainty, such permanent repayment and cancellation shall require the prior consent of all of the Consenting Lenders.

ARTICLE 16
GENERAL PROVISIONS

16.1        Exchange and Confidentiality of Information

(a)                                  The Borrower agrees that the Agent and each Lender may provide any assignee or participant or any bona fide prospective assignee or participant pursuant to Article 15 with any information concerning the financial condition of the Borrower and its Subsidiaries provided such party agrees in writing with the Agent or such Lender for the benefit of the Borrower to be bound by a like duty of confidentiality to that contained in this Section.

(b)           Each of the Agent and the Lenders acknowledges the confidential nature of the financial, operational and other information and data provided and to be provided to them by the Borrower pursuant hereto (the “Information”) and agrees to use the same degree of care to prevent the disclosure thereof as it uses to prevent the disclosure of its own confidential information; provided, however, that:

(i)                                    the Agent and the Lenders may disclose all or any part of the Information if, in their reasonable opinion, such disclosure is required (A) in connection with any actual or threatened judicial, administrative or governmental proceedings including, without limitation, proceedings initiated under or in respect of this Agreement provided that prior notice shall be given to the Borrower and the Borrower shall have an opportunity to seek a protective court order or (B) for the purpose of syndicating the Credit Facility provided that the recipients shall be under a like duty of confidentiality to that contained in this Section;

(ii)           the Agent and the Lenders shall incur no liability in respect of any Information required to be disclosed by any Laws, or by applicable order, policy or directive having the force of law, to the extent of such requirement;

(iii)          the Agent and the Lenders may provide counsel and their other agents and professional advisors with any Information related solely to this Agreement; provided that such Persons shall be under a like duty of confidentiality to that contained in this Section;

(iv)          the Agent and each of the Lenders shall incur no liability in respect of any Information:  (i) which is or becomes readily available to the public (other than by a breach hereof) or which has been made readily available to the public by the Borrower, (ii) which the Agent or the relevant Lender can show was, prior to receipt thereof from the Borrower, lawfully in the Agent’s or Lender’s possession and not then subject to any obligation on its part to the Borrower to maintain confidentiality, or (iii) which the Agent or the relevant Lender received from a third party who was not, to the knowledge of the Agent or such Lender after reasonable inquiry, under a duty of confidentiality to the Borrower at the time the information was so received;

(v)           the Agent and the Lenders may disclose the Information to other financial institutions in connection with the syndication by the Agent or Lenders of the Credit Facility where such financial institution agrees to be under a like duty of confidentiality to that contained in this Section; and

(vi)          the Agent and the Lenders may disclose all or any part of the Information so as to enable the Agent and the Lenders to initiate any lawsuit against the Borrower or to defend any lawsuit commenced by the Borrower the issues of which touch on the Information, but only to the extent such disclosure is necessary to the initiation or defence of such lawsuit.

16.2        Telephone Instructions

Any verbal instructions given by the Borrower in relation to this Agreement will be at the risk of the Borrower and neither the Agent nor the Lenders will have any liability for any error or omission in such verbal instructions or in the interpretation or execution thereof by the Agent or a Lender, as the case may be, provided the Agent or Lender, as the case may be, acted without gross negligence in the circumstances.  The Agent will notify the Borrower of any conflict or inconsistency between any written confirmation of such verbal instructions received from the Borrower and the said verbal advice as soon as practicable after the conflict or inconsistency becomes apparent to the Agent.

16.3        Further Assurances

Each Party hereto shall, at the request of the other (but at the expense of the Borrower), perform all such further acts and execute and deliver all such further documents as may, in the reasonable opinion of the other, be necessary or desirable in order to fully perform and carry out the purpose and intent of the Loan Documents.

16.4        Notice

Any notice or other communication hereunder shall be in writing and, if delivered, it shall be considered received on the day it is given to an officer of the recipient, or if faxed during normal business hours on a Banking Day, it shall be considered received on the same day as the transmission thereof was successfully completed to the number provided as follows:

In the case of the Borrower:

NOVA Chemicals Corporation

1000 - 7th Avenue S.W.

Calgary, Alberta

T2P 5L5

Attention:         Chief Financial Officer

Fax No.:             (403) 750-3942

with a copy to (412) 490-4573

In the case of the Agent:

The Toronto-Dominion Bank, as Agent

Royal Trust Tower

77 King Street West, 18th Floor

Toronto, Ontario

M5K 1A2

Attention:             Vice President, Loan Syndications — Agency

Fax No.:                 (416) 982-5535

In the case of each Lender:

At the address notified by such Lender to the Agent from time to time

Any Party may change its address or fax number from time to time in a notice similarly given.

16.5        Non-Performance of Covenants

If the Borrower fails to perform any of its covenants or agreements hereunder, and has failed to cure same within applicable cure periods, the Agent may itself, but shall not be obliged to, perform or cause to be performed the same upon five (5) Banking Days’ prior written notice to the Borrower and all reasonable expenses incurred or payments made by the Agent in so doing shall be paid by the Borrower to the Agent forthwith upon demand.  Any such expenses or payments remaining unpaid within 30 days after demand shall bear interest at the rate set forth in Section 3.9 from the date such expense or payment was incurred or made by the Agent until paid.

16.6        Counterparts

The Loan Documents may be executed in any number of counterparts and by different Parties in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same instrument.  Counterparts may be executed either in original or faxed form and the Parties adopt any signatures received by a receiving fax machine as original signatures of the Parties, provided however, that any Party providing its signature in such manner will promptly forward to the other Party an original of the signed copy of this Agreement.

16.7        Whole Agreement

This Agreement constitutes the whole and entire agreement between the Agent and the Lenders on one hand and the Borrower on the other hand, and cancels and supersedes any prior agreements, undertakings, declarations, representations and warranties, written or verbal among all such Parties in respect of the subject matter of this Agreement.

16.8        Credit Agreement Governs

In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the other Loan Documents, the provisions of this Agreement, to the extent of the conflict or inconsistency, shall govern and prevail.

16.9        Anti-Money Laundering Legislation

(a)                                 Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA) or any other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” Applicable Laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), it may be required to obtain, verify and record information that identifies the Borrower and each Restricted Subsidiary, which information includes the name and address of each such Person and such other information that will allow such Lender or the Agent, as applicable, to identify each such Person in accordance with AML Legislation (including, information regarding such Person’s directors, authorized signing officers, or other Persons in control of each such Person).  The Borrower shall provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lender in order to assist the Agent and the Lenders in maintaining compliance with AML Legislation.  The Borrower shall promptly provide all such information, to the extent commercially reasonable, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Agent (for itself and not on behalf of any Lender), or any prospective assignee of a Lender or the Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b)                                If, upon the written request of any Lender, the Agent (for itself and not on behalf of any Lender) has ascertained the identity of the Borrower or any Restricted Subsidiary or any authorized signatories of such Person for the purposes of applicable AML Legislation on such Lender’s behalf, then the Agent:

(i)            shall be deemed to have done so as an agent for such Lender, and this Agreement shall constitute a “written agreement” in such regard between such Lender and the Agent within the meaning of applicable AML Legislation; and

(ii)           shall provide to such Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(c)                                 Notwithstanding anything to the contrary in this Section 16.9, each of the Lenders agrees that the Agent has no obligation to ascertain the identity of the Borrower or any Restricted Subsidiary or any authorized signatories of such Person, on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any such Person or any such authorized signatory in doing so.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first above written.

BORROWER:

NOVA CHEMICALS CORPORATION

Per:	/s/ Todd Karran
Name:	Todd Karran
Title:	CFO & Treasurer

Per:	/s/ Stephen V. Vianello
Name:	Stephen V. Vianello
Title:	Assistant Treasurer

AGENT:

THE TORONTO-DOMINION BANK, as Agent

Per:	/s/ Michael A. Freeman
Name:	Michael A. Freeman
Title:	Vice-President, Loan Syndications - Agency

THE LENDERS:

THE TORONTO-DOMINION BANK		ROYAL BANK OF CANADA

Per:	/s/ Dean Ariss	Per:	/s/ Vishal Nayee
Name:	Dean Ariss	Name:	Vishal Nayee
Title:	Managing Director	Title:	Authorized Signatory

Per:	/s/ Glen Cameron	Per:	/s/ Kevin P. Adams
Name:	Glen Cameron	Name:	Kevin P. Adams
Title:	Vice President	Title:	Authorized Signatory

HSBC BANK CANADA		BARCLAYS BANK PLC

Per:	/s/ Greg Gannett
Name:	Greg Gannett	Per:	/s/ Diane Rolfe
Title:	Director	Name:	Diane Rolfe
		Title:	Director
Per:	/s/ Sarah Wong
Name:	Sarah Wong
Title:	Relationship Manager

EXPORT DEVELOPMENT CANADA		THE BANK OF NOVA SCOTIA

Per:	/s/ Karen Morandin	Per:	/s/ Andrew Ostrov
Name:	Karen Morandin	Name:	Andrew Ostrov
Title:	Financing Manager	Title:	Director

Per:	/s/ Carl Burlock
Name:	Carl Burlock
Title:	Director
CANADIAN WESTERN BANK

Per:	/s/ Merv Larken
Name:	Merv Larken
Title:	Senior Manager, Energy Lending

Per:	/s/ John Plant
Name:	John Plant
Title:	AVP, Energy Lending

Confirmation of Guarantees

For good and valuable consideration (the receipt and sufficiency of which is hereby conclusively acknowledged) each of the undersigned in its capacity as a guarantor pursuant to its Restricted Subsidiary Guarantee hereby: (a) consents and agrees to the terms of this Restated Credit Agreement; (b) acknowledges and confirms the representations and warranties applicable to it in this Restated Credit Agreement; and (c) acknowledges that its Restricted Subsidiary Guarantee remains in full force and effect in all respects notwithstanding the amendments contained in the Restated Credit Agreement and shall continue to exist and apply to all Loan Indebtedness and Secured Swap Obligations, including without limitation the Loan Indebtedness of the Borrower under the Restated Credit Agreement.

This Confirmation is in addition to and shall not limit, derogate from or otherwise affect the provisions of the Security, as amended to the date hereof.

Capitalized terms used herein shall have the same meanings herein as are ascribed thereto in the Restated Credit Agreement.

NOVA CHEMICALS (CANADA) LTD.		NOVA PETROCHEMICALS LTD.

Per:	/s/ Todd Karran	Per:	/s/ Todd Karran
Name:	Todd Karran	Name:	Todd Karran
Title:	SVP, CFO & Treasurer	Title:	SVP, CFO & Treasurer

Per:	/s/ Jack S. Mustoe	Per:	/s/ Jack S. Mustoe
Name:	Jack S. Mustoe	Name:	Jack S. Mustoe
Title:	Senior Vice Present and Chief	Title:	Senior Vice Present and Chief
	Legal Officer		Legal Officer

NOVA CHEMICALS INC.		NOVA CHEMICALS (INTERNATIONAL) S.A.

Per:	/s/ Todd Karran	Per:	/s/ Lawrence A. MacDonald
Name:	Todd Karran	Name:	Lawrence A. MacDonald
Title:	SVP, CFO & Treasurer	Title:	President

Per:	/s/ Jack S. Mustoe
Name:	Jack S. Mustoe
Title:	Senior Vice Present and Chief
Legal Officer